                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                         THE ELDER-BEERMAN STORES CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        Common shares, no par value, of The Elder-Beerman Stores Corp.
          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          11,750,000 common shares
          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          The filing fee is determined based upon the sum of (a) the product of 11,750,000 common shares and the merger consideration of $6.00 per share and (b) the difference between (i) the product of the merger consideration of $6.00 per share and the 1,377,523 common shares subject to outstanding stock options, the exercise price per share of which is less than the per share merger consideration, and (ii) the product of the weighted average exercise price per share of such stock options and the 1,377,523 common shares subject to such stock options. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00008090 by the amount calculated pursuant to the preceding sentence.
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        $74,656,885
          ----------------------------------------------------------------------

     (5)  Total fee paid:

        $6,039.74
          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:
          ----------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                         THE ELDER-BEERMAN STORES CORP.

                              [ELDER-BEERMAN LOGO]

                                3155 El-Bee Road
                               Dayton, Ohio 45439

              ---------------------------------------------------

                           NOTICE OF SPECIAL MEETING
                                      AND
                                PROXY STATEMENT
              ---------------------------------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                             [SEPTEMBER    , 2003]
                           AT 8:00 A.M. EASTERN TIME
                             DAYTON MARRIOTT HOTEL
                            1414 S. PATTERSON BLVD.
                               DAYTON, OHIO 45409

                         THE ELDER-BEERMAN STORES CORP.
                                3155 El-Bee Road
                               Dayton, Ohio 45439

                                                               [August   , 2003]

Dear Fellow Shareholders:

     On behalf of the board of directors of The Elder-Beerman Stores Corp., I cordially invite you to attend a special meeting of our shareholders. The
meeting will be held at 8:00 a.m., Eastern time, on                , [September
  , 2003] at The Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio 45409. The attached notice of special meeting and proxy statement describe the matters to be considered and voted on at the special meeting.

     We are asking you to adopt the agreement and plan of merger, dated June 25, 2003, among Elder-Beerman, Wright Holdings, Inc. and Wright Sub, Inc., a wholly-owned subsidiary of Wright Holdings, Inc., pursuant to which Wright Sub, Inc. will merge with and into Elder-Beerman and Elder-Beerman will become a wholly-owned subsidiary of Wright Holdings, Inc. If the merger agreement is adopted and the other conditions to the merger are satisfied, at the effective time of the merger, each of our then outstanding common shares, other than shares held by Wright Holdings, Inc. or Wright Sub, Inc. or in our treasury, or held by shareholders who properly exercise appraisal rights under Ohio law, will be converted into the right to receive $6.00 in cash, without interest and less any applicable withholding taxes. Following the merger, Wright Holdings, Inc. will be held principally by Marathon Fund Limited Partnership IV, a private equity investment fund managed by Goldner Hawn Johnson & Morrison Incorporated, as well as by certain members of our senior management, including Byron L. Bergren and Edward A. Tomechko. A copy of the merger agreement is included in the attached proxy statement as Appendix A. You are encouraged to read the merger agreement in its entirety.

     OUR BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF OUR INDEPENDENT DIRECTORS, HAS DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF ELDER-BEERMAN AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU APPROVE AND ADOPT THE MERGER AGREEMENT.

     Nine of our ten directors are independent, not employed by Elder-Beerman, and have no direct or indirect interest in the merger that is different from the interests of our shareholders generally, except that their options to purchase our shares will be cashed out in the merger and except for certain director indemnification rights and related insurance after the merger. Our board of directors, in deciding to approve the merger agreement and the merger and recommend that you vote FOR the adoption of the merger agreement, considered a number of factors. These factors are discussed in the proxy statement at "Special Factors -- Recommendation of Our Board; Fairness of the Merger."

     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, you can be sure your shares are represented at the meeting by completing the enclosed proxy and returning it as promptly as possible in the enclosed prepaid envelope. It is important that all shares be voted at the meeting. If you do not vote your shares, or if you mark your proxy as an abstention, it will have the same effect as a vote against the merger. If you attend the special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card.

                                          Sincerely,

                                          Steven C. Mason
                                          Chairman

     This proxy statement is dated [August   , 2003], and is first being mailed
to shareholders, along with the enclosed form of proxy, on or about [August   ,
2003].

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         THE ELDER-BEERMAN STORES CORP.
                                3155 El-Bee Road
                               Dayton, Ohio 45439

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON [SEPTEMBER   , 2003]

Dear Fellow Shareholders:

     A special meeting of our shareholders will be held at 8:00 a.m., Eastern
time, on                , [September   , 2003] at The Dayton Marriott Hotel,
1414 South Patterson Boulevard, Dayton, Ohio 45409.

     The special meeting is being held for the following purposes:

     - To consider and vote on a proposal to adopt the agreement and plan of merger, dated June 25, 2003, among Elder-Beerman, Wright Holdings, Inc. and Wright Sub, Inc., a wholly-owned subsidiary of Wright Holdings, Inc., pursuant to which:

        - Wright Sub, Inc. will merge with and into Elder-Beerman,

        - Elder-Beerman will become a wholly-owned subsidiary of Wright Holdings, Inc. and

        - shareholders of Elder-Beerman will become entitled to receive $6.00 per share in cash, without interest, less any applicable withholding taxes, for their Elder-Beerman common shares.

     - To transact such other business as may be properly presented at the special meeting, including, if submitted to a vote of our shareholders, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.

     The holders of record of our common shares as of the close of business on
[August   , 2003] are entitled to notice of and to vote at the special meeting.
Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of our outstanding common shares. You are encouraged to read carefully this proxy statement in its entirety for a more complete description of the merger and other information that may be important to you in deciding how to vote.

     Under Ohio law, holders of Elder-Beerman common shares have the right to dissent from the merger and to receive payment of the "fair cash value" of their shares upon compliance with the requirements of the Ohio General Corporation law. This right is explained more fully under "The Proposed Merger--Appraisal Rights" in the accompanying proxy statement. The appraisal right provisions of Ohio law are attached to the proxy statement as Appendix E.

     Your vote is important. Whether or not you plan to attend the special meeting, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy. Please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. If your shares are held through a bank, broker or other nominee, you will be required to follow the instructions you receive from them regarding how to vote your shares. If you attend the special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card.

                                          By order of the board of directors,

                                          Steven C. Mason
                                          Chairman

[August   , 2003]

     PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU DESIRE.

                               TABLE OF CONTENTS

Summary Term Sheet..........................................     1
Selected Historical Financial Information...................     8
Comparative Market Price and Dividend Information...........     9
Special Factors.............................................    10
  Purpose and Structure of the Merger.......................    10
  Background of the Merger..................................    10
  Recommendation of Our Board of Directors; Fairness of the
     Merger.................................................    17
  Our Position as to the Procedural Fairness of the
     Merger.................................................    19
  Opinion of Our Financial Advisor..........................    20
  Interests of Our Directors and Executive Officers in the
     Proposed Merger........................................    26
  Effects of the Merger; Plans or Proposals for the
     Company................................................    27
  Recent Related Party Transactions.........................    28
  Financing of the Merger...................................    29
  Mr. Bergren's and Mr. Tomechko's Position as to the
     Fairness of the Merger and Reasons for the Merger......    31
  Fees and Expenses of the Merger...........................    33
  U.S. Federal Income Tax Consequences of the Merger........    33
  Provisions for Unaffiliated Security Holders..............    35
  Our Financial Forecasts...................................    35
The Special Meeting.........................................    38
  Date, Time and Place of the Special Meeting; Record
     Date...................................................    38
  Solicitation of Proxies...................................    38
  Voting Shares by Proxy....................................    38
  Proposal to be Voted On...................................    38
  Quorum Requirements.......................................    39
  Vote Required for Approval................................    39
  Recommendation of Our Board of Directors..................    39
The Proposed Merger.........................................    40
  The Elder-Beerman Stores Corp. ...........................    40
  Wright Holdings, Inc. and Wright Sub, Inc. ...............    40
  Structure of the Merger; Consideration to be Received by
     Our Shareholders.......................................    40
  Conditions to the Merger..................................    41
  Payment of Merger Consideration and Surrender of Share
     Certificates...........................................    41
  Appraisal Rights..........................................    42
The Merger Agreement........................................    43
  The Merger................................................    44
  Articles of Incorporation; Code of Regulations; Directors
     and Officers...........................................    44
  Consideration to be Received by Our Shareholders..........    44
  Stock Options.............................................    44
  Our Representations and Warranties........................    44
  Representations and Warranties by Wright Holdings, Inc.
     and Wright Sub, Inc. ..................................    45
  Our Covenants.............................................    46
  No Solicitation...........................................    47
  Employee Matters..........................................    47

  Indemnification of Directors and Officers.................    48
  Conditions to the Merger..................................    48
  Termination of the Merger Agreement.......................    49
  Expense Reimbursement and Termination Fees................    49
Principal Shareholders......................................    51
Other Matters for Action at the Special Meeting.............    52
Shareholder Proposals.......................................    52
Independent Auditors........................................    53
Financial and Other Information.............................    53
Where You Can Find More Information.........................    53
Cautionary Statement Regarding Forward Looking Statements...    54
Appendix A: The Merger Agreement............................   A-1
Appendix B: Fairness Opinion of RBC Dain Rauscher Inc. (RBC
  Capital Markets)..........................................   B-1
Appendix C: Annual Report on Form 10-K for the Fiscal Year
  Ended February 1, 2003....................................   C-1
Appendix D: Quarterly Report on Form 10-Q for the Quarterly
  Period Ended May 3, 2003..................................   D-1
Appendix E: Section 1701.85 of the Ohio General Corporation
  Law.......................................................   E-1

                               SUMMARY TERM SHEET

     This summary highlights selected information contained in this proxy statement, and may not include all of the information that is important to you in deciding how to vote on the merger. You should carefully read this proxy statement and the documents to which we refer you in their entirety before voting.

     - WHEN AND WHERE IS THE SPECIAL MEETING?

     We will hold the special meeting at 8:00 a.m., Eastern time, on
               , [September   , 2003] at The Dayton Marriott Hotel, 1414 South
Patterson Boulevard, Dayton, Ohio 45409. See the section of this proxy statement entitled "The Special Meeting -- Date, Time and Place of the Special Meeting; Record Date."

     - WHAT WILL BE VOTED ON AT THE SPECIAL MEETING?

     At the special meeting, shareholders will be asked to vote on a proposal to adopt the agreement and plan of merger, dated June 25, 2003, among Elder-Beerman, Wright Holdings, Inc. and Wright Sub, Inc., a wholly-owned subsidiary of Wright Holdings, Inc., pursuant to which Wright Sub, Inc. will merge with and into Elder-Beerman and Elder-Beerman will become a wholly-owned subsidiary of Wright Holdings, Inc. If the merger agreement is adopted and the other conditions to the merger are satisfied or waived, at the effective time of the merger, each of our then outstanding common shares, other than shares held by Wright Holdings, Inc. or Wright Sub, Inc. or in our treasury, or held by shareholders who properly exercise appraisal rights under Ohio law, will be converted into the right to receive $6.00 per share in cash, without interest and less any applicable withholding taxes. See the section of this proxy statement entitled "The Special Meeting -- Proposal to be Voted On."

     A copy of the merger agreement is included in this proxy statement as Appendix A. You are encouraged to read the merger agreement in its entirety.

     - WHO IS PROPOSING THE MERGER?

     The merger is being proposed by the board of directors of The Elder-Beerman Stores Corp. Elder-Beerman has been operating department stores since 1847. We operate department stores that sell a wide range of moderate to better branded merchandise, including women's, men's and children's apparel and accessories, cosmetics, home furnishings and other consumer goods. We also operate a credit card program through our wholly-owned subsidiary, The El-Bee Chargit Corp. As of the date of this proxy statement, we operate 66 department stores and two furniture stores, principally in smaller to mid-size Midwestern markets in Ohio, West Virginia, Indiana, Illinois, Michigan, Wisconsin, Kentucky and Pennsylvania. See the section of this proxy statement entitled "The Proposed Merger -- The Elder-Beerman Stores Corp."

     Our principal executive offices are located at 3155 El-Bee Road, Dayton, Ohio 45439. Our main telephone number at those offices is (937) 296-2700. For information on where you can obtain more information about us, see the section of this proxy statement entitled "Where You Can Find More Information."

     Our Annual Report on Form 10-K for the fiscal year ended February 1, 2003 is included in this proxy statement as Appendix C, and our Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2003 is included in this proxy statement as Appendix D.

     - WITH WHOM IS ELDER-BEERMAN PROPOSING TO MERGE?

     We are proposing to merge with Wright Sub, Inc., a wholly-owned subsidiary of Wright Holdings, Inc. Wright Sub, Inc., an Ohio corporation, was formed at the direction of Wright Holdings, Inc. solely for the purpose of effecting the merger and the transactions related to the merger. Wright Sub, Inc. has not engaged in any business except in furtherance of effecting the merger. Wright Holdings, Inc., a Delaware corporation, was formed on behalf of Goldner Hawn Johnson & Morrison Incorporated for the purpose of financing the merger and the transactions related to the merger and holding the shares of Wright Sub, Inc. In the merger, Wright Sub, Inc. will merge with and into Elder-Beerman and Elder-Beerman will become a wholly-owned subsidiary of Wright Holdings, Inc. Following the merger, the outstanding shares of capital stock of Wright Holdings, Inc. will be owned principally by Marathon Fund Limited Partnership IV, a private equity investment fund managed by

Goldner Hawn Johnson & Morrison Incorporated. In addition, members of our senior management, including Byron L. Bergren and Edward A. Tomechko, are currently expected to hold immediately exercisable options to purchase approximately 10% of the common stock of Wright Holdings, Inc. upon the consummation of the merger.

     The principal executive offices of Wright Holdings, Inc. and Wright Sub, Inc. are located at 5250 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402-4123. The main telephone number at those offices is (612) 338-5912. See the section of this proxy statement entitled "The Proposed
Merger -- Wright Holdings, Inc. and Wright Sub, Inc."

     - WHAT WILL I RECEIVE IN THE MERGER FOR MY COMMON SHARES?

     If the merger agreement is adopted and the other conditions to the merger are satisfied or waived, at the effective time of the merger, each of our then outstanding common shares, other than shares held by Wright Holdings, Inc. or Wright Sub, Inc. or in our treasury, or held by shareholders who properly exercise appraisal rights under Ohio law, will be converted into the right to receive $6.00 per share in cash, without interest and less any applicable withholding taxes. See the section of this proxy statement entitled "The Proposed Merger -- Structure of the Merger; Consideration to be Received by Our Shareholders."

     - WHAT WILL HAPPEN TO ELDER-BEERMAN IN THE MERGER?

     In the merger, Wright Sub, Inc. will merge with and into Elder-Beerman and Elder-Beerman will become a wholly-owned subsidiary of Wright Holdings, Inc. Our then outstanding common shares will be cancelled, and the holders of our common shares will receive $6.00 per share in cash, without interest and less any applicable withholding taxes. Following the merger, the outstanding shares of capital stock of Wright Holdings, Inc. will be owned principally by Marathon Fund Limited Partnership IV, as well as by members of our senior management, including Byron L. Bergren and Edward A. Tomechko. Other than members of our management, no other shareholders are expected to have any equity interest in Wright Holdings, Inc. or Elder-Beerman after the merger. Our common shares will no longer be publicly traded after the completion of the merger. The registration of our common shares and our reporting obligations under the federal securities laws will be terminated after the merger upon application to the SEC. See the sections of this proxy statement entitled "Special
Factors -- Effects of the Merger; Plans or Proposals for the Company" and "The Proposed Merger -- Structure of the Merger; Consideration to be Received by Our Shareholders."

     - WHY IS THE ELDER-BEERMAN BOARD RECOMMENDING THE MERGER?

     Our board of directors has believed for some time that a transaction relating to the sale of the company under the right circumstances could be beneficial to our shareholders. In recent years, our common shares have traded at price levels substantially below the merger price of $6.00 per share. These trading levels may have, in our board's judgment, resulted from a number of factors that are not likely to change in the near future, including our relatively small market capitalization; concern about the intense competition that we face as a smaller regional department operator from larger national department store chains, discount retailers and big box retailers; our uneven financial performance as we seek a profitable niche in smaller to mid-size markets with our concept store format; and the stock markets' lack of enthusiasm for department store stocks generally over the last three years that has led to declining valuations in our industry.

     We entered into the merger agreement to permit our shareholders to realize a significant premium over market prices for our common shares. The merger price of $6.00 per share represents a 104% premium over the average closing price of our common shares for the thirty days prior to May 16, 2003, the date on which we announced that we were entering into exclusive negotiations with a third party relating to the potential sale of the company. See the sections of this proxy statement entitled "Special Factors -- Purpose and Structure of the Merger" and "Special Factors -- Background of the Merger."

     - WHAT DOES ELDER-BEERMAN'S BOARD OF DIRECTORS THINK OF THE MERGER?

     Our board of directors, by unanimous vote of our independent directors, has determined that the merger agreement and the merger are advisable, fair to and in the best interests of the company and our shareholders and, accordingly, has approved the merger agreement and the merger. Nine of our ten directors are independent, not employed by Elder-Beerman, and have no direct or indirect interest in the merger that is different from the interests of our shareholders generally, except that their options to purchase our shares will be cashed out in the merger and Wright Holdings, Inc. has agreed that it will continue certain director indemnification agreements and related insurance after the merger. Our board of directors recommends that you vote FOR the adoption of the merger agreement. For a discussion of the material factors considered by our board of directors in reaching its conclusions and the reasons why our board of directors determined that the merger agreement and the merger are advisable, fair to and in the best interests of the company and our shareholders, see the section of this proxy statement entitled "Special Factors -- Recommendation of Our Board of Directors; Fairness of the Merger."

     - HAS ELDER-BEERMAN RECEIVED THE OPINION OF A FINANCIAL ADVISOR AS TO THE FAIRNESS OF THE MERGER FROM A FINANCIAL POINT OF VIEW?

     On June 25, 2003, RBC Dain Rauscher Inc, a member company of RBC Capital Markets (which we refer to in this proxy statement as RBC), as financial adviser to Elder-Beerman in connection with the proposed merger with Wright Sub, Inc., rendered its oral opinion to the Elder-Beerman board of directors, confirmed by the delivery of its written opinion dated the same date, that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the $6.00 per share merger price to be paid in the proposed merger was fair, from a financial point of view, to the holders of Elder-Beerman common shares. The full text of RBC's opinion is attached to this proxy statement as Appendix B. The summary of RBC's opinion which is located in the section of this proxy statement entitled "Special Factors -- Opinion of Our Financial Advisor" is qualified by reference to the full text of the opinion, which we urge you to read carefully in its entirety. The opinion was directed to our board of directors and does not constitute a recommendation as to how any holder of our common shares should vote on the merger.

     - DO ANY OF ELDER-BEERMAN'S DIRECTORS OR EXECUTIVE OFFICERS HAVE AN INTEREST IN THE MERGER?

     In connection with the merger, Byron L. Bergren, our President and Chief Executive Officer and a director, and Edward A. Tomechko, our Executive Vice President and Chief Financial Officer, will exchange a portion of their options to purchase Elder-Beerman common shares for options to purchase Wright Holdings, Inc. common shares. As a result of the foregoing, it is anticipated that immediately following the merger, Messrs. Bergren and Tomechko will hold immediately exercisable options to purchase approximately 10% of the common stock of Wright Holdings, Inc. In addition, other members of senior management of Elder-Beerman may make similar contributions of securities of Elder-Beerman for securities of Wright Holdings, Inc.

     It is also Wright Holdings, Inc.'s intention to establish an incentive stock option plan, pursuant to which options to purchase Wright Holdings, Inc. common stock may be granted to members of Elder-Beerman management following the merger.

     Mr. Bergren's existing employment agreement with us provides for certain payments to him if he is terminated without cause or quits for good reason within 24 months after a change of control of Elder-Beerman. Mr. Tomechko is party to a severance agreement that provides for payments to him in similar circumstances. Two other of our executive officers are parties to existing employment agreements that provide for certain payments if they are terminated without cause or quit for good reason within 24 months after a change of control of Elder-Beerman or resign during the 13th month after a change of control. See the section of this proxy statement entitled "Special Factors -- Interests of Our Directors and Executive Officers in the Proposed Merger."

     - WHAT ARE THE CONDITIONS TO THE COMPLETION OF THE MERGER?

     The merger is conditioned on the adoption of the merger agreement by our shareholders, which requires the affirmative vote of the holders of two-thirds of our outstanding common shares. The completion of the merger is also subject to the satisfaction or waiver of a number of other conditions that are set forth in the merger agreement. These conditions include the receipt of all required antitrust approvals, the absence of any law or order of any governmental authority that prohibits the completion of the merger, the receipt of all necessary consents and approvals and the satisfaction or waiver by Wright Holdings, Inc. and us of all of our respective obligations under the merger agreement. The obligation of Wright Holdings, Inc. and Wright Sub, Inc. to complete the merger is also conditioned on holders of less than 7% of our common shares having exercised their appraisal rights and the receipt by Wright Holdings, Inc. of the financing necessary to complete the merger. For a more complete description of these conditions, see the sections of this proxy statement entitled "The Proposed Merger -- Conditions to the Merger" and "The Merger Agreement -- Conditions to the Merger."

     - WHAT HAPPENS IF ELDER-BEERMAN'S SHAREHOLDERS DO NOT APPROVE THE MERGER?

     Elder-Beerman would continue to operate and to be a public company. In that event, Elder-Beerman would be required to reimburse Wright Holdings, Inc. for its reasonable documented out-of-pocket fees and expenses up to $1 million. If another offer for Elder-Beerman is publicly announced before the date of the shareholders meeting and, within 12 months of the date of termination of the merger agreement Elder-Beerman enters into a definitive agreement for another transaction, or in the case of a tender offer, does not recommend against acceptance of the tender offer for our common shares, Elder-Beerman would be required to pay to Wright Holdings, Inc. a termination fee of $2 million. See the section of this proxy statement entitled "The Merger Agreement -- Expense Reimbursement and Termination Fees."

     We believe the announcement that we had entered into exclusive negotiations relating to the possible sale of the company resulted in a substantial increase in our market price. If the merger agreement is not approved by our shareholders, we believe it is possible that the market price for our common shares could return to levels prevailing prior to the announcement of these negotiations.

     - IS THE MERGER CONDITIONED ON THE RECEIPT OF FINANCING?

     Yes. The following arrangements are in place, pursuant to executed commitment letters, to provide the necessary financing for the merger, including the payment of related transaction fees and expenses, replacement of Elder-Beerman's existing credit facility and providing a source of ongoing working capital for Elder-Beerman:

          - Marathon Fund Limited Partnership IV, an affiliate of Goldner Hawn Johnson & Morrison Incorporated, has agreed to provide Wright Holdings, Inc. up to $27 million for a combination of subordinated debt and equity interests in Wright Holdings, Inc.; and

          - Fleet Retail Finance Inc. has agreed to provide a senior secured revolving credit facility to Wright Holdings, Inc. in the amount of $250 million and Back Bay Funding Capital LLC has agreed to provide Wright Holdings, Inc. a senior secured term loan in the amount of $25 million.

These commitment letters are subject to the satisfaction or waiver of certain conditions. The obligation of Wright Holdings, Inc. to complete the merger is conditioned upon receipt of the proceeds of the financings contemplated by these commitment letters on the terms and conditions set forth in the commitment letters, or on other terms that are reasonably satisfactory to Wright Holdings, Inc. For additional information concerning the financing of Wright Holdings, Inc. for the merger, see the section of this proxy statement entitled "Special Factors -- Financing of the Merger."

     - WHEN DOES ELDER-BEERMAN EXPECT TO COMPLETE THE MERGER?

     We are working towards completing the merger as soon as practicable. For the merger to be completed, the merger agreement must be adopted by our shareholders. If our shareholders adopt the merger agreement and the other conditions to the merger are satisfied or waived, we expect that the merger would be completed as soon as practicable after the special meeting. Although we hope to complete the merger in [September 2003], we cannot assure you that we will complete the merger by that time. See the section of this proxy statement entitled "The Proposed Merger -- Conditions to the Merger" and "The Merger Agreement -- Conditions to the Merger."

     - WHO IS ENTITLED TO VOTE ON THE MERGER?

     Holders of record of our common shares as of the close of business on
[August   , 2003], the record date for the special meeting, are entitled to vote on the merger. On that date, we had approximately 11,538,445 common shares outstanding. Our directors and officers together beneficially own, as of [August
  , 2003], approximately 794,483 of our common shares, which represents approximately 6.86% of our outstanding common shares. We anticipate that each of our directors and officers who are shareholders will vote in favor of the merger. See the section of this proxy statement entitled "The Special
Meeting -- Vote Required for Approval."

     - WHAT SHAREHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER?

     Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of our outstanding common shares. Holders of our outstanding common shares are entitled to one vote per common share held. The completion of the merger is also subject to a number of other conditions that are set forth in the merger agreement. See the sections of this proxy statement entitled "The Special Meeting -- Vote Required for Approval" and "The Proposed Merger -- Conditions to the Merger."

     - HOW DO I VOTE MY SHARES?

     You may vote your common shares by attending the special meeting in person or by voting by proxy. You may vote by proxy by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. We urge you to vote by proxy whether or not you plan to attend the special meeting. Proxies received but marked as abstentions and broker non-votes will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present. However, since the affirmative vote of the holders of two-thirds of our outstanding common shares is required to approve the merger, if you do not vote your shares, or if you mark your proxy as an abstention, it will have the same effect as a vote against the proposed merger. If you respond and do not indicate your voting preference, we will count your proxy as a vote in favor of adoption of the merger agreement.

     If you hold your common shares through a broker or other nominee, you must instruct your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your common shares. See the section of this proxy statement entitled "The Special Meeting -- Voting Shares by Proxy."

     - ONCE I HAVE PROVIDED A PROXY, MAY I REVOKE IT?

     You may revoke your proxy at any time before it is voted at the special meeting by filing a duly executed proxy bearing a later date, or a notice of revocation, with our Secretary. If you attend the special meeting in person, you may request that the powers of the proxy holders to vote your shares be suspended. Attendance at the meeting will not by itself revoke a previously granted proxy. See the section of this proxy statement entitled "The Special Meeting -- Voting Shares by Proxy."

     - WHAT SHOULD I DO WITH MY SHARE CERTIFICATES?

     You should not do anything with your share certificates at this time. Following the completion of the merger, you will receive a letter of transmittal from our paying agent with instructions as to how to surrender your share certificates for the merger consideration to which you are entitled as a result of the merger. You should use the letter of transmittal to exchange share certificates for the merger consideration. Please do not send in your share certificates with the enclosed proxy card and do not surrender any share certificates until you have received transmittal materials from our paying agent following the completion of the merger. See the section of this proxy statement entitled "The Proposed Merger -- Payment of Merger Consideration and Surrender of Share Certificates."

     - WHAT WILL HAPPEN TO ELDER-BEERMAN'S STOCK OPTIONS IN THE MERGER?

     In the merger, each of the outstanding options to purchase common shares granted to our employees and directors under our equity and performance incentive plan will be cancelled. In exchange for such cancellation, except as provided in the next sentence, option holders will receive with respect to each option a payment equal to the amount by which the per share merger consideration of $6.00 exceeds the exercise price applicable to such option multiplied by the number of shares subject to the option. In connection with the merger, it is anticipated that Byron L. Bergren and Edward A. Tomechko, as well as certain other members of our senior management, will exchange a portion of their options to purchase our common shares for options to purchase common shares of Wright Holdings, Inc. See the sections of this proxy statement entitled "The Merger Agreement -- Stock Options" and "Special Factors -- Interests of Our Directors and Officers in the Proposed Merger."

     - WHAT WILL BE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE HOLDERS OF COMMON SHARES?

     The receipt of cash in exchange for common shares in the merger will be treated as a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, our shareholders receiving cash in the merger generally will recognize gain or loss as a result of the merger measured by the difference, if any, between the total amount of merger consideration received and the shareholder's aggregate adjusted tax basis in the common shares surrendered. We urge all shareholders to consult their own tax advisors regarding the specific tax consequences that may result from their individual circumstances as well as foreign, state, local or other tax consequences of the disposition of shares in the merger. See the section of this proxy statement entitled "Special Factors -- U.S. Federal Income Tax Consequences of the Merger."

     - ARE SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

     Shareholders that do not vote their shares in favor of the merger are entitled to exercise appraisal rights under Section 1701.85 of the Ohio General Corporation Law. The conditions and requirements for properly exercising appraisal rights are further explained in the section of this proxy statement entitled "The Proposed Merger -- Appraisal Rights." In addition, a copy of
Section 1701.85 of the Ohio General Corporation Law is included in this proxy statement as Appendix E. If you wish to exercise appraisal rights, you are urged to read Appendix E in its entirety.

     - WHAT HAPPENS IF SOMEONE ELSE MAKES A BETTER OFFER FOR ELDER-BEERMAN PRIOR TO THE COMPLETION OF THE MERGER?

     The merger agreement prohibits us from seeking other offers for the company. However, if our board of directors receives an unsolicited offer and the majority of our independent directors determines in good faith (after receiving advice from reputable outside counsel that there is a reasonable basis to conclude that the failure to take any action would result in a breach of the board of directors' fiduciary duties under applicable law) that the offer is or presents a reasonable likelihood of resulting in a superior offer, then our board may pursue the other offer. Prior to accepting any such offer, we must provide Wright Holdings, Inc. with a period of three business days to modify the merger agreement so that the other offer would no longer be more favorable. If the merger agreement is not so modified and our board of directors accepts the other offer, then our board may terminate the merger agreement and accept the other offer. In that event, we would be required to pay a termination fee of $2 million to Wright Holdings, Inc. and to reimburse Wright Holdings, Inc. for its reasonable documented out-of-pocket fees and expenses incurred in connection with the transaction up to $1 million. See the section of this proxy statement entitled "The Merger Agreement -- No Solicitation."

     - TO WHOM SHOULD I DIRECT QUESTIONS ABOUT THE SPECIAL MEETING OR THE
       MERGER?

     If you have questions about the special meeting, the proposed merger or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

     Morrow & Company
     445 Park Avenue
     Fifth Floor
     New York, NY 10022
     Telephone: [               ]

     or

     The Elder-Beerman Stores Corp.
     3155 El-Bee Road
     Dayton, Ohio 45439
     Telephone: (937) 296-2700
     Attn: Gloria H. Siegler
        Manager, Investor Relations

     For more information regarding us, see the section of this proxy statement entitled "Where You Can Find More Information."

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth various selected financial information for the Company as of and for the quarters ended May 3, 2003 and May 4, 2002 and the fiscal years ended February 1, 2003, February 2, 2002, February 3, 2001, January 29, 2000, and January 30, 1999. We derived the consolidated statement of operations and consolidated balance sheet data for each of the periods presented from our audited consolidated financial statements and our unaudited quarterly financial statements. This information is only a summary and you should read it together with the financial information incorporated by reference in this proxy statement.

                                  QUARTERS ENDED                                    FISCAL YEAR ENDED
                             -------------------------   ------------------------------------------------------------------------
                             MAY 3, 2003   MAY 4, 2002   FEB 1, 2003   FEB 2, 2002   FEB 3, 2001(A)   JAN 29, 2000   JAN 30, 1999
                             -----------   -----------   -----------   -----------   --------------   ------------   ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
Total Revenues.............   $138,613      $149,012      $670,618      $673,516        $687,630        $667,374       $610,969
Earnings (Loss) Before
  Discontinued Operations
  and Cumulative Effect of
  Changes in Accounting
  Principles (b)...........   $ (2,475)     $ (3,481)     $    945      $   (920)       $ (6,824)       $ 18,015       $ 25,864
Cumulative Effect of
  Changes in Accounting
  Principles...............   $     --      $(15,118)     $(15,118)
Net Earnings (Loss)........   $ (2,475)     $(18,599)     $(14,173)     $   (920)       $ (6,735)       $ 15,228       $ 25,461
Diluted Earnings (Loss) Per
  Common Share:
  Continuing Operations....   $  (0.22)     $  (0.31)     $   0.08      $  (0.08)       $  (0.51)       $   1.17       $   1.79
  Discontinued
    Operations.............                                     --            --            0.01           (0.18)         (0.03)
  Cumulative Effect of
    Changes in Accounting
    Principles.............   $     --      $  (1.33)     $  (1.32)           --              --              --             --
                              --------      --------      --------      --------        --------        --------       --------
    Net Earnings (Loss)....   $  (0.22)     $  (1.64)     $  (1.24)     $  (0.08)       $  (0.50)       $   0.99       $   1.76
                              ========      ========      ========      ========        ========        ========       ========
BALANCE SHEET DATA
Total Assets...............   $408,847      $427,378      $411,048      $451,062        $455,317        $454,168       $453,268
Short-Term Debt............      4,763         7,329         5,456         5,531           1,509         131,086            951
Long-Term Obligations......    112,681       141,112       115,127       148,489         165,632           6,130        121,507
Ratio of Earnings to Fixed
  Charges..................         --            --          1.14            --              --            2.07           2.97
Deficiency Amount..........   $  3,867      $  5,439                    $  1,002        $  9,975
Book Value per Share.......   $  17.71      $  17.45      $  17.92      $  18.99        $  19.38        $  16.50       $  14.92
Cash Dividends Paid:
  Common...................   $      0      $      0      $      0      $      0        $      0        $      0       $      0
  Preferred................   $      0      $      0      $      0      $      0        $      0        $      0       $      0

NOTES TO SELECTED HISTORICAL FINANCIAL DATA:

(a) The fiscal year ended February 3, 2001 includes 53 weeks as compared to 52 weeks for each of the other fiscal years shown.

(b) The financial information for The Bee-Gee Shoe Corp. ("Bee-Gee") is included as discontinued operations for all periods.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

     Our common shares are quoted on the NASDAQ National Market under the symbol "EBSC." The following table shows the high and low sales prices of our common shares as reported on NASDAQ for each quarterly period indicated below. The sales prices set forth below are based on published financial sources.

                                                              HIGH     LOW
                                                              -----   -----
FISCAL 2001
  First Quarter.............................................  $4.00   $2.63
  Second Quarter............................................   4.00    2.86
  Third Quarter.............................................   4.38    2.75
  Fourth Quarter............................................   3.30    2.56
FISCAL 2002
  First Quarter.............................................  $3.73   $1.54
  Second Quarter............................................   3.57    2.08
  Third Quarter.............................................   3.00    1.75
  Fourth Quarter............................................   3.00    1.02
FISCAL 2003
  First Quarter.............................................  $3.24   $1.95
  Second Quarter Through 8/ /03.............................

     The closing price for our common shares was:

     - $3.08 on May 12, 2003, the day on which two competing proposals to acquire us were considered by us prior to our entering into an agreement to engage in exclusive discussions with Wright Holdings, Inc.;

     - $5.31 on June 25, 2003, the last trading day before we executed the merger agreement; and

     - [$          ] on [August   , 2003], the last trading day before the date
       of this proxy statement.

     We have historically not paid cash dividends on our common shares and do not intend to pay cash dividends on our common shares in the foreseeable future. We intend to reinvest earnings in our business to support our operations and expansion. We will determine whether to declare cash dividends in the future in light of our earnings, financial condition and capital requirements. In addition, our existing credit facility prohibits us from paying cash dividends on our common shares. The credit facility expires on July 9, 2005.

                                SPECIAL FACTORS

PURPOSE AND STRUCTURE OF THE MERGER

     We entered into the merger agreement which contemplates the acquisition of us by Wright Holdings, Inc. to permit our shareholders to realize a significant premium over historical market prices for our common shares. The transaction has been structured as a merger to facilitate completion of the transaction in an efficient manner as part of a single step acquisition process. Structuring the transaction as a merger will give our shareholders the opportunity to vote on the transaction, and the merger will be completed only if holders of two-thirds of our common shares vote to adopt the merger agreement.

BACKGROUND OF THE MERGER

     Our board of directors has believed for some time that a transaction relating to the sale of the company under the right circumstances could be beneficial to our shareholders.

     On February 28, 2000, we publicly announced that we had engaged Wasserstein Perella & Co., as our financial advisor, to explore strategic alternatives (including a sale of the company, a merger with another retailer or a divestiture of stores). As of February 27, 2000, the closing price of our common shares was $4.19. Thereafter, we contacted various parties that our then advisor believed might be interested in acquiring us. At that time, we entered into confidentiality agreements with eight parties, including four possible strategic buyers, and shared confidential information with each of them. We received non-binding indications of interest from two of these parties. One of the potential buyers did not make a definitive offer because it was not able to obtain bank financing. The other party made a non-binding offer to acquire all of our common shares at a price of $5.25 per share. After various discussions with our financial advisor and our two largest shareholders, our board determined to terminate any sale discussions at that time.

     On August 11, 2000, we announced that we ceased exploring strategic alternatives and would focus our efforts on developing and implementing our strategic business plan. However, to provide our shareholders an opportunity to sell all or a portion of their common shares at prices in excess of prevailing market prices, we commenced a "dutch auction" self-tender on September 8, 2000. We offered to purchase up to 3,333,333 of our common shares at a price between $4.50 and $6.00 per share in cash. On October 5, 2000, the tender offer was concluded, and we purchased approximately 23.2% of our then outstanding common shares for approximately $17.3 million at a price of $5.00 per share. Immediately after this purchase, we had 11,437,326 shares outstanding.

     On October 6, 2000, our common shares closed at a price of $4.50 per share. During the period from October 6, 2000 through May 16, 2003, the average closing price for our stock was $2.96 per share, and the closing price did not again reach or exceed the $4.50 per share until after an announcement on May 16, 2003 that we agreed to enter into exclusive discussions with a potential purchaser of our company. During this period, while we pursued our strategic business plan, our board remained receptive to considering a possible sale transaction as a means of maximizing shareholder value.

     On August 9, 2002, Daniel S. Summers, a real estate developer residing in Richmond, Ohio, who had, in the past, made preliminary inquiries regarding a possible transaction with us, submitted a preliminary offer letter to our board on behalf of his acquisition vehicle, EB Acquisition Ltd. In the letter, EB Acquisition indicated a willingness to purchase up to 100% of our shares at a price of $3.50 per share. This indication of interest was conditioned upon satisfaction of a number of conditions, including that we immediately enter into exclusive negotiations with EB Acquisition for a period of 120 days, agree to pay EB Acquisition a break-up fee of the greater of $2.0 million or 5% of the sales price if we were sold within the next 12 months, and provide EB Acquisition immediate access to our records for the purpose of conducting due diligence. On August 19, 2002, we entered into a confidentiality agreement with EB Acquisition, but did not agree to any of the requested items stated in the August 9, 2002 letter.

     On August 19, 2002, our board hired RBC Dain Rauscher Inc., a member company of RBC Capital Markets ("RBC"), to act as our financial advisor generally and to assist us in particular in evaluating strategic alternatives and in considering EB Acquisition's preliminary offer letter of August 9, 2002. Before selecting RBC, we interviewed six investment banking firms. RBC was selected primarily for its retail industry expertise and its willingness to make senior personnel readily available to assist us.

     On August 30, 2002, we responded to EB Acquisition's letter of August 9, 2002. In our response, we indicated that a price of $3.50 was considered inadequate, and that if we were to have further discussions with EB Acquisition about a possible transaction, we preferred that it occur after the 2002 year end holiday selling season. Our board believed that our senior management should remain focused on the upcoming holiday selling season given the importance of this season to our full fiscal year results.

     In a letter to us dated September 3, 2002, EB Acquisition reaffirmed the requirements included in its August 9, 2002 letter, but indicated a willingness to pay a price of $4.50 per share. Since EB Acquisition's revised proposal continued to include the conditions that we had previously rejected, our board, after consultation with RBC, determined that it was not an appropriate time to continue discussions with EB Acquisition.

     On November 20, 2002, Wachovia Securities advised RBC that it was acting as financial advisor to EB Acquisition. Wachovia submitted another preliminary offer letter from EB Acquisition, dated November 20, 2002. In this letter, EB Acquisition now indicated a willingness to make a tender offer for all of our common shares at a reduced price of $4.00 per share. While EB Acquisition in its November 20, 2002 letter dropped a number of the requirements included in its prior letters, it conditioned its willingness to proceed on our board granting EB Acquisition a 30-day exclusive period to complete due diligence, certain key employees indicating a willingness to continue in the company's employment after our acquisition by EB Acquisition and our board's agreeing by December 2, 2002 to recommend to our shareholders that they accept EB Acquisition's offer of $4.00 per share. Wachovia advised RBC that the key factors that had caused EB Acquisition to reduce its $4.50 per share price were our "decrease in total sales and comparable store sales for the third quarter and four weeks ended November 4, 2002, recently announced capital investment decisions, the decline in the company's stock price, and the continued uncertainty of the retail environment related to cautious holiday sales projections..." Our board met and discussed EB Acquisition's November 20, 2002 letter, but determined to take no action with respect to the letter, and the November 20, 2002 letter expired by its own terms on December 2, 2002.

     On January 16, 2003, another bidder, also a real estate developer, made an unsolicited inquiry of Mr. Tomechko by telephone as to whether we would have any interest in discussing a possible sale transaction. This other bidder followed up its telephone inquiry with a letter to us, dated January 16, 2003, in which it further expressed its interest in exploring a possible purchase of us and provided extensive financial and business references. On our behalf, RBC contacted these references and made other inquiries as to the other bidder's financial capabilities. RBC reported to us that the other bidder had substantial financial resources and should be able to consummate a purchase transaction that was not contingent on financing.

     Messrs. Bergren and Tomechko met with the other bidder on January 30, 2003 and discussed our business, strategy and assets in general, as reflected in our public disclosures. We entered into a confidentiality agreement with the other bidder on February 5, 2003.

     Mr. Bergren advised our board at its meeting on March 5, 2003 that there were no open proposals from Mr. Summers. He also informed the board that RBC had requested financial information from Mr. Summers and his financial advisor to verify Mr. Summers' and EB Acquisition's financial capability to complete any transaction. Mr. Bergren commented that Mr. Summers had provided us with letters from financial institutions that indicated a willingness to discuss possible financing commitments with Mr. Summers on a preliminary basis and subject to due diligence requirements, but that Mr. Summers had been unwilling to provide any financial information that would demonstrate that he, or any company in which he had an interest, had the financial resources to complete a transaction.

     At the March 5, 2003 board meeting, Mr. Bergren also advised the board of the other bidder's interest in acquiring us, the execution of a confidentiality agreement with the other bidder and the other bidder's financial resources. On March 12 and 13, 2003, Mr. Bergren and the other bidder visited certain of our stores in Ohio and

Michigan. On April 1, 2003, the other bidder met with Messrs. Bergren and Tomechko and our legal counsel to obtain certain additional information about us; and on April 21, 2003, the other bidder met with Mr. Mason to confirm the other bidder's interest in acquiring us and to provide additional assurances as to its financial capability to consummate a transaction.

     In a letter dated March 13, 2003, Mr. Summers stated that it was his understanding that RBC had presented EB Acquisition's proposal to acquire us to the board at its meeting on March 5, 2003 and that the board rejected his proposal. We subsequently advised Mr. Summers that we had no active proposal from EB Acquisition or him and, accordingly, no proposal from EB Acquisition or him had been considered and rejected by us at the March 5, 2003 board meeting.

     On March 16, 2003, Mr. Summers submitted a proposal to us on behalf of EB Acquisition in which EB Acquisition indicated an interest in a merger with us in which our shareholders would be paid $4.50 for each of their shares. EB Acquisition stated that its offer was subject to satisfactory completion, in its sole discretion, of a due diligence investigation of us, our entering into a 30-day exclusivity arrangement with EB Acquisition, and our board accepting EB Acquisition's offer within three days and agreeing to recommend to our shareholders that they vote in favor of a merger with EB Acquisition.

     On March 17, 2003, the executive committee of our board (which is comprised of five independent directors -- Mark F. C. Berner, Charles Macaluso, Thomas J. Noonan, Jack A. Staph and Steven C. Mason -- and is authorized by our code of regulations to act on behalf of the board between meetings), together with Thompson Hine LLP, our legal counsel, and RBC, met to consider EB Acquisition's letters of March 13 and 16, 2003. The meeting began with our legal counsel reviewing the applicable duties and responsibilities of our directors under Ohio law when evaluating and responding to unsolicited acquisition proposals. Thereafter, RBC reported that it had a number of discussions with EB Acquisition's financial advisor, Wachovia Securities, concerning Mr. Summers' resources to finance an acquisition of the company, including funding the equity requirements of such a transaction. RBC advised the executive committee that Wachovia had indicated it was unable to provide any such financial information and that Wachovia had resigned as Mr. Summers' and EB Acquisition's financial advisor. In light of this and the circumstances generally surrounding our prior discussions with Mr. Summers, the committee discussed whether we should continue to hold any discussions at all with Mr. Summers given, among other things, his repeated failure to honor requests for financial information.

     Our executive committee also considered that the other bidder and we were in preliminary discussions relating to a possible sale and that we were preparing a data room and due diligence materials for the other bidder. The committee concluded that if EB Acquisition would agree to certain procedures that would apply to all interested bidders, it would be permitted to conduct due diligence. The committee believed that having more than one party interested in acquiring us would be in our best interests. By letter dated March 21, 2003, we advised EB Acquisition that it could conduct a due diligence investigation of us and at the same time we would continue our due diligence with respect to EB Acquisition and Mr. Summers. The letter emphasized the need for Mr. Summers to provide us reliable information concerning the financial capacity of EB Acquisition to complete a transaction.

     On March 21, 2003, Messrs. Bergren and Tomechko advised our executive committee that they were interested in exploring the possibility of working with a private equity firm to submit a bid to acquire us. They believed that if they were involved in discussions with private equity firms there was a high probability that they could submit an acquisition bid for us that could exceed potential bids from the other bidder and EB Acquisition. On March 21, 2003, our executive committee met to discuss the implications of allowing our key management to participate in a bidding process. The executive committee determined that this matter should be presented to our full board for consideration at our next board meeting on April 11, 2003. The committee also determined that Mr. Mason, with the assistance of our financial and legal advisors, should handle all future discussions and negotiations among the other bidder, EB Acquisition, and us and that any discussions with the other bidder and EB Acquisition would be temporarily suspended until our board determined whether Messrs. Bergren and Tomechko would be permitted to participate in the bidding process.

     On April 8, 2003, the other bidder submitted a preliminary letter of intent to us in which the other bidder indicated a willingness to acquire us in a merger transaction at a cash price of approximately $3.50 per share. The other bidder's letter proposed a number of additional terms, including a 60-day exclusive negotiation period, rights to conduct due diligence, an expense reimbursement to the other bidder if a definitive agreement was not executed by us, and a break-up fee of $1.5 million if we enter into a sale transaction agreement with another party prior to September 1, 2004.

     On April 10, 2003, Messrs. Mason and Bergren, RBC and Thompson Hine met in Dayton, Ohio with Mr. Summers, his legal counsel and a representative of his new financial advisor Asante Partners LLC. Our legal counsel furnished Mr. Summers and his representatives in advance of the meeting the topics that we expected he and his representatives would address at the meeting. The topics included Mr. Summers' acquisition experience, EB Acquisition's source of financing for any transaction, the funds that were intended to be committed to the transaction as equity, and the availability of additional funds to commit if there were a shortfall in the debt financing or additional equity were required by the financing sources after their due diligence. Mr. Summers advised us that his primary business experience was in commercial real estate transactions, involving principally office buildings and shopping malls, and that he had no experience acquiring or operating a public company. Mr. Summers and his financial advisor informed us that they would not provide our board any financial statements or other financial information concerning Mr. Summers or EB Acquisition. They stated that since EB Acquisition was proposing to pay cash, our board had no legitimate reason for requesting such financial information. Our representatives informed Mr. Summers that, in their view, he would need to satisfy our board's concerns about the financial capability of Mr. Summers and EB Acquisition to complete a transaction.

     At our board meeting on April 11, 2003, Mr. Mason reviewed with the board the recent meeting with Mr. Summers and his representatives, the proposed letter of intent from the other bidder, and management's interest in participating in any bidding process. After discussion, the board advised Messrs Bergren and Tomechko that if they were going to submit a bid for us, they needed to inform our board by no later than April 28, 2003 that they had identified funding sources that would likely allow them to submit a bid. Our board instructed Mr. Mason to advise Mr. Summers that there were other interested parties, that a due diligence data room would be available to bidders beginning April 28, 2003 and that our board still expected Mr. Summers to demonstrate that he was a qualified bidder. Our board also directed our counsel to inform the other bidder's counsel that there were other interested parties, that a due diligence data room would be available beginning April 28, 2003, that the other bidder's indicated price was not acceptable, and that our board believed that RBC should meet with the other bidder to discuss valuation and price. At that meeting, the board also determined, in light of management's potential participation in the transaction, that Mr. Mason, with the assistance of our financial and legal advisors, would handle all future discussions and negotiations with the other bidder, EB Acquisition and management, that Messrs. Bergren and Tomechko would not participate in any negotiations with the other bidder, EB Acquisition or any other potential bidder, and that the substance of any such negotiations with parties other than management would not be shared with either Mr. Bergren or Mr. Tomechko.

     On April 28, 2003, Mr. Bergren met with our executive committee and advised the committee that Mr. Tomechko and he had identified a private equity firm that, coupled with management's participation, would be interested in submitting a bid to acquire us. He informed the committee that it would take approximately two weeks to formalize a bid, but he was confident a bid would be forthcoming. The committee determined that we would inform Mr. Summers and the other bidder that a private equity firm, with the involvement of Messrs. Bergren and Tomechko, was considering submitting a proposal to acquire us. Messrs. Bergren and Tomechko, at the suggestion of the committee, agreed, however, to meet with Mr. Summers and the other bidder to explore the possibility of them joining either with Mr. Summers or the other bidder to submit a bid before formally aligning with a private equity firm. Messrs. Bergren and Tomechko met with Mr. Summers on April 29, 2003, and Mr. Bergren met with the other bidder on May 6, 2003. After these meetings, Messrs. Bergren and Tomechko communicated to our executive committee their desire to join with Goldner Hawn Johnson & Morrison Incorporated, a Minneapolis-based private equity investment firm, and submit a bid for us.

     On May 1, 2003, RBC met with the other bidder to discuss valuation and price. On May 7, 2003, the other bidder informed us that it was willing to increase its indication of interest to $4.60 per share in cash. Early on May 9, 2003, we advised the other bidder that Messrs. Bergren and Tomechko were going to align with a private equity firm to submit a bid. The other bidder immediately informed us that it would withdraw its indication of interest if its indication of interest was not accepted by 5:00 p.m. that day. A meeting of our executive committee was held at 2:00 p.m. on May 9, 2003, in which Michael Sweeney, managing director of Goldner Hawn Johnson & Morrison Incorporated, participated by telephone. Mr. Sweeney presented an overview of Goldner Hawn Johnson & Morrison Incorporated, specifically pointing out the firm's interest in submitting a proposal to acquire us, the adequacy of the financial resources available to it from investment funds under its management and its relationships with outside financing sources, and the prior experience of the firm in acquisitions involving publicly traded companies. He informed the committee that a written indication of interest would be submitted immediately following the meeting. Subsequent to the meeting, Goldner Hawn Johnson & Morrison Incorporated and Mr. Bergren submitted to us an indication of interest on behalf of Wright Holdings, Inc. to acquire 100% of our shares for $40 million or approximately $4.75 per share.

     Following the executive committee meeting, we advised the other bidder that we had received an indication of interest at $4.75 per share in cash from a private equity firm working in partnership with certain of the company's senior managers. The other bidder stated that it would not engage in a prolonged bidding contest but was willing to meet in Dayton on the next business day, Monday, May 12, 2003, to consider increasing its bid. After consultation with members of the executive committee, Mr. Mason invited representatives of Wright Holdings, Inc. and the other bidder to the offices of Thompson Hine in Dayton on May 12, 2003 to submit final indications of interest. Mr. Mason, members of the executive committee, RBC and our counsel discussed whether to invite Mr. Summers and EB Acquisition to participate in this final bidding process on May 12, 2003. We believed that the other bidder and Wright Holdings, Inc. had demonstrated that they had the resources to consummate a transaction. We believed this was not the case as to Mr. Summers and EB Acquisition, who had refused over a number of months to provide us with any financial information concerning them. In light of the foregoing, EB Acquisition was not invited to participate in the final bidding process.

     Representatives of the other bidder and Wright Holdings, Inc. met with Mr. Mason, RBC, and Thompson Hine in Dayton on May 12, 2003. Thompson Hine reviewed with both participants our proposed bidding procedures and the form in which they should submit bids. In particular, Thompson Hine instructed both bidders to submit their last and best offers, and that a final decision would be made on the basis of the bids submitted. Both parties agreed to submit sealed bids by 4:30 p.m. on bid letters that contained identical terms except for the bid price. Wright Holdings, Inc. submitted the highest bid of $6.00 per share in cash. Subject to our board's approval, the executive committee accepted Wright Holdings, Inc.'s bid on May 13, 2003, which it agreed to submit to our board for consideration and approval on May 14, 2003. The bid letter, when approved by our board, would constitute a basis for exclusive negotiations between Wright Holdings, Inc. and us at the specified price (the "exclusivity letter") with a view to executing a definitive acquisition agreement.

     Our board met on May 14, 2003 to consider whether to approve the exclusivity agreement with Wright Holdings, Inc. Our legal and financial advisors were also present. Mr. Mason reviewed the events that occurred since the last board meeting on April 11, 2003 that had resulted in the proposed exclusivity letter with Wright Holdings, Inc. During this approximately one month period there had been four meetings of the executive committee at which the committee reviewed the various steps we took that eventually led to the proposed exclusivity letter. The committee's objective was to maximize shareholder value, and accordingly, it allowed the discussions and negotiations with the various bidders to proceed in a manner that the committee believed was likely to result in the highest offer price for our shares from a bidder that our board would likely consider to be financially capable of completing an acquisition transaction.

     RBC then provided background information concerning Goldner Hawn Johnson & Morrison Incorporated and its potential access to funding in order to enable Wright Holdings, Inc. to acquire us.

     Thompson Hine reviewed with the directors the following provisions of the exclusivity agreement:

     - Wright Holdings, Inc.'s indication of interest in acquiring us at a price of $6.00 per share in cash;

     - Our agreement to negotiate exclusively with Wright Holdings, Inc. for a 45-day period;

     - Our mutual agreement to negotiate a definitive acquisition agreement during the exclusivity period; and

     - Our agreement, that if we do not enter into a definitive acquisition agreement with Wright Holdings, Inc. and another party acquired us prior to May 31, 2004 at a price in excess of $6.00 per share, to reimburse

       Wright Holdings, Inc.'s reasonable documented out-of-pocket expenses up to $250,000 (subsequently increased by amendment of the exclusivity letter to $500,000) and a topping fee of $500,000.

     Our board, after considering many of the factors discussed at "Recommendation of Our Board," approved the exclusivity agreement.

     On May 16, 2003, we publicly announced that we "had recently received unsolicited expressions of interest relating to the possible acquisition of the Company. After considering these expressions of interest, the Company entered into a letter agreement with one of the interested parties. Under this letter agreement, the Company and the interested party will discuss, on an exclusive basis for a limited period of time, the possible sale of the Company."

     Over the course of the next 40 days there were extensive discussions and negotiations among Mr. Mason, RBC, our counsel and the principals of, and counsel for, Wright Holdings, Inc. During this process, Mr. Mason, working with RBC and our counsel, negotiated a number of issues with Wright Holdings, Inc. relating to the definitive merger agreement. These issues included the nature and scope of the representations and warranties, the circumstances under which our board could consider other offers if other offers were submitted to us after signing the merger agreement and prior to our meeting of shareholders to vote on the merger agreement, the representations and conditions relating to Wright Holdings, Inc.'s financing commitments, and the termination fee and other fees and costs payable in the event of the termination of the merger agreement.

     A regular meeting of our board was scheduled to be held on June 4, 2003 prior to our annual meeting of shareholders on June 5, 2003. Given that ongoing negotiations with Wright Holdings, Inc. appeared to be progressing towards a definitive merger agreement, the board meetings held on June 4 and 5, 2003 were principally devoted to updating our board on such progress and considering the proposed merger transaction. RBC and Thompson Hine participated in the meetings, and Mr. Bergren and Mr. Tomechko also attended a portion of the meetings.

     Mr. Bergren advised the board that Wright Holdings, Inc. had engaged in a thorough due diligence review with respect to the business and operations of Elder-Beerman and that while the final due diligence reports were not yet completed, to his knowledge, the due diligence review had not resulted in any significant concerns on the part of Wright Holdings, Inc. Mr. Tomechko reviewed with our board the financial forecasts that had been delivered to Wright Holdings, Inc. for the purpose of understanding management's outlook with respect to our future performance. Mr. Tomechko confirmed for the board that these were the same financial forecasts that had been prepared in the ordinary course of our business by us for use in managing our business and that had been provided to RBC for use in preparing its fairness opinion. At this point Messrs. Bergren and Tomechko left the meeting.

     Thompson Hine reviewed with the board its fiduciary duties under applicable law, including those duties in connection with the sale of a company. Our directors discussed our efforts to sell the company in 2000 when a number of strategic and other parties were invited to submit bids for us, which resulted in the receipt of one indication of interest from a strategic buyer at $5.25 per share. RBC commented that market valuations for department store chains had, in general, deteriorated since that time and that we, in particular, had experienced a significant decline in the trading price of our stock. A discussion ensued concerning the likelihood of interest by other potential buyers. In this respect, the directors noted that no strategic buyer had made an offer to acquire us since September 2000, notwithstanding our depressed stock price, as well as the fact that our public announcement on May 16, 2003 alerted potential buyers that we would be considering a sale transaction. It was also noted that the period from the signing of the merger agreement to the consummation of the transaction, including the fact that the holders of two-thirds of our shares would have to approve any merger, would likely provide a period of time of at least 90 days after the signing and announcement of the merger agreement for other potential bidders to submit bona fide proposals to acquire all of the stock of the company on terms superior to the proposed merger. Thompson Hine then reviewed with our board the key provisions of the most recent draft of the merger agreement and the meeting was adjourned until the following day.

     At the meeting of our board on June 5, 2003, RBC indicated that it understood that in the near future the board would likely request it to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid in the proposed merger transaction and that today's meeting was for informational purposes only. RBC then reviewed generally with the board the various valuation methodologies and analyses it follows in order to be able to render a fairness opinion. RBC distributed written materials to the board and discussed the written materials with the board. These materials included RBC's review of the $6.00 merger price based on the methods of valuation that are described in detail at "Special Factors -- Opinion of Our Financial Advisor." It was noted that these materials would be updated, as appropriate, and reviewed again with the board at the time RBC was requested to render its fairness opinion.

     A meeting of our board was held on June 19, 2003 to further consider the proposed merger transaction. Mr. Mason stated that it was expected that the merger agreement might be presented for approval by the board during the following week. In advance of the meeting, the directors had been provided with a copy of a revised draft of the merger agreement. Thompson Hine again reviewed key provisions of the merger agreement with the directors and reported that there had been no material changes in the draft merger agreement since the last draft reviewed by the board.

     RBC then described in detail the valuation methodologies that it would use in connection with arriving at its fairness opinion. A discussion of each of these valuation methodologies and the analyses presented to our board based on these valuation methodologies appears at "Special Factors -- Opinion of Our Financial Advisor." After RBC's presentation, the directors reviewed the company's book value as reflected in our financial statements, noting that our reported book value of $17 per share as of the end of our fiscal year was not indicative of our value either as a going concern or on a liquidation basis, given, among other factors, costs we would incur to terminate contractual obligations, including store lease obligations. Mr. Mason indicated that prior analyses performed by the company had supported this view and that he would review these analyses with Mr. Tomechko prior to the next board meeting.

     The board then engaged in a discussion regarding the proposed merger, during which the board compared the prospects of remaining a public company to the prospects of engaging in the proposed merger transaction. In that regard, the board observed that many of the factors that caused our common shares to trade at price levels substantially below the merger price are not likely to change in the foreseeable future. Factors considered included, among others, our relatively small market capitalization; concerns about the intense competition that we face as a smaller regional department store operator from larger national department store chains, discount retailers and big box retailers; our uneven financial performance as we seek a profitable niche in smaller to mid-size markets with our concept store format; and the stock markets' lack of enthusiasm for department store stocks generally over the last three years that has led to declining valuations in our industry. In contrast, the board noted that the merger transaction will provide our shareholders with the opportunity to achieve liquidity and receive a significant premium for their shares.

     At the meeting, the board also considered a letter issued to the news wires by Mr. Summers and EB Acquisition in which EB Acquisition offered to acquire us at a price of not less than $5.50, subject to the completion of due diligence. In light of the terms of the current transaction and our board's familiarity with prior discussions with Mr. Summers, the board did not believe any action with respect to such letter was necessary.

     A board meeting was held on June 25, 2003 to consider approval of the merger agreement. Mr. Mason advised the board that Wright Holdings, Inc. had signed the merger agreement substantially in the same form presented to the board at its last meeting. He also advised the board that he had reviewed with our financial personnel the company's prior liquidation analyses, which supported the view that a liquidation of the company was unlikely to provide value for shareholders in excess of the value that would be delivered to shareholders upon the completion of the proposed merger. Thompson Hine then reviewed with the board the commitment letters that Wright Holdings, Inc. had received from the Marathon Fund Limited Partnership IV, Fleet Retail Finance, Inc. and Back Bay Capital Funding LLC, to provide the funds necessary to consummate the merger and to replace our indebtedness that would come due as a result of the merger. RBC then rendered its oral opinion to our board that as of the date of the meeting and subject to the assumptions, qualifications and limitations set forth in its written opinion that was concurrently delivered to us, the merger price of $6.00 per share was fair, from a financial point of view, to our shareholders. FOLLOWING FURTHER DISCUSSION, THE BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF THE INDEPENDENT DIRECTORS, APPROVED THE MERGER AGREEMENT WITH WRIGHT HOLDINGS, INC. AND DETERMINED

THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND OUR SHAREHOLDERS, AUTHORIZED OUR CHAIRMAN TO EXECUTE THE MERGER AGREEMENT AND RECOMMENDED ADOPTION OF THE MERGER AGREEMENT BY OUR SHAREHOLDERS.

     On June 26, 2003 we issued a press release announcing execution of the merger agreement with Wright Holdings, Inc. Since the time of such announcement, we have received a request from a retailer for an opportunity to conduct due diligence. However, no offer has been received from such retailer, which has been referred by us to the applicable provisions of the merger agreement governing the potential expression of interest by a third party.

RECOMMENDATION OF OUR BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

     Nine of our ten directors are independent. They are not employed by Elder-Beerman and have no direct or indirect interest in the merger that is different from the interests of our shareholders generally, except for certain director indemnification rights and related insurance after the merger. Mr. Bergren, our President and Chief Executive Officer, is our only non-independent director. After Mr. Bergren informed the board that Mr. Tomechko and he were considering submitting a bid to acquire Elder-Beerman, Mr. Bergren was not present for or made aware of the substance of any of the board's deliberations concerning the merger transaction or negotiations with other potential bidders regarding a possible transaction. Mr. Bergren also did not participate in the vote taken on the merger agreement or, since March 21, 2003, any other matter relating to other negotiations with potential bidders.

     At a meeting of our board held on June 25, 2003, our board of directors, by unanimous vote of our nine independent directors:

     - determined that the merger is fair to, and in the best interests of, our shareholders;

     - determined that the merger agreement is advisable and approved the merger agreement and the transactions contemplated thereby; and

     - recommended that shareholders vote to approve and adopt the merger agreement and the transactions contemplated thereby.

     In making the determinations and recommendation set forth above, our directors considered the following material positive factors:

     - the financial presentation of RBC, including its opinion dated June 25, 2003 to our board that, as of that date and subject to the assumptions, qualifications and limitations set forth in its written opinion that was concurrently delivered to us, the merger price of $6.00 per share was fair, from a financial point of view, to our shareholders (see "Special Factors -- Opinion of Our Financial Advisor," as well as the full text of the RBC opinion contained in Appendix B, for the assumptions, qualifications and limitations set forth in RBC's opinion, as well as the presentation made by RBC to our board in connection with its opinion);

     - the fact that the $6.00 per share merger price represents a significant premium over the historical trading prices of our common shares, including:

          - a 104% premium over the average closing price of our common shares for the thirty days prior to May 16, 2003, the date on which we had announced that we were entering into exclusive negotiations with a third party relating to the potential sale of the company; and

          - the following premiums over the per share prices derived from the average closing prices for the periods specified below ending on May 12, 2003, the day on which we considered two competing proposals to acquire us prior to entering into exclusive discussions with one of those parties:

PERIOD                                                       PREMIUM
------                                                       -------
May 12, 2003..............................................    94.8%
30-day average............................................   120.3%
60-day average............................................   134.2%
90-day average............................................   140.3%

        and that such premiums compared favorably to premiums paid in other comparable transactions;

     - our board's knowledge of our business, assets, financial condition and results of operations, our competitive position, the nature of our business and the retail industry in which we compete and, in particular, its belief that many of the factors that may have caused our common shares over the last two years to trade at price levels substantially below the merger price are not likely to change in the foreseeable future;

     - our board's concern that, absent the company's entering into the merger agreement, the trading price of our common shares could return to the levels at which they were trading over the two years prior to our announcing that we would be considering a possible sale transaction;

     - the fact that the merger consideration is all cash, which provides certainty of value to our shareholders;

     - our efforts to maximize shareholder value, including the solicitation of third-party bids in 2000, the board's willingness since 2000 and prior to the execution of the merger agreement to consider any and all bona fide expressions of interest, the bidding process that occurred in connection with our entering into the exclusivity agreement with Wright Holdings, Inc. and our announcement on May 16, 2003 that we had entered into exclusive negotiations for a limited period of time concerning a possible sale which alerted the marketplace to the fact that we were considering a possible sale;

     - the terms of the merger agreement, including the ability of our board, in the exercise of its fiduciary duties, to consider unsolicited bona fide alternative proposals which present a reasonable likelihood of resulting in a superior proposal;

     - the fact that the merger will be consummated only if approved by holders of two-thirds of our outstanding common shares; and

     - the fact that appraisal rights will be available under Ohio law with respect to the merger.

     Our board also considered potentially negative factors in its deliberations concerning the merger, including:

     - we will cease to be a public company and our shareholders will no longer participate in any potential future growth;

     - we would be unable to solicit competing proposals under the terms of the merger agreement and would be required to pay Wright Holdings, Inc. a termination fee and expenses if the merger agreement is terminated under certain circumstances, including if we terminate the merger agreement to accept a superior proposal;

     - while we expect to complete the merger, there can be no assurance that all conditions to the parties' obligations to complete the merger (including the financing condition) will be satisfied, and as a result, the merger may not be completed;

     - gains from all cash transactions are generally taxable to our shareholders for federal income tax purposes; and

     - the possibility of disruption to our operations following the announcement of the merger, and the resulting effect on us if the merger does not close.

     Our board concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

     Our board did not give any weight to the book value per share reported in our financial statements, given the board's belief that such value was not reflective of our value either as a going concern or on a liquidation basis given the costs that would likely be incurred in connection with terminating existing contractual obligations, including store lease obligations.

     Our board was fully aware of and considered possible conflicts of interest of the management investors. See "Special Factors -- Interest of Our Directors and Executive Officers in the Proposed Merger." The fact that nine of our ten directors are independent, with no interest in the completion of a sale transaction that is different from the interests of public shareholders generally, permitted it to represent effectively the interests of all of our shareholders. Accordingly, our board deemed it unnecessary to appoint an unaffiliated representative to act solely on behalf of our unaffiliated shareholders.

     The preceding discussion of the material factors considered by our board is not intended to be exhaustive, but does set forth the principal factors considered by our board. The board collectively reached its conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors each member of the board (other than Mr. Bergren, who did not participate in the vote) believed were appropriate. In view of the wide variety of factors considered in connection with the evaluation of the merger and the complexity of these matters, our board found it impracticable, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance in reaching its determination that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, our shareholders. Rather, our board viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered. In considering the factors discussed above, individual directors may have given different weights to different factors.

     OUR BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, OUR SHAREHOLDERS. BY THE UNANIMOUS VOTE OF OUR NINE INDEPENDENT DIRECTORS, OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OUR POSITION AS TO THE PROCEDURAL FAIRNESS OF THE MERGER

     Our board believes the merger is procedurally fair for the following reasons:

     - the procedures and processes followed in conducting the transaction, including the following:

          - nine of our ten directors are independent, are not employed by us, and have no direct or indirect interest in the merger that is different from the interests of our shareholders generally, except that their options to purchase our shares will be cashed out in the merger and Wright Holdings, Inc. has agreed that we will continue certain director indemnification agreements and related insurance after the merger;

          - during the period from March 5, 2003 through June 25, 2003, the date on which our board approved the merger agreement, our independent directors met seven times and our executive committee, comprised solely of independent directors, met an additional six times, generally with our legal and financial advisors present, to consider, evaluate and supervise the manner in which the negotiations leading to the merger agreement were being conducted;

          - when Messrs. Bergren and Tomechko first indicated an interest in submitting a bid to acquire us, they advised us of their potential interest promptly and before meeting with any potential financing sources and, after so informing us, did not participate in, nor were they made aware of the substance of, any deliberations or negotiations of our board or any committee with respect to a sale transaction;

          - the terms of the merger agreement were determined through extensive arms-length negotiations between Mr. Mason and our legal and financial advisors, on the one hand, and Wright Holdings, Inc. and its advisors, on the other hand, with Messrs. Bergren and Tomechko not participating in any of the negotiations either on behalf of the company or Wright Holdings, Inc.; and

          - we received an opinion from RBC, our independent financial advisor, that, as of the date our board approved the merger agreement, the $6.00 per share in cash offered by Wright Holdings, Inc. was fair, from a financial point of view, to our shareholders (see "Special Factors -- Opinion of Our Financial Advisor" for a discussion of the RBC opinion, including its assumptions, qualifications and limitations);

     - with professional advisors we had solicited a universe of strategic and financial buyers in 2000; since that time we have met with persons who expressed an interest in acquiring us; provided for a bidding process involving an other bidder and Wright Holdings, Inc.; and satisfied ourselves that the merger transaction and merger price had substantial market exposure as a result of our public announcement on May 16,

       2003 of exclusive negotiations with a view to a sale of the company, and our public announcement on June 26, 2003 of the signing of the merger agreement and the filing on that date of the merger agreement with the SEC;

     - no holder of more than 5% of our shares will have a direct or indirect interest in the merger that is different from the interests of our shareholders generally;

     - the affirmative vote of the holders of at least two-thirds of our outstanding common shares is required under Ohio law to approve and adopt the merger agreement; and

     - holders of our common shares who do not vote in favor of the merger will have the right to demand judicial appraisal of their shares under Ohio law.

OPINION OF OUR FINANCIAL ADVISOR

     We retained RBC, under an engagement letter dated August 19, 2002, to act as our financial advisor in connection with a review of our strategic alternatives and, if requested, to furnish an opinion as to the fairness to us or our shareholders (as applicable), from a financial point of view, of the consideration to be received by us or our shareholders in connection with any possible transaction involving the acquisition of our common shares or assets.

     On June 25, 2003, RBC rendered its oral opinion, which was confirmed by delivery of its written opinion dated June 25, 2003, to our board of directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger price, as defined below, was fair, from a financial point of view, to our shareholders. The full text of RBC's written opinion is attached to this proxy statement as Appendix B. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion. We urge shareholders to read the RBC opinion carefully and in its entirety.

     RBC's opinion was provided for the information and assistance of our board of directors in connection with its consideration of the merger. RBC did not express any view as to, and its opinion did not address, the merits of our underlying decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which we might engage. RBC was not authorized by our board of directors to, and did not, solicit other purchasers of the Company (although RBC conducted discussions with certain alternative bidders who had made unsolicited proposals to us) nor did RBC consider any transactions alternative to the merger (except for certain acquisition proposals made by the alternative unsolicited bidders).

     RBC's opinion does not constitute a recommendation to our shareholders as to how they should vote on the adoption of the merger agreement.

     RBC's opinion addressed solely the fairness, from a financial point of view, of the merger price to our shareholders and did not address in any way any other merger terms or agreements including, without limitation, the financial or other terms of any voting, employment or financing agreement. As used in this section and in the opinion of RBC, the term "merger price" refers to the per share price of $6.00 payable in cash (without interest) under the provisions of the merger agreement.

     In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating, and other information provided to it by us or otherwise made available to it (including, without limitation, the financial statements and related notes of the Company). RBC did not assume responsibility for independently verifying, and did not independently verify, this information.

     Included in the information (summarized below) reviewed by RBC in connection with its review of the merger and the preparation of its opinion were historical financial information (both as reported and as normalized through adjustments to eliminate extraordinary and non-recurring items) and financial forecasts prepared by our management. This historical and forecast information is referred to, in this section and the opinion of RBC, as the "Company Financials." In preparing its opinion, RBC relied, without independent investigation, on the advice received from us that the Company Financials were prepared by our management in good faith and in the ordinary course of business for use by us and were based on both:

     - adjustments, consistent with our financial books and records, to eliminate extraordinary and non-recurring items, and

     - in the case of the forward-looking Company Financials, the best currently available estimates of our future financial performance,

which, in both cases, management believed reasonable at the time of their preparation. We advised RBC that RBC's use of the Company Financials in connection with RBC's fairness analysis and the preparation of RBC's opinion had been authorized by our Board of Directors. In addition, RBC assumed that we would perform substantially in accordance with the forward-looking Company Financials. In its opinion, RBC acknowledged that we had further advised it that actual results for the periods covered by the forward-looking Company Financials might differ materially from the forecasted results and that we had referred RBC to our Report on Form 10-K for the fiscal year ended February 1, 2003 for an identification of certain factors that could materially affect our future operational results. RBC familiarized itself with the relevant portion of that Report in connection with the preparation of its opinion.

     In rendering its opinion, RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of our assets or liabilities, and RBC was not furnished with any such valuations or appraisals. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of our property or facilities.

     RBC assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of its covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger would be satisfied without waiver.

     RBC's opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which it was supplied as of such date, and was without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which might exist or occur after such date. Unless otherwise noted, all analyses were performed based on market information available as of June 24, 2003 (the last trading day following the end of which its analysis was finalized and its opinion rendered).

     In connection with its review of the merger and the preparation of its opinion, RBC undertook the review and inquiries and performed other studies and analyses it deemed necessary and appropriate under the circumstances, including:

     - reviewing the financial terms of the draft dated June 25, 2003 of the merger agreement (RBC assumed in its opinion that the executed version of the merger agreement would not differ, in any respect material to its opinion, from that draft);

     - reviewing and analyzing certain publicly available financial and other data with respect to us and certain other relevant historical operating data relating to us made available to RBC from published sources and from the internal records of the company;

     - conducting discussions with members of our senior management with respect to the business prospects and financial outlook of the company;

     - reviewing the Company Financials (as defined above); and

     - reviewing the reported prices and trading activity for our common shares.

     In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

     - RBC compared the premium implied by the merger price with the premiums paid in certain selected precedent transactions where the acquired company was publicly traded prior to the transaction;

     - RBC prepared a discounted cash flow analysis using the Company
       Financials;

     - RBC compared selected market valuation metrics of the company and other comparable publicly-traded companies with the metrics implied by the merger price; and

     - RBC compared the financial metrics, to the extent publicly available, of certain selected precedent transactions with the financial metrics implied by the merger price.

     In connection with the rendering of its opinion to our board of directors, RBC prepared and delivered to our board written materials containing the analyses listed above and other information material to the opinion. Those written materials, dated June 25, 2003, as well as earlier interim sets of materials delivered to our board of directors on June 5 and June 19, 2003, have been filed with the SEC as exhibits to the Schedule 13E-3 Transaction Statement in which this proxy statement was included. RBC's opinion and those presentations will be made available for inspection and copying at our principal executive offices during our regular business hours by any of our interested security holders or any representative of the holder which has been so designated in writing.

     Set forth below is a summary of RBC's analyses, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by RBC.

     Premiums Paid Analysis. RBC compared the premiums implied by the merger price to the premiums paid in five acquisitions of broad line department store retailers and moderate-priced specialty softline companies that RBC deemed to be similar to us where the acquired company was publicly traded prior to the acquisition (these five acquisitions were included within the broader list of ten acquisitions, collectively referred to in RBC's written materials and in this summary as the "Selected Precedents," considered in RBC's Precedent Transaction Analysis and asterisked in the discussion of that analysis later in this section to indicate use in that analysis). RBC compared the $6.00 per share merger price, expressed as a percentage of our average per share closing price over periods of one, 30, 60 and 90 trading days prior to May 13, 2003 (RBC used this date because it was the date on which the two competing final proposals for the Company were considered by our executive committee, which decided to recommend the Wright Holdings, Inc. proposal to the board), to the premiums paid in the five Selected Precedents used in this analysis, expressed as a percentage of the acquired company's average per share closing prices over periods of one, 30, 60 and 90 trading days prior to the announcement dates of those acquisitions. The following table summarizes this analysis:

                                          IMPLIED          PRECEDENT TRANSACTIONS
                                        TRANSACTION   ---------------------------------
                                         PREMIUMS     MINIMUM   MEDIAN   MEAN   MAXIMUM
                                        -----------   -------   ------   ----   -------
Premium to average closing
  stock price over period:
1 day prior to May 13, 2003...........      94.8%        2.3%    32.6%   31.6%    69.7%
30 days prior to May 13, 2003.........     120.3%       (6.6%)   38.4%   48.9%   120.4%
60 days prior to May 13, 2003.........     134.2%      (20.7%)   44.1%   53.2%   153.4%
90 days prior to May 13, 2003.........     140.3%      (45.9%)   47.9%   51.2%   168.2%

     Discounted Cash Flow Analysis. RBC performed a discounted cash flow analysis in which it analyzed the present (as of May 3, 2003) value of our projected after-tax cash flows through 2007 at a range of discount rates and terminal EBITDA (earnings before interest, taxes, depreciation and amortization) multiples. In performing this analysis, RBC:

     - based projected free cash flows on the Company Financials;

     - defined free cash flows as EBITDA less cash taxes on EBIT (earnings before interest and taxes), capital expenditures and increases in working capital;

     - calculated terminal values by applying a terminal EBITDA multiple to our projected 2007 EBITDA, employing a terminal EBITDA multiple range consistent with trading multiples of a peer group of publicly-traded regional department store retailers with business models that RBC deemed similar to us (this peer group of "Comparable Companies" is listed in the discussion of RBC's Comparable Company Analysis later in this section); and

     - determined appropriate weighted average costs of capital or discount rates for both debt and equity capital.

     In making these calculations, RBC applied a range of terminal EBITDA multiples from 4.0x to 6.0x and a range of discount rates from 17.0% to 21.0%. After adjusting for our net debt (total amount of indebtedness for borrowed money or similar non-trade liabilities or obligations less cash and cash equivalents) as of May 3, 2003 (our most recent fiscal quarter end), this analysis yielded the following implied fully diluted per share equity values for our common shares:

                                                       TERMINAL EBITDA MULTIPLE
                                                 -------------------------------------
DISCOUNT RATE                                    4.0X    4.5X    5.0X    5.5X    6.0X
-------------                                    -----   -----   -----   -----   -----
17.0%.........................................   $5.09   $6.07   $7.04   $8.02   $8.99
18.0%.........................................   $4.74   $5.68   $6.62   $7.56   $8.50
19.0%.........................................   $4.40   $5.31   $6.22   $7.12   $8.03
20.0%.........................................   $4.07   $4.95   $5.83   $6.70   $7.58
21.0%.........................................   $3.75   $4.61   $5.45   $6.30   $7.15

     Comparable Company Analysis. RBC prepared a comparable company analysis of our implied transaction multiples relative to the selected peer group of Comparable Companies listed below. RBC compared, among other things, our enterprise value implied by the $6.00 per share merger price, expressed as a multiple of actual last twelve months, or LTM, revenue, EBITDA and EBIT ended May 3, 2003, to the respective minimum, median, mean and maximum enterprise value multiples of the Comparable Companies implied by the public trading prices of their common stock. In addition, RBC compared, among other things, the $6.00 per share merger price, expressed as a multiple of our actual LTM earnings per share ended May 3, 2003 and earnings per share as forecasted for fiscal year 2003 and fiscal year 2004, to the respective minimum, median, mean and maximum price-to-earnings multiples of the Comparable Companies implied by the public trading prices of their common stock. For the purposes of RBC's analysis, enterprise value was defined as market capitalization, or equity value, plus net debt, market value of preferred stock and minority interest. In making this comparison, RBC used the Company Financials in determining the relevant data for the company and publicly available data as of June 24, 2003 (including published research reports and company press releases) for the Comparable Companies.

     In performing this analysis, RBC analyzed the following four companies:

     - Bon-Ton Stores Inc.

     - Gottschalks Inc.

     - Stein Mart Inc.

     - Value City Dept. Stores Inc.

     The following table summarizes RBC's comparison, made as of June 24, 2003, of the implied transaction multiples for our proposed merger with the corresponding minimum, median, mean and maximum multiples for the Comparable Companies (no control premium was reflected in the results of the public market trading multiples of the Comparable Companies):

                                         IMPLIED     COMPARABLE COMPANY ANALYSIS MULTIPLES
                                       TRANSACTION   --------------------------------------
                                        MULTIPLES    MINIMUM    MEDIAN     MEAN    MAXIMUM
                                       -----------   --------   -------   ------   --------
Enterprise value as a multiple of:

LTM Revenue..........................     0.29x       0.16x      0.20x    0.19x     0.21x
LTM EBITDA...........................      4.7x        3.0x       5.3x     5.1x      6.8x
LTM EBIT.............................      8.9x        5.5x      13.0x    12.2x     17.4x

Price as a multiple of:

LTM Earnings Per Share...............     13.8x        7.0x      14.6x    14.6x     22.1x
FY 2003 Earnings Per Share...........     10.6x        7.4x      26.9x    26.9x     46.4x
FY 2004 Earnings Per Share...........      6.9x       11.6x      13.3x    13.3x     14.9x

     Precedent Transaction Analysis. RBC prepared a precedent transaction analysis of our implied transaction multiples relative to the Selected Precedents listed below. RBC compared, among other things, our enterprise value implied by the $6.00 per share merger price, expressed as a multiple of actual LTM revenue, EBITDA and EBIT ended May 3, 2003, to the respective minimum, median, mean and maximum enterprise value multiples of the Selected Precedents. In addition, RBC compared, among other things, the $6.00 per share merger price, expressed as a multiple of actual LTM earnings per share ended May 3, 2003, to the respective minimum, median, mean and maximum price-to-earnings multiples of the Selected Precedents. In determining the Selected Precedents, RBC used the same criteria as for its Premiums Paid Analysis summarized above but included a broader list of selected precedent transactions because it did not limit its analysis to acquired companies that were publicly traded prior to the acquisition. Based on these criteria, the following ten transactions were analyzed:

                  ACQUIROR                                   TARGET
                  --------                                   ------
Charming Shoppes Inc.                         Lane Bryant Inc.
Federated Department Stores Inc.              Liberty House Inc.
American Eagle Outfitters Inc.                Thrifty's, Braemar, and NLS
Charming Shoppes Inc.*                        Catherine's Stores Corp.*
May Department Stores Co.*                    Zions Cooperative Merc. Inst.*
ShopKo Stores Inc.*                           Pamida Holdings Corp.*
Men's Warehouse Inc.*                         K&G Men's Center Inc.*
Men's Warehouse Inc.                          Moore's Retail Group Inc.
Ames Department Stores Inc.*                  Hill Stores Co.*
Value City Department Stores Inc.             Schonac Corp.

------------------
* Denotes that this acquisition was also considered in the Premiums Paid Analysis discussed above.

     For the purpose of calculating the multiples, revenue, EBITDA, EBIT and earnings per share were derived from the actual revenue, EBITDA, EBIT and earnings per share of the target companies in the last twelve months prior to the announcement of the transaction, or LTM, revenue, EBITDA, EBIT and earnings per share, respectively. Financial data regarding the Selected Precedents was derived from filings with the SEC, press releases and institutional investment research estimates publicly available as of June 24, 2003, and, in our case, the Company Financials. In this analysis, the premium in our proposed merger was based on the closing price of our common shares on May 13, 2003, for the reason discussed under "Premiums Paid Analysis" above.

     The following table compares the implied transaction multiples for our proposed merger with the corresponding minimum, median, mean and maximum multiples for the Selected Precedents:

                                         IMPLIED       PRECEDENT TRANSACTION ANALYSIS
                                       TRANSACTION   ----------------------------------
                                        MULTIPLES    MINIMUM   MEDIAN   MEAN    MAXIMUM
                                       -----------   -------   ------   -----   -------
Enterprise value as a multiple of:

LTM Revenue..........................     0.29x       0.22x    0.50x    0.53x    0.91x
LTM EBITDA...........................      4.7x        4.6x     6.6x     6.9x     9.3x
LTM EBIT.............................      8.9x        6.3x    10.0x    10.7x    18.2x

Price as a multiple of:

LTM Earnings Per Share...............     13.8x       11.9x    23.0x    23.7x    35.6x

     Other Considerations. No single company or transaction used in the above analyses as a comparison is directly comparable to us or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness, from a financial point of view, to our shareholders of the merger price and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

     The opinion of RBC as to the fairness to our shareholders, from a financial point of view, of the merger price was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

     The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented above taken as a whole and also on application of RBC's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis, and RBC did not find it practicable to assign relative weights to the factors considered in reaching its opinion. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

     In connection with its analyses, RBC made, and was provided by our management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond our control, none of us, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     We selected RBC to act as our financial advisor, and render its opinion, based on RBC's experience in mergers and acquisitions, in the retail industry, and in securities valuation generally. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the our publicly traded securities and receive customary compensation in connection therewith. RBC also may actively trade our securities for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities.

     Under the terms of the RBC engagement letter, we paid RBC a nonrefundable retainer of $50,000 when it was hired and a fee of $100,000 in connection with the rendering of its opinion, both of which fees are creditable against the contingent transaction fee referred to below but were not contingent on the consummation of a transaction. In the event that a transaction of the kind covered by the engagement letter is completed during or within 24 months following the end of RBC's engagement, RBC will be entitled to the transaction fee and if the merger is completed the transaction fee is estimated to be approximately $2,000,000. We and RBC believe that the retainer, opinion and transaction fees are customary for transactions of this nature. Whether or not the merger closes, we have also agreed to reimburse RBC for its reasonable out-of-pocket expenses and to indemnify it against liabilities relating to or arising out of services performed by RBC in connection with its engagement, including without limitation, liabilities arising under the federal securities laws. The terms of the engagement letter were negotiated at arm's-length between us and RBC and our board of directors was aware of this fee arrangement when it approved our proposed merger.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE PROPOSED MERGER

     Nine of our ten directors are independent, not employed by Elder-Beerman, and have no direct or indirect interest in the merger that is different from the interests of our shareholders generally, except that the merger agreement provides that their options to purchase our shares will be cashed out in the merger and after the merger, Wright Holdings, Inc. will continue indemnification arrangements and directors' and officers' liability insurance for our present directors for a period of six years.

     In connection with the merger, Byron L. Bergren, our President and Chief Executive and a director, and Edward A. Tomechko, our Executive Vice President and Chief Financial Officer, will contribute a portion of their options to purchase Elder-Beerman common shares to Wright Holdings, Inc. and receive in exchange options to purchase Wright Holdings, Inc. common stock. As a result of the foregoing, it is currently anticipated that immediately following the merger, Messrs. Bergren and Tomechko will hold immediately exercisable options to purchase approximately 10% of the fully diluted common equity of Wright Holdings, Inc. In addition, other members of senior management of Elder-Beerman may make similar contributions of securities of Elder-Beerman for securities of Wright Holdings, Inc.

     It is currently anticipated that Mr. Bergren will exchange 250,000 out of his 350,000 options to purchase our common shares, with an aggregate value of approximately $787,000, based on the excess of the $6.00 per share merger consideration over the exercise price of these options, for options to purchase approximately 8.5% of the fully diluted common equity of Wright Holdings, Inc. The precise number of shares of Wright Holdings, Inc. common stock that Mr. Bergren will be entitled to purchase under these options cannot be determined at this time, but will be based on the price paid by Marathon Fund Limited Partnership IV for common equity in Wright Holdings, Inc. upon consummation of the merger. The 100,000 remaining options held by Mr. Bergren will be settled upon consummation of the merger for a cash payment of approximately $326,000 on the same basis as the options held by our other employees. In addition, Mr. Bergren is expected to receive approximately $434,000 upon consummation of the merger in settlement of his outstanding shares, restricted shares and deferred bonus shares, which will be settled based upon the same $6.00 per share merger consideration payable to other shareholders.

     It is currently anticipated that Mr. Tomechko will exchange all of his 45,000 options to purchase our common shares, with an aggregate value of approximately $136,450, based on the excess of the $6.00 per share merger consideration over the exercise price of these options, for options to purchase approximately 1.5% of the fully diluted common equity of Wright Holdings, Inc. The precise number of shares of Wright Holdings, Inc. common stock that Mr. Tomechko will be entitled to purchase under these options cannot be determined at this time, but will be based on the price paid by Marathon Fund Limited Partnership IV for common equity in Wright Holdings, Inc. upon consummation of the merger. Mr. Tomechko is expected to receive approximately $99,800 upon consummation of the merger in settlement of his outstanding restricted shares and deferred bonus shares, which will be settled based upon the same $6.00 per share merger consideration payable to other shareholders.

     It is also Wright Holdings, Inc.'s intention to establish an incentive option plan, pursuant to which options to purchase Wright Holdings, Inc. common stock may be granted to members of Elder-Beerman management following the merger.

     In the merger, each of the outstanding options to purchase common shares granted to our directors and executive officers under our equity and performance incentive plan (except those options being exchanged by members of our senior membership for options of Wright Holdings, Inc.) will be cancelled on the same basis as the options held by our employees. In exchange for such cancellation, these option holders will receive with respect to each option a payment equal to the amount by which the per share merger consideration of $6.00 exceeds the exercise price applicable to such option multiplied by the number of shares subject to the option. In the case of our nine independent directors, the amount paid to them on this basis would total $[1,089,669].

     Mr. Bergren's current employment agreement with us provides that if his employment with us is terminated for any reason other than cause, disability or death within 24 months after a change of control of Elder-Beerman (as defined in the agreement), then we will pay him in a lump sum within 45 days after his termination of employment a severance payment equal to 2.99 times his "base amount," as such term is defined in Section 280G of the Internal Revenue Code. If any payment to Mr. Bergren as a result of a change of control is subject to the Section 280G excise tax, such payments will be grossed up to offset the impact of the tax. If Mr. Bergren terminates his employment for good reason (as defined in the agreement) within two years of a change of control, he will be entitled to the same payments that we would be required to make to him if we had terminated him for any reason other than cause, disability, or death.

     There is a severance agreement between Mr. Tomechko and us that provides that if we terminate his employment at any time for any reason other than cause, disability or death or if Mr. Tomechko resigns his employment for good reason (as defined in the agreement), within 24 months following a change of control of Elder-Beerman (as defined in the agreement), we will pay Mr. Tomechko in a lump sum within 45 days of his termination of employment an amount equal to 200% of his salary and will continue his participation in our health plans for 24 months.

     The current employment agreement of Mr. Lipton, the company's Senior Vice President -- Controller, provides that if his employment with us is terminated by us for any reason other than cause, disability or death or he resigns for good reason (as defined in the agreement) within two years of a change of control of Elder-Beerman (as defined in the agreement) or he resigns within the 30-day period following the one year anniversary date of a change of control or he is terminated by us in connection with, but prior to, a change of control, then we will pay him in a lump sum within 45 days after his termination of employment a severance payment equal to 1.5 times his most recent base salary and bonus. If any payment to Mr. Lipton as a result of a change of control is subject to the Section 280G excise tax under the Internal Revenue Code, such payments will be grossed up to offset the impact of the tax.

     The current employment agreement with Mr. Zamberlan, the company's Executive Vice President -- Stores, is comparable to Mr. Lipton's except that the lump sum payment to him within 45 days after his termination of employment would be equal to the greater of (i) 2.99 times his "base amount," as such term is defined in Section 280G of the Internal Revenue Code, or (ii) 2.0 times his most recent base salary and bonus.

EFFECTS OF THE MERGER; PLANS OR PROPOSALS FOR THE COMPANY

     Following the merger, our common shares will no longer be quoted on the NASDAQ National Market System or publicly traded or quoted on any other securities exchange or market. The registration of our common shares under the federal securities laws will be terminated upon application to the SEC after the merger. Therefore, we will no longer be required to file periodic reports with the SEC after the merger.

     In the merger, Elder-Beerman will merge with Wright Sub, Inc. and become a wholly-owned subsidiary of Wright Holdings, Inc. Following the merger, the outstanding shares of capital stock of Wright Holdings, Inc. will principally be owned by Marathon Fund Limited Partnership IV, as well as by members of our senior management, including Byron L. Bergren and Edward A. Tomechko. Other than members of our management, no other shareholders will have an equity interest in Elder-Beerman or Wright Holdings, Inc. following the merger and, accordingly, will no longer have the opportunity to participate in the earnings and growth of Elder-Beerman or to vote on corporate matters. Similarly, other than these members of our senior management, our shareholders will no longer bear the risk of losses generated by Elder-Beerman's operations or decline in the value of its outstanding capital shares.

     Currently, Marathon Fund Limited Partnership IV owns 100% of Wright Holdings, Inc. and Wright Holdings, Inc. owns 100% of Wright Sub, Inc. Immediately prior to the merger, Byron L. Bergren, our President and Chief Executive Officer and a director, and Edward A. Tomechko, our Executive Vice President and Chief Financial Officer, will exchange a portion of their options to purchase our common shares for immediately exercisable options to purchase common shares of Wright Holdings, Inc. Also, immediately prior to the merger, Marathon Fund Limited Partnership IV will contribute $11,000,000 in cash to Wright Holdings, Inc. in exchange for common shares of Wright Holdings, Inc. In the merger, members of our senior management will receive the $6.00 per share merger consideration for each of our common shares that they own and do not contribute to Wright Holdings, Inc. prior to the merger.

     As a result of the merger, the interests of the members of senior management who will be continuing shareholders in Elder-Beerman's net book value and net earnings will be approximately 10%. These continuing shareholders will be entitled to the corresponding benefits and detriments resulting from their interests, including income or losses generated by Elder-Beerman's operations and future increases or decreases in Elder-Beerman's value.

     It is expected that our current officers will remain as the officers of Elder-Beerman after the merger. The current directors of Wright Sub, Inc. immediately prior to the merger will become the directors of Elder-Beerman after the merger.

     Wright Holdings, Inc. has informed us that, after the merger, it will continue to evaluate and review Elder-Beerman and its assets, corporate structure, capitalization, operations, properties, management, personnel and policies to determine what changes, if any, that it deems to be necessary to maximize its investment in Elder-Beerman. Wright Holdings, Inc. and its shareholders will have the right after the merger to make any changes in the company's business that they deem necessary or appropriate in light of their review or in light of future developments. Except as otherwise described in this proxy statement, to our knowledge, none of Wright Holdings, Inc. or any of its shareholders has any current plans or proposals that relate to or would result in an extraordinary corporate transaction involving Elder-Beerman, such as a reorganization or liquidation of the company, any purchase, sale or transfer of a material amount of the company's assets, or any other material change in the company's corporate structure or business.

     For U.S. federal income tax purposes, no gain or loss will be recognized by Elder-Beerman as a result of the merger. The tax year of Elder-Beerman will close as a result of the merger, and Elder-Beerman will thereafter be treated as a member of a new consolidated group with Wright Holdings, Inc. as the parent.

     For its taxable year beginning February 2, 2003, Elder-Beerman had available net operating losses of approximately $56 million carried over from prior years. In general, these net operating losses are available to offset taxable income recognized by Elder-Beerman in the future. Because the merger will cause an "ownership change" in Elder-Beerman within the meaning of Section 382 of the Internal Revenue Code, the benefit of Elder-Beerman's net operating losses will be reduced or eliminated as a result of the merger.

     In addition, if at the time of the merger Elder-Beerman holds assets with an aggregate adjusted tax basis exceeding their aggregate fair market value by more than the applicable amount specified in Section 382, the use of losses recognized and deductions incurred within five years after the merger from the sale of these assets and depreciation may be restricted or delayed. A sufficiently large excess of tax basis over fair market value may also make Elder-Beerman more susceptible to "alternative minimum tax" liability in future years. To the extent that Elder-Beerman pays alternative minimum tax in the future, Elder-Beerman may be able to use such tax as a credit against regular federal income tax in later years.

     For its taxable year beginning February 2, 2003, Elder-Beerman had available minimum tax credits of approximately $2.3 million to offset regular federal income tax liabilities incurred by Elder-Beerman in the future, which tax credits can be carried forward indefinitely. The merger will delay Elder-Beerman's use of these minimum tax credits.

     The application of Section 382 and the alternative minimum tax rules may increase the cumulative federal income tax liability of Elder-Beerman in comparison to such liability if no ownership change occurred.

RECENT RELATED PARTY TRANSACTIONS

     In fiscal year 2002, Edward A. Tomechko, our Executive Vice President and Chief Financial Officer, participated in a relocation program that we offered to executive officers and other key employees who relocated at our request. Under the program, a third-party relocation service purchased Mr. Tomechko's former residence in Minnesota, pursuant to an agreement dated July 16, 2002, at its appraised value of $595,000. We advanced the funds to the relocation service for the purchase on July 29, 2002 and were reimbursed the funds on August 1, 2002, less costs of $39,296 associated with the transaction.

     John S. Lupo served as Executive Vice President Merchandising and Marketing from August 19, 2001 to October 31, 2002. His services were made available to us under an agreement between us and Renaissance Partners, LLP. The Company paid to Renaissance Partners under this agreement a total of $369,000 in fiscal year 2002. Under this agreement, we are also obligated to pay to Renaissance Partners a success fee if a defined capital event occurs on or before August 31, 2003, equal to 0.5% of the difference between our market capitalization on August 31, 2001 and our market capitalization on the date of the capital event.

     There have been no transactions in our common shares during the past 60 days by Elder-Beerman, any of our directors or executive officers, or any of our associates except the following:

     - each of Messrs. Bergren and Tomechko have agreed that immediately prior to the effective time of the merger, a portion of their options to purchase Elder-Beerman common stock will be surrendered in exchange for immediate exercisable options to purchase approximately 10% of the fully diluted common stock of Wright Holdings, Inc. ;

     - PPM America, Inc. sold 62,000 shares of common stock on May 16, 2003 at a price of $4.883 per share, 7,000 shares of common stock on May 19, 2003 at a price of $4.8796 per share, 1,000 shares of common stock on May 20, 2003 at a price of $4.75 per share, 17,500 shares of common stock on May 21, 2003 at a price of $4.7555 per share, 75,100 shares of common stock on May 22, 2003 at a price of $5.0026 per share, 21,000 shares of common stock on May 23, 2003 at a price of $5.3004 per share, 100,000 shares of common stock on July 7, 2003 at a price of $5.88 per share and 19,343 shares of common stock on July 15, 2003 at a price of $6.08 per share.

FINANCING OF THE MERGER

     Wright Holdings, Inc. intends to fund the merger (including fees, expenses and transaction costs), pay the cash amounts payable to holders of stock options in connection with the merger, replace Elder-Beerman's existing credit facility and credit card securitization facility and provide a source of working capital for Elder-Beerman from the proceeds of the financings contemplated by a commitment letter from Marathon Fund Limited Partnership IV, an affiliate of Goldner Hawn Johnson & Morrison Incorporated, and a commitment letter from Fleet Retail Finance Inc. and Back Bay Capital Funding LLC. Wright Holdings, Inc.'s obligation to complete the merger is conditioned upon receipt of the proceeds of the financings contemplated by the commitment letters on the terms and conditions set forth in those commitment letters, or other terms that are reasonably satisfactory to Wright Holdings, Inc., in amounts necessary to complete the merger and to pay all related fees and expenses.

  Subordinated Debt and Equity Financing

     Wright Holdings, Inc. has received a commitment letter from Marathon Fund Limited Partnership IV, an affiliate of Goldner Hawn Johnson & Morrison Incorporated, in which Marathon has agreed to provide up to

$27 million in a combination of subordinated debt and equity interests in Wright Holdings. The receipt of this financing by Wright Holdings, Inc. is subject to satisfaction or waiver of various conditions, including:

     - closing of the merger substantially in accordance with the terms of the merger agreement;

     - availability of senior debt financing as outlined in the commitment letters from Fleet Retail Finance Inc. and Back Bay Capital Funding LLC or on other terms and conditions satisfactory to Marathon; and

     - absence of any material adverse change in Elder-Beerman's business or financial condition and any material litigation related to Elder-Beerman, the proposed financing or the merger.

  Senior Debt Financing

     Wright Holdings, Inc. has received a commitment letter from Fleet Retail Finance Inc. and Back Bay Capital Funding LLC in which Fleet Retail Finance agreed to provide a three-year senior secured variable rate revolving credit facility in the amount of $250 million to Wright Holdings, Inc. and Back Bay agreed to provide a senior secured variable rate (12% interest for the first year of the loan); term loan due 2006 in the amount of $25 million to Wright Holdings, Inc. The proceeds of the revolving credit facility and the term loan may be used to finance the acquisition of Elder-Beerman by Wright Holdings, Inc. and for other general corporate purposes of Elder-Beerman. The revolving credit facility will be secured by a first priority perfected security interest in substantially all of Wright Holding's and Elder-Beerman's assets excluding real estate (which would be subject to a second mortgage position behind the term loan), certain leasehold interests, certain non-material assets, and capital leases or equipment financings, the terms of which prohibit junior encumbrances. The term loan will be secured by a first priority mortgage lien on all real estate of Wright Holdings, Inc. and Elder-Beerman and a second priority security position on all of Wright Holding's and Elder-Beerman's other assets excluding leasehold interests, certain non-material assets and capital leases or equipment financings, the terms of which prohibit junior encumbrances. The revolving credit facility and the term loan will include other covenants and restrictions customary for senior secured credit facilities.

     The ability of Wright Holdings, Inc. to obtain proceeds from the revolving credit facility and term loan is subject to satisfaction or waiver of various conditions, including:

     - execution of documentation satisfactory to Wright Holdings, Inc., Elder-Beerman and the lenders with respect to the revolving credit facility and the term loan;

     - the satisfaction of the lenders with respect to the capital structure of Wright Holdings, Inc., which must include a minimum equity/junior capital injection of not less than $25 million;

     - satisfactory completion of a due diligence investigation by the lenders, including a commercial finance examination, inventory appraisal, accounts receivable appraisal, appraisals of real estate and environmental site assessments;

     - all necessary consents and approvals to the financing shall have been obtained;

     - minimum excess availability as of the closing date of $25 million (after giving effect to the loans to be made and letters of credit to be issued on the closing date);

     - execution of intercreditor and subordination agreement with holders of mezzanine indebtedness in form and substance reasonably satisfactory to the lenders;

     - absence of litigation or other proceedings which could reasonably be expected to have a material adverse effect on Wright Holdings, Inc. and Elder-Beerman;

     - absence of any default of any material contract or agreement of Wright Holdings, Inc. or Elder-Beerman;

     - the receipt by the lenders of a solvency opinion with respect to Elder-Beerman;

     - satisfaction of the lenders with the merger agreement and related agreements and the completion of the merger on terms reasonably acceptable to the lenders;

     - liens on all of the collateral described above shall have been perfected to the satisfaction of the lenders;

     - no material changes in governmental regulations or policies affecting Wright Holdings, Inc., Elder-Beerman or the lenders has occurred; and

     - no material disruption or material adverse change in the US financial or capital markets in general that has had a material adverse effect on the market for loan syndications or that has materially and adversely affected the syndication of the revolving credit facility.

     Because the only consideration in the merger is cash and because the completion of the merger is subject to a financing condition, we do not believe that the financial condition of Wright Holdings, Inc. is material to a shareholder's decision whether to vote to approve the merger.

MR. BERGREN'S AND MR. TOMECHKO'S POSITION AS TO THE FAIRNESS OF THE MERGER AND REASONS FOR THE MERGER

  Position as to the Fairness of the Merger

     Mr. Bergren and Mr. Tomechko believe that the merger is substantively and procedurally fair to the unaffiliated holders of Elder-Beerman common stock. However, neither Mr. Bergren nor Mr. Tomechko has performed, or engaged a financial advisor to perform, any valuation analysis for the purposes of assessing the fairness of the merger to the unaffiliated holders of Elder-Beerman common stock. Moreover, neither Mr. Bergren nor Mr. Tomechko participated in the deliberations of the board of directors or received advice from the board's financial advisor with respect to the merger.

     Mr. Bergren's and Mr. Tomechko's belief that the merger is substantively fair to the unaffiliated holders of Elder-Beerman common stock is based on the following factors:

     - the fact that the board of directors, by unanimous vote of the independent directors, concluded that the merger agreement is advisable and fair to and in the best interest of Elder-Beerman and its shareholders (although Mr. Bergren and Mr. Tomechko did not rely upon the board of directors' analysis);

     - the fact that the board of directors received a written opinion from RBC dated June 25, 2003 as to the fairness, from a financial point of view, of the $6.00 per share cash merger consideration;

     - the fact that the $6.00 per share merger price represents a significant premium over the historical trading prices of Elder-Beerman's common shares, and represents a 104% premium over the average closing price of Elder-Beerman's common stock for the thirty days prior to May 16, 2003, the date on which Elder-Beerman announced that it was entering into exclusive negotiations with a third party relating to the potential sale of the company;

     - the historical results of operations, financial condition, assets, liabilities, business strategy and prospects of Elder-Beerman and the nature of the industry in which Elder-Beerman competes, and their belief that many of the factors that may have caused Elder-Beerman's common shares to trade at price levels substantially below the merger price during the last two years are not likely to change in the near future;

     - the fact that the merger consideration is all cash, which provides certainty of value to the Elder-Beerman shareholders;

     - the fact that the merger would shift the risk of the future financial performance of Elder-Beerman from the public shareholders, who do not have the power to control decisions made as to Elder-Beerman business, to Wright Holdings, Inc. and its shareholders, who will have the power to control Elder-Beerman's business as the owners of a privately held company;

     - Elder-Beerman's prior efforts to seek strategic alternatives, including its solicitation of third-party bids in 2000, its board's willingness since 2000 to consider bona fide expressions of interest, the bidding process that occurred in connection with Elder-Beerman entering into the exclusivity agreement with Wright Holdings, Inc. and its announcement on May 16, 2003 that it had entered into exclusive negotiations for a limited period of time concerning a possible sale which alerted the marketplace to the fact that it was considering a possible sale; and

     - the terms of the merger agreement include the ability of Elder-Beerman's board, in the exercise of its fiduciary duties, to consider unsolicited bona fide alternative proposals which present a reasonable likelihood of resulting in a superior proposal.

     In consideration of the fairness of the merger to Elder-Beerman's unaffiliated shareholders, Mr. Bergren and Mr. Tomechko did not conduct an appraisal of the assets of Elder-Beerman to determine a liquidation value for Elder-Beerman. Mr. Bergren and Mr. Tomechko considered Elder-Beerman's business to be a viable going concern and did not consider the liquidation value as a relevant valuation methodology, especially in light of the costs to be incurred in satisfying Elder-Beerman's existing contractual obligations.

     Mr. Bergren's and Mr. Tomechko's belief that the merger is procedurally fair to the unaffiliated shareholders of Elder-Beerman is based on the following:

     - nine of Elder-Beerman's ten directors are independent, are not employed by it, and have no direct or indirect interest in the merger that is different from the interests of Elder-Beerman shareholders generally, except that their options to purchase Elder-Beerman shares will be cashed out in the merger and that Wright Holdings, Inc. has agreed that it will continue certain director indemnification agreements and related insurance after the merger, and these independent directors unanimously approved the transaction;

     - during the period from March 5, 2003 through June 25, 2003, the date on which the Elder-Beerman board approved the merger agreement, its independent directors met seven times and its executive committee, comprised solely of independent directors, met an additional six times, generally with their legal and financial advisors present, to consider, evaluate and supervise the manner in which the negotiations leading to the merger agreement were being conducted;

     - when Messrs. Bergren and Tomechko first indicated that they might be interested in submitting a bid to acquire Elder-Beerman, they promptly advised the board of directors of their potential interest before meeting with any private equity firms and, after so informing Elder-Beerman, did not participate in any deliberations of the board of directors or any committee with respect to a sale transaction;

     - the terms of the merger agreement were determined through extensive arms-length negotiations between Mr. Mason and Elder-Beerman's legal and financial advisors, on the one hand, and Wright Holdings, Inc. and its advisors, on the other hand, with Messrs. Bergren and Tomechko not participating in any of the negotiations;

     - with the assistance of outside financial advisors, Elder-Beerman had solicited strategic and financial buyers in 2000; since that time, the company has met with persons who expressed an interest in acquiring it; provided for a bidding process involving another bidder and Wright Holdings, Inc.; and its board of directors had satisfied itself that the merger transaction and merger price had substantial market exposure as a result of its public announcement on May 16, 2003 of exclusive negotiations with a view to a sale of the company, and its public announcement on June 26, 2003 of the signing of the merger agreement and the filing on that date of the merger agreement with the SEC;

     - the affirmative vote of the holders of at least two-thirds of Elder-Beerman's outstanding common shares is required under Ohio law to approve and adopt the merger agreement; and

     - holders of Elder-Beerman's common shares who do not vote in favor of the merger will have the right to demand judicial appraisal of their shares under Ohio law.

     Based on the above-listed factors, Mr. Bergren and Mr. Tomechko believe that the merger, the merger agreement and the related transactions are fair to Elder-Beerman's unaffiliated shareholders. Neither Mr. Bergren nor Mr. Tomechko believe that it is possible to assign specific relative weights to the foregoing factors in reaching their opinion as to the fairness of the merger, the merger agreement and the related transactions.

     Mr. Bergren and Mr. Tomechko have interests in the merger transaction not shared by other shareholders of Elder-Beerman. These interests are described above under the heading "Interests of Our Directors and Officers in the Merger." Neither Mr. Bergren nor Mr. Tomechko makes any recommendation as to how any shareholder of Elder-Beerman should vote on the merger agreement.

  Reasons of Mr. Bergren and Mr. Tomechko

     Mr. Bergren and Mr. Tomechko believe that it is in Elder-Beerman's best interest to operate as a privately held entity at this time. In the view of Mr. Bergren and Mr. Tomechko, many of the factors that may have caused Elder-Beerman's common shares to trade at price levels substantially below the merger price during the last two years are not likely to change in the near future. As a privately held entity, Elder-Beerman will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market's present disfavor. In addition, as an entity whose common stock is not publicly traded, Elder-Beerman will be able to make decisions that may negatively affect quarterly earnings but may, in the long-run, increase the value of Elder-Beerman's assets or earnings and the risk of these decisions will be shifted from public stockholders who do not control those decisions. While Mr. Bergren and Mr. Tomechko believe that there may be significant opportunities associated with their investment in Wright Holdings, Inc., and that the ultimate long-term value of such an equity investment could be considerably greater than the original cost thereof, they realize that there also are substantial and significant risks that such opportunities may not ever be fully realized.

     In addition, after the merger, Elder-Beerman will no longer be subject to the reporting requirements of the 1934 Securities Exchange Act with respect to its equity securities which will allow Elder-Beerman to eliminate the time devoted by its management and certain other employees to matters relating exclusively to having equity securities publicly traded and the associated expense of compliance with these reporting requirements.

FEES AND EXPENSES OF THE MERGER

     The estimated fees and expenses in connection with the merger are as follows:

Financial Advisor Fees and Expenses.........................
Legal, Accounting and Other Professional Fees...............
Wright Holdings, Inc. Legal, Accounting and Other
  Professional Fees.........................................
Printing, Proxy Solicitation and Mailing Costs..............
Financing Fees..............................................
Filing Fees.................................................
Paying Agent Fees...........................................
Miscellaneous...............................................
                                                              --------
     Total..................................................

     The merger agreement provides that each party will pay all costs and expenses incurred by it in connection with the merger agreement and the merger. Wright Holdings, Inc. has paid the fee in connection with the filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. None of these costs and expenses will reduce the $6.00 per share merger consideration to be received by our shareholders in the merger.

     We will be obligated to reimburse the reasonable fees and expenses incurred by Wright Holdings, Inc. in connection with the merger agreement, up to a maximum of $1.0 million, in certain circumstances in which the merger agreement is terminated. For a description of this expense reimbursement obligation, see the section of this proxy statement entitled "The Merger Agreement -- Expense Reimbursement and Termination Fees."

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a description of the material U.S. federal income tax consequences of the merger to our shareholders that exchange their common shares for cash in the merger and, at the time of the merger, hold their common shares as capital assets. This discussion is based on the Internal Revenue Code, laws, proposed and final Treasury Regulations, administrative rulings, and judicial decisions, each as in effect on the date of this proxy statement. These income tax laws, Treasury Regulations, and the interpretations reflected in administrative rulings and judicial decisions may change at any time, and any change could be retroactive. Although we will not seek any rulings from the Internal Revenue Service or an opinion from counsel with respect to the merger, we believe that the merger will have the U.S. federal income tax consequences described below to the holders of our common shares.

     THIS DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES THAT MAY RESULT FROM YOUR INDIVIDUAL CIRCUMSTANCES AS WELL AS FOREIGN, STATE, LOCAL OR OTHER TAX CONSEQUENCES TO YOU FROM THE MERGER. The following discussion does not address potential foreign, state, local or other tax consequences, nor does it address special tax consequences that may be applicable to particular classes of taxpayers, including the following:

     - financial institutions;

     - insurance companies;

     - regulated investment companies;

     - brokers and dealers or traders in securities or currencies;

     - persons who hold common shares as a hedge against currency risk or as a position in a "straddle" or conversion transaction for tax purposes;

     - persons whose functional currency is not the U.S. dollar;

     - tax-exempt organizations;

     - persons who hold common shares acquired upon exercise of a stock option granted to an employee or otherwise in connection with the performance of services;

     - persons who hold employee stock options or rights to acquire common shares;

     - persons who will have a continuing interest in Wright Holdings, Inc. after the merger; or

     - former U.S. citizens or residents subject to provisions of U.S. tax law concerning expatriates.

     As used herein, the term "U.S. holder" means the holder of our common shares that is for U.S. federal income tax purposes:

     - an individual citizen or resident of the United States;

     - a corporation, partnership (unless the Internal Revenue Service provides otherwise by Treasury Regulations) or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has validly made an election to be treated as a U.S. person under applicable Treasury Regulations.

     As used herein, the term "non-U.S. holder" means a holder of our common shares that is not a U.S. holder.

    U.S. HOLDERS

     Gain or Loss. For those shareholders that exchange their common shares for cash in the merger, the merger will be a taxable transaction for federal income tax purposes. A U.S. holder generally will recognize gain or loss on the exchange of the holder's shares in the merger for cash in an amount equal to the difference, if any, between the amount of cash received and the holder's aggregate adjusted tax basis in the common shares surrendered.

     In general, any gain or loss realized by a U.S. holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the common shares giving rise to the recognized gain or loss have been held for more than one year. Otherwise, the capital gain or loss will be short-term. A non-corporate U.S. holder's long-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 15%, including those holders subject to the alternative minimum tax. A non-corporate U.S. holder's short-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 35%. Any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return). Any unutilized capital loss will carry over as a capital loss to succeeding years.

     For U.S. holders that are corporations, a capital gain is subject to U.S. federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to offset net capital gains generated in those years.

     Backup Withholding. Under the U.S. federal backup withholding rules, unless an exemption applies, the paying agent in the merger will withhold 28% of all cash payments to which a U.S. holder is entitled in connection with the merger, unless the U.S. holder provides a tax identification number, certifies that the number is correct and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign the Substitute IRS Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

    NON-U.S. HOLDERS

     Gain or Loss. Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes upon the exchange of the non-U.S. holder's shares for cash in the merger provided:

     - the capital gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder; and

     - in the case of an individual, the non-U.S. holder is not present in the United States for 183 days or more during the current taxable year or certain other circumstances exist.

     Backup Withholding. As described above in "U.S. Holders -- Backup Withholding," in certain circumstances the paying agent may be required to withhold 28% of all cash payments made to a holder in connection with the merger. A non-U.S. holder that provides a properly completed IRS Form W-8EXP, IRS Form W-8ECI or IRS Form W-8BEN (or an acceptable substitute form) to the paying agent will be exempt from backup withholding. Generally, IRS Form W-8EXP is to be filed by a foreign government, IRS Form W-8ECI is to be filed where the cash received in the merger will be income effectively connected with the conduct of a trade or business in the United States, and IRS Form W-8BEN is to be filed by other non-U.S. holders not required to file IRS Form W-8EXP or IRS Form W-8ECI. These forms and accompanying instructions can be obtained from the Internal Revenue Service or through its website located at http://www.irs.gov.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

     In connection with the execution of the merger agreement, Elder-Beerman made no provision to either grant unaffiliated shareholders access to its corporate files or the corporate files of any other party to the merger or to obtain counsel or appraisal services at its expense or the expense of any other party to the merger.

OUR FINANCIAL FORECASTS

     We do not as a matter of policy make public forecasts or projections of future performance or earnings. However, our management prepared the historical financial information and financial forecasts for our fiscal years ended February 1, 2000 through February 1, 2008 ("Financial Forecasts") set forth below in good faith and in the ordinary course of our business for use by us in our business. The Financial Forecasts were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our certified public accountants have not examined or compiled the Financial Forecasts or expressed any conclusion or provided any form of assurance with respect to the Financial Forecasts and, accordingly, assume no responsibility for them. They are included below solely for the purpose of giving our shareholders access to the same information that was not publicly available that we provided to RBC and to Goldner Hawn Johnson & Morrison Incorporated.

     The Financial Forecasts, with respect to fiscal years 2003 through 2008, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. We have not revised the Financial Forecasts to reflect actual results for our current fiscal year. While presented with numerical specificity, the Financial Forecasts are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, consumer demand and confidence, increasing price and product competition, availability and mix of inventory, retail industry performance, general economic, market, interest rate and financial conditions, operating and other revenues and expenses, capital expenditures and working capital and other matters. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the Financial Forecasts will prove accurate, and actual results may materially differ. In addition, the Financial Forecasts do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which may also cause actual results to materially differ.

     For these reasons, as well as the bases and assumptions on which the Financial Forecasts were compiled, the inclusion of the Financial Forecasts in this proxy statement should not be regarded as an indication that the Financial Forecasts will be an accurate prediction of future events, and they should not be relied on as such. We do not assume any responsibility to any shareholder for the reasonableness, completeness, accuracy or reliability of the Financial Forecasts. No one has made, or makes, any representation to any shareholder regarding the information contained in the Financial Forecasts and, except as required by applicable securities laws, we do not intend to update or otherwise revise the Financial Forecasts to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

                                  NORMALIZED HISTORICAL RESULTS(1)                       MANAGEMENT FORECAST(1)
                                         FISCAL YEAR ENDED,                                FISCAL YEAR ENDED,
                              -----------------------------------------   ----------------------------------------------------
                               2/1/01     2/1/02     2/1/03     5/3/03     2/1/04     2/1/05     2/1/06     2/1/07     2/1/08
                               2000A      2001A      2002A       LTM       2003E      2004E      2005E      2006E      2007E
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
SUMMARY DATA
----------------------------
Number of stores (ending)...        64         68         68         68         69         72         74         77         80
Comparable store sales
  growth....................     (0.8%)     (3.5%)     (2.4%)     (3.5%)      0.0%       1.0%       1.0%       1.0%       1.0%
Sales per square foot(2)....  $    123   $    119   $    117   $    117   $    119   $    120   $    122   $    124   $    126

INCOME STATEMENT
----------------------------
Revenue.....................  $675,209   $661,170   $657,667   $647,471   $657,111   $678,166   $705,491   $733,648   $766,663
  % Growth..................                (2.1%)     (0.5%)     (2.3%)     (0.1%)      3.2%       4.0%       4.0%       4.5%
Gross profit................  $243,299   $231,830   $228,848   $226,345   $229,737   $237,877   $249,470   $259,575   $271,424
  % Margin..................     36.0%      35.1%      34.8%      35.0%      35.0%      35.1%      35.4%      35.4%      35.4%
EBITDA......................  $ 42,321   $ 39,736   $ 40,402   $ 39,529   $ 40,810   $ 42,097   $ 46,206   $ 47,755   $ 50,276
  % Margin..................      6.3%       6.0%       6.1%       6.1%       6.2%       6.2%       6.5%       6.5%       6.6%
EBIT........................  $ 26,121   $ 20,279   $ 21,080   $ 20,857   $ 22,635   $ 24,319   $ 28,201   $ 31,088   $ 32,942
  % Margin..................      3.9%       3.1%       3.2%       3.2%       3.4%       3.6%       4.0%       4.2%       4.3%
Net income..................  $  7,227   $  3,819   $  5,242   $  4,958   $  6,452   $  9,950   $ 12,197   $ 13,422   $ 14,062
  % Margin..................      1.1%       0.6%       0.8%       0.8%       1.0%       1.5%       1.7%       1.8%       1.8%

BALANCE SHEET
----------------------------
Cash and cash equivalents...  $  7,678   $  7,142   $  9,735   $  7,345   $  7,500   $  7,575   $  7,550   $  7,650   $  7,625
Net debt....................  $159,263   $146,878   $110,848   $110,099   $ 94,500   $ 78,325   $ 65,150   $ 49,350   $ 38,675
Shareholders' equity........  $222,000   $217,210   $206,700   $205,077   $215,600   $225,600   $237,800   $251,200   $265,300

                                  NORMALIZED HISTORICAL RESULTS(1)                       MANAGEMENT FORECAST(1)
                                         FISCAL YEAR ENDED,                                FISCAL YEAR ENDED,
                              -----------------------------------------   ----------------------------------------------------
                               2/1/01     2/1/02     2/1/03     5/3/03     2/1/04     2/1/05     2/1/06     2/1/07     2/1/08
                               2000A      2001A      2002A       LTM       2003E      2004E      2005E      2006E      2007E
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
RATIOS
----------------------------
Inventory turnover..........      2.7x       2.8x       3.0x       2.8x       3.1x       3.3x       3.4x       3.4x       3.4x
Accounts receivable days....      74.4       72.6       70.7       68.8       70.4       69.3       69.0       69.1       68.9
Accounts payable days.......      29.9       30.7       33.9       38.8       33.3       30.8       30.1       30.1       30.0
Net debt/net
  capitalization............     41.8%      40.3%      34.9%      34.9%      30.5%      25.8%      21.5%      16.4%      12.7%
EBITDA/interest expense.....      3.0x       2.8x       3.3x       3.3x       3.5x       5.5x       5.5x       5.3x       5.1x
Total debt/EBITDA...........      3.9x       3.9x       3.0x       3.0x       2.5x       2.0x       1.6x       1.2x       0.9x

---------------

(1) "Normalized" reflects adjustments by our management to eliminate extraordinary and non-recurring items.

(2) Represents sales per gross square feet.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING; RECORD DATE

     The special meeting of our shareholders will be held at 8:00 a.m., Eastern
time, on                , [September   , 2003] at The Dayton Marriott Hotel,
1414 South Patterson Boulevard, Dayton, Ohio 45409.

     Our board of directors has fixed the close of business on [August   , 2003]
as the record date for determination of the holders of our common shares
entitled to notice of and to vote at the special meeting. As of [August   ,
2003], we had 11,583,445 of our common shares outstanding.

SOLICITATION OF PROXIES

     This solicitation is being made on behalf of the board of directors of The Elder-Beerman Stores Corp. We are mailing this proxy statement and the enclosed proxy card beginning on or about the date of this proxy statement to holders of our common shares in connection with the solicitation of proxies by our board of directors for use at the special meeting.

     We will bear the cost of the solicitation of proxies through the use of this proxy statement, including reimbursement of brokers and other persons holding stock in their names or in the names of nominees, at approved rates, for their expenses for sending proxy materials to principals and obtaining their proxies. We have retained Morrow & Company to aid us in the distribution and solicitation of proxies for an estimated fee of $5,000, plus reimbursement of reasonable out-of-pocket expenses. Morrow & Company, as well as some of our employees, may solicit proxies personally, or by mail, telephone or electronic transmission. Our employees who participate in the solicitation will not be paid additional compensation for such activities.

VOTING SHARES BY PROXY

     You may vote your common shares by attending the meeting in person or by voting by proxy. We urge you to vote by proxy whether or not you plan to attend the special meeting.

     If you choose to vote by proxy, simply mark your proxy card, date and sign it, and return it in the enclosed prepaid envelope. You can specify your choice by marking the appropriate box on your proxy card. Since the affirmative vote of the holders of two-thirds of our outstanding common shares is required to adopt the merger agreement, if you do not vote your shares it will have the same effect as a vote against the adoption of the merger agreement. If you respond and do not indicate your voting preference, we will count your proxy as vote in favor of the adoption of the merger agreement.

     Proxies received but marked as abstentions and broker non-votes will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present. Since the affirmative vote of the holders of two-thirds of our outstanding common shares is required to adopt the merger agreement, an abstention or broker non-vote will have the effect of a vote against the adoption; of the merger agreement.

     You may revoke your proxy at any time before it is voted at the special meeting by filing a duly executed proxy bearing a later date, or a notice of revocation, with our Secretary. If you attend the meeting in person, you may request that the powers of the proxy holders to vote your shares be suspended. Attendance at the meeting will not by itself revoke a previously granted proxy.

     If you hold your common shares through a broker or other nominee, you must instruct your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your common shares.

PROPOSAL TO BE VOTED ON

     We are asking you to adopt the agreement and plan of merger, dated June 25, 2003, among Elder-Beerman, Wright Holdings, Inc. and Wright Sub, Inc., a wholly-owned subsidiary of Wright Holdings, Inc., pursuant to which Wright Sub, Inc. will merge with and into Elder-Beerman and Elder-Beerman will become a wholly-owned subsidiary of Wright Holdings, Inc. If the merger agreement is adopted and the other conditions to the merger are satisfied or waived, at the effective time of the merger, each of our outstanding common shares, other than shares held by Wright Holdings, Inc. or Wright Sub, Inc. or in our treasury, or held by shareholders who properly exercise appraisal rights under Ohio law, will be converted into the right to receive $6.00 in cash, without interest and less any applicable withholding taxes. A copy of the merger agreement is included in this proxy statement as Appendix A. You are encouraged to read the merger agreement in its entirety.

     In addition to the requirement that the merger agreement be adopted by the holders of two thirds of our outstanding common shares, the merger agreement is subject to a number of other conditions set forth in the merger agreement. See the sections of this proxy statement entitled "The Proposed Merger -- Conditions to the Merger" and "The Merger Agreement -- Conditions to the Merger."

     At the special meeting, we will also transact such other business as may be properly presented at the special meeting, including, if submitted to a vote of our shareholders, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.

     It is our policy that individual shareholder proxies, ballots and votes tabulated at a meeting of our shareholders are confidential. Representatives of Wells Fargo Bank Minnesota, N.A. will tabulate votes and act as inspectors of election at the special meeting.

QUORUM REQUIREMENTS

     A quorum of shareholders is necessary to hold a valid meeting of our shareholders. The presence, either in person or by proxy, of the holders of a majority of our common shares will be necessary to constitute a quorum at the special meeting. The presence of the holders of at least two-thirds of our common shares will be necessary to adopt the merger agreement. Proxies received but marked as abstentions and broker non-votes will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present.

     The holders of a majority of the votes represented at the special meeting, whether or not a quorum is present, may adjourn the meeting without notice other than by announcement at the special meeting of the date, time and location at which the meeting will be reconvened.

VOTE REQUIRED FOR APPROVAL

     For the merger agreement to be adopted by our shareholders, holders of two-thirds of our common shares must vote in the affirmative. Each of our common shares is entitled to one vote on the proposed merger. Holders of record of our
common shares as of [August   , 2003], the record date for the special meeting,
are entitled to vote on the merger. On that date, we had approximately 11,583,445 common shares outstanding. Adoption of the merger agreement does not require the separate vote of our unaffiliated shareholders, and no separate vote of our unaffiliated shareholders will be conducted.

     Our directors and officers together beneficially own, as of [August   ,
2003], approximately 794,483 of our common shares, which represents approximately 6.86% of our outstanding common shares. We anticipate that each of our directors and officers who are shareholders will vote in favor of the merger.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors, by the unanimous vote of our independent directors, has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of, the company and our shareholders and, accordingly, has approved and adopted the merger agreement. Nine of our ten directors are independent and not employed by Elder-Beerman. Our board of directors recommends that you vote FOR the adoption of the merger agreement. For a discussion of the material factors considered by our board of directors in reaching its conclusions and the reasons why our board of directors determined that the merger agreement and the merger are advisable, fair to and in the best interests of the company and our shareholders, see the section of this proxy statement entitled "Special Factors -- Reasons for the Recommendation of our Board of Directors; Fairness of the Merger."

                              THE PROPOSED MERGER

THE ELDER-BEERMAN STORES CORP.

     The merger is being proposed by the board of directors of The Elder-Beerman Stores Corp. We have been operating department stores since 1847. We operate department stores that sell a wide range of moderate to better branded merchandise, including women's, men's and children's apparel and accessories, cosmetics, home furnishings and other consumer goods. We also operate a credit card program through our wholly-owned subsidiary, The El-Bee Chargit Corp. As of the date of this proxy statement, we operate 66 department stores and two furniture stores, principally in smaller to mid-size Midwestern markets in Ohio, West Virginia, Indiana, Illinois, Michigan, Wisconsin, Kentucky and Pennsylvania. During the most recent fiscal year, Elder-Beerman generated approximately $639.8 million in net sales.

     Our principal executive offices are located at 3155 El-Bee Road, Dayton, Ohio 45439. Our main telephone number at those offices is (937) 296-2700. For information on where you can obtain more information about us, see the section of this proxy statement entitled "Where You Can Find More Information."

     Our Annual Report on Form 10-K for the fiscal year ended February 1, 2003 is included in this proxy statement as Appendix C, and our Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2003 is included in this proxy statement as Appendix D.

WRIGHT HOLDINGS, INC. AND WRIGHT SUB, INC.

     We are proposing to merge with Wright Sub, Inc., a wholly-owned subsidiary of Wright Holdings, Inc. Wright Sub, Inc., an Ohio corporation, was formed at the direction of Wright Holdings, Inc. solely for the purpose of effecting the merger and the transactions related to the merger. Wright Sub, Inc. has not engaged in any business except in furtherance of effecting the merger. Wright Holdings, Inc., a Delaware corporation, was formed solely for the purpose of financing the merger and the transactions related to the merger and holding the shares of Wright Sub, Inc. In the merger, Wright Sub, Inc. will merge with and into Elder-Beerman and Elder-Beerman will become a wholly-owned subsidiary of Wright Holdings, Inc. Following the merger, the outstanding shares of capital stock of Wright Holdings, Inc. will be owned principally by Marathon Fund Limited Partnership IV, as well as by members of our senior management, including, Byron L. Bergren and Edward A. Tomechko.

     The principal executive offices of Wright Holdings, Inc. and Wright Sub, Inc. are located at 5250 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402-4123. The main telephone number at those offices is (612) 338-5912.

STRUCTURE OF THE MERGER; CONSIDERATION TO BE RECEIVED BY OUR SHAREHOLDERS

     In the merger, Wright Sub, Inc. will be merged with and into Elder-Beerman, which will be the surviving corporation in the merger. Upon the completion of the merger, Elder-Beerman will be a wholly-owned subsidiary of Wright Holdings, Inc., which will be owned principally by Marathon Fund Limited Partnership IV, as well as members of our senior management, including Byron L. Bergren and Edward A. Tomechko. Other than members of management, no other shareholders are expected to have any equity interest in Wright Holdings, Inc. or Elder-Beerman after the merger. Our common shares will no longer be publicly traded after the merger. The registration of our common shares and our reporting obligations under the federal securities laws will be terminated after the merger upon application to the SEC.

     At the effective time of the merger, each of our outstanding common shares, other than shares held by Wright Holdings, Inc. or Wright Sub, Inc. or in our treasury, or held by shareholders who properly exercise appraisal rights under Ohio law, will be converted into the right to receive $6.00 in cash, without interest and less any applicable withholding taxes. At the effective time of the merger, options outstanding to acquire our common shares granted under our equity and performance incentive plan, other than those being exchanged for options of Wright Holdings, Inc. by members of our senior management, including Byron L. Bergren and Edward A.

Tomechko, shall be converted into the right to receive the difference between the exercise price of the applicable option and $6.00, less any applicable withholding taxes.

CONDITIONS TO THE MERGER

     The merger is conditioned on the adoption of the merger agreement by our shareholders, which requires the affirmative vote of the holders of two-thirds of our outstanding common shares. The completion of the merger is also subject to a number of other conditions that are set forth in the merger agreement. These conditions include the receipt of all required antitrust approvals, the absence of any law or order of any governmental authority that prohibits the completion of the merger, the receipt of all necessary consents and approvals, and the satisfaction by Wright Holdings, Inc. and us of all of our respective obligations under the merger agreement. The obligation of Wright Holdings, Inc. and Wright Sub, Inc. to complete the merger is also conditioned on the holders of less than 7% of our common shares having exercised their appraisal rights and the receipt by Wright Holdings, Inc. of the necessary financing to complete the merger. For a more complete description of these conditions, see the section of this proxy statement entitled "The Merger Agreement -- Conditions to the Merger."

     On July 1, 2003, Elder-Beerman and Marathon Fund Limited Partnership IV filed premerger notification reports with the Federal Trade Commission and the Department of Justice as required by the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"). Under the HSR Act, the parties are allowed to close the proposed merger only after these reports were filed and the applicable "waiting period" expires or is terminated. The parties were granted early termination of this waiting period on July 14, 2003. As a result, under the HSR Act, the parties are now permitted to close the merger. We do not anticipate any other regulatory action or approval will be necessary to complete the merger, other than compliance with applicable SEC requirements.

     If our shareholders adopt the merger agreement and the other conditions to the merger are satisfied or waived, we expect that the merger will be completed as soon as practicable after the special meeting. Although we hope to complete the merger at that time, we cannot assure you that the merger will be completed by that time.

     As permitted under Ohio law, our board of directors may decline to complete the merger, even if the merger agreement is adopted by our shareholders and all of the other conditions to the merger are satisfied or waived, if our board of directors determines that such action would be in the best interests of the company and our shareholders under the circumstances at the time. We currently know of no reason why the merger would not be completed if the merger agreement is adopted by our shareholders and all of the other conditions to the merger are satisfied. If we decline to complete the merger but do not have the right to do so under the merger agreement, we may incur liability to Wright Holdings, Inc., as described in the section of this proxy statement entitled "The Merger Agreement -- Expense Reimbursement and Termination Fee."

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF SHARE CERTIFICATES

     We have engaged Wells Fargo Bank Minnesota, N.A. to act as paying agent for purposes of making the cash payments to our shareholders provided by the merger agreement. At the closing, Wright Holdings, Inc. will deposit, or cause to be deposited, with the paying agent cash in an aggregate amount necessary to pay the $6.00 per share merger consideration to our shareholders. The paying agent will use these funds for the sole purpose of paying the merger consideration to our shareholders. The paying agent will, in accordance with irrevocable instructions, deliver to you the merger consideration to which you are entitled according to the procedure summarized below.

     As soon as reasonably practicable after the effective time of the merger, the surviving corporation will instruct the paying agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your share certificates in exchange for payment of the merger consideration. Upon the surrender for cancellation to the paying agent of your share certificates, together with a letter of transmittal duly executed and completed in accordance with its instructions and any other items specified by the letter of transmittal, the paying agent will pay to you the merger consideration to which you are entitled and your share certificates will be cancelled. No interest will be paid or accrued on the merger consideration. Payments of merger consideration will be reduced by any applicable withholding taxes.

     If your share certificates have been lost, mutilated or destroyed, you may instead deliver to the paying agent an affidavit and, if required by the surviving corporation after the merger, an indemnity bond in form and substance, and with surety, reasonably satisfactory to the surviving corporation.

     If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your share certificates be properly endorsed or otherwise be in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to the satisfaction of the surviving corporation that the taxes have been paid or are not required to be paid.

     YOU SHOULD NOT RETURN YOUR SHARE CERTIFICATES WITH THE ENCLOSED PROXY, AND YOU SHOULD NOT FORWARD YOUR SHARE CERTIFICATES TO THE PAYING AGENT UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AFTER THE COMPLETION OF THE MERGER.

     As of the effective time of the merger, you will cease to have any rights as a shareholder of Elder-Beerman, except for the right to surrender your share certificates, according to the procedure described above, in exchange for payment of the merger consideration, without interest and less any applicable withholding taxes, or, if you properly exercise appraisal rights, the right to receive payment for your shares under Ohio law. As of the effective time of the merger, the stock ledger with respect to our common shares will be closed and no further registration of transfers of our common shares will be made.

     After six months following the effective time of the merger, the paying agent will, on demand, deliver to the surviving corporation all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the paying agent's duties will terminate. Thereafter, you may surrender your share certificates to the surviving corporation and receive the merger consideration to which you are entitled, without interest and less any applicable withholding taxes. However, you will have no greater rights against the surviving corporation than may be accorded to general creditors of the surviving corporation under applicable law. None of the surviving corporation, Wright Holdings, Inc. or Wright Sub, Inc. will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

APPRAISAL RIGHTS

     The holders of our common shares will have appraisal rights in connection with the merger. The following summary is a description of the steps you must take if you desire to exercise appraisal rights. This summary is not intended to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio General Corporation Law which contains the applicable provisions regarding appraisal rights. A copy of Section 1701.85 of the Ohio General Corporation Law is included in this proxy statement as Appendix E. If you wish to exercise appraisal rights, you are urged to read Appendix E in its entirety. We recommend that you consult with your own counsel if you have questions with respect to appraisal rights under Section 1701.85.

     Appraisal rights are your right to dissent from the merger and to have the fair cash value of your common shares determined by a court and paid in cash. The "fair cash value" of our common shares is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to buy would be willing to pay. The fair cash value is determined as of the day prior to the day on which the vote of the shareholders to adopt the merger agreement and approve the merger is taken. When determining fair cash value, any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event will the fair cash value of a common share exceed the amount specified in the shareholder's demand.

     To properly exercise your appraisal rights, you must satisfy each of the following conditions:

     - You must be the record holder of the applicable common shares on the record date for the special meeting. If you have a beneficial interest in common shares held of record in the name of any other person for which you desire to exercise appraisal rights, you must cause the shareholder of record to timely and properly act to exercise such rights.

     - You must not vote your common shares in favor of adoption of the merger agreement. You will waive your appraisal rights if you vote your common shares for adoption of the merger agreement. A failure to vote or abstaining from voting will satisfy this requirement but a vote in favor of the merger in person or by proxy or the return of a signed proxy that does not specify an abstention or a vote against adoption of the merger agreement will constitute a vote in favor of the merger agreement and a waiver of your appraisal rights and will nullify any previously filed written demand for the fair cash value of your common shares.

     - On or before the tenth day following the shareholder vote adopting the merger agreement, you must serve a written demand on us for the fair cash value of your common shares. The written demand must specify your name and address, the number of common shares as to which relief is sought and the amount that you claim as the fair cash value of the common shares for which you are exercising appraisal rights. A vote against the adoption of the merger agreement will not satisfy the requirement to serve a written demand on us. This is the only notice that we will provide to you regarding the requirement to serve on us a written demand on or before the tenth day following the shareholder vote adopting the merger agreement.

     - If requested by us, you must submit to us your share certificates corresponding to the common shares as to which you have exercised appraisal rights within fifteen days after your receipt of our request. We will then endorse the share certificates with a legend that a demand for the fair cash value of the shares has been made.

     - If you and the surviving corporation cannot agree on the fair cash value of your common shares, either you or the surviving corporation must within three months after service of your written demand file or join in a petition in the Court of Common Pleas of Montgomery County, Ohio for a determination of the fair cash value of your common shares.

     If you exercise appraisal rights, your right to be paid the fair cash value of your common shares will terminate if:

     - the merger is not completed for any reason;

     - you fail to serve a timely and appropriate written demand on us;

     - you do not upon our request make timely and appropriate surrender of the share certificates evidencing the applicable common shares for endorsement of a legend that demand for the fair cash value of such shares has been made;

     - you withdraw your demand with our consent;

     - you and the surviving corporation do not agree on the fair cash value of your common shares and neither you nor the surviving corporation timely file or join in an appropriate petition in the Court of Common Pleas of Montgomery County, Ohio; or

     - you otherwise fail to comply with the requirements of Section 1701.85 of the Ohio General Corporation Law.

     All written demands for the fair cash value of your common shares should be addressed to us at our principal executive offices and to the attention of our Secretary. The written demand must be executed by or for the record holder of the applicable common shares fully and correctly as the holder's name appears on the applicable share certificates.

                              THE MERGER AGREEMENT

     The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is included in this proxy statement as Appendix A, exclusive of the schedules to the merger agreement, and is incorporated herein by reference. You are encouraged to read the merger agreement in its entirety.

THE MERGER

     The merger agreement provides for Wright Sub, Inc. to merge with and into Elder-Beerman. Elder-Beerman will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Wright Holdings, Inc. All of our common shares, other than common shares held by Wright Holdings, Inc. or Wright Sub, Inc. or in our treasury, or held by shareholders who properly exercise appraisal rights under Ohio law, will be converted into the right to receive $6.00 per share in cash, without interest and less any applicable withholding taxes. All of our common shares converted in the merger will be automatically cancelled. The holders of our common shares will cease to have any rights in the common shares other than the right to receive the merger consideration upon surrender of the applicable share certificates.

ARTICLES OF INCORPORATION; CODE OF REGULATIONS; DIRECTORS AND OFFICERS

     After the merger, the articles of incorporation and code of regulations of Wright Sub, Inc. will become the articles of incorporation and code of regulations of Elder-Beerman, as the surviving corporation in the merger. The articles of incorporation of Wright Sub, Inc. will be amended at the effective time of the merger to reflect that the name of the surviving corporation in the merger is "The Elder-Beerman Stores Corp." The directors and officers of Wright Sub, Inc. at the effective time of the merger will become the directors and officers of Elder-Beerman, as the surviving corporation in the merger.

CONSIDERATION TO BE RECEIVED BY OUR SHAREHOLDERS

     At the effective time of the merger, each of our outstanding common shares, other than common shares held by Wright Holdings, Inc. or Wright Sub, Inc. or in our treasury, or held by shareholders who properly exercise appraisal rights under Ohio law, will be converted into the right to receive $6.00 per share in cash, without interest and less any applicable withholding taxes.

     Each common share of Wright Sub, Inc. outstanding at the effective time of the merger will become one fully paid and non-assessable common share of Elder-Beerman, as the surviving corporation in the merger.

STOCK OPTIONS

     The merger agreement provides that all of the outstanding options to acquire our common shares granted under our equity and performance incentive plan, other than options held by certain members of our senior management which will be contributed to Wright Holdings, Inc. in exchange for options to purchase common shares of Wright Holdings, Inc., will be cancelled at the effective time of the merger, whether or not the options are then exercisable. In exchange for such cancellation, option holders will receive with respect to each option a payment equal to the amount by which the merger consideration per share exceeds the exercise price applicable to the option, multiplied by the number of shares subject to the option. After the effective time of the merger, option holders will have no further rights in the options that were cancelled and the surviving corporation will have no options to purchase common shares outstanding.

OUR REPRESENTATIONS AND WARRANTIES

     We have made customary representations and warranties to Wright Holdings, Inc. and Wright Sub, Inc. in the merger agreement. These representations and warranties relate to:

     - the organization, qualification and capital structure of the Elder-Beerman and its subsidiaries;

     - our power and authority to enter into the merger agreement and complete the merger, and the validity, binding effect and enforceability of the merger agreement against us;

     - the absence of any conflict between our entering into the merger agreement or completing the merger and our governing documents, agreements or other obligations;

     - the consents and approvals of governmental authorities and other parties that are required in connection with the merger agreement and the merger;

     - our compliance with our obligation to make periodic filings with the SEC and the compliance of such filings with applicable law;

     - the absence of any material changes or developments with respect to the company;

     - the absence of any material liabilities that should have been disclosed in our financial statements;

     - the absence of any litigation or outstanding judgments against us that could have a material adverse effect on us or on our ability to complete the merger;

     - the accuracy of the information in this proxy statement or that we have supplied for use in connection with the Schedule 13E-3 that we filed with the SEC relating to the proposed merger;

     - our compliance with all governmental permits and licenses that we are required to have;

     - the absence of any breaches or violations under any of our governing documents or our contracts with third parties, and the validity and enforceability of such contracts;

     - our compliance with applicable tax laws and our filing of all required tax returns;

     - our compliance with the terms of our employee benefit plans and applicable law in the operation of our employee benefit plans;

     - our compliance with all applicable labor laws, and the absence of any litigation against us by our current or former employees;

     - our compliance with all applicable environmental laws;

     - our valid ownership of the stores that we own, and the existence of valid leases with respect to the stores that we lease;

     - our valid ownership of the intellectual property rights that we use in our business;

     - the validity of our insurance policies;

     - the absence of any transactions with affiliates;

     - the vote of our shareholders that is required to adopt the merger agreement;

     - the receipt by us of an opinion from RBC Capital Markets to the effect that the merger consideration is fair from a financial point of view to our shareholders;

     - our taking all necessary actions to prevent our shareholder rights agreement from applying to the merger agreement or the merger; and

     - the inapplicability of various Ohio anti-takeover statutes to the merger agreement or the merger.

REPRESENTATIONS AND WARRANTIES BY WRIGHT HOLDINGS, INC. AND WRIGHT SUB, INC.

     Wright Holdings, Inc. and Wright Sub, Inc. have made customary representations and warranties to us in the merger agreement. These representations and warranties relate to:

     - the organization and qualification of Wright Holdings, Inc. and Wright Sub, Inc.;

     - the power and authority of Wright Holdings, Inc. and Wright Sub, Inc. to enter into the merger agreement and complete the merger, and the validity, binding effect and enforceability of the merger agreement against them;

     - the absence of any conflict between Wright Holdings, Inc. and Wright Sub, Inc. entering into the merger agreement or completing the merger and their governing documents, agreements or other obligations;

     - the consents and approvals of governmental authorities and other parties that are required in connection with the merger agreement and the merger;

     - the accuracy of the information supplied by Wright Holdings, Inc. and Wright Sub, Inc. for inclusion in this proxy statement and the Schedule 13E-3 that we filed with the SEC relating to the proposed merger;

     - the absence of any litigation or outstanding judgments against Wright Holdings, Inc. or Wright Sub, Inc. that could have a material adverse effect on them or on their ability to complete the merger;

     - the capitalization and net worth of Wright Sub, Inc.; and

     - the receipt by Wright Holdings, Inc. of binding written commitments from financial institutions to obtain the funds necessary to complete the merger.

OUR COVENANTS

     During the period from the date of the merger agreement until the effective time of the merger or the earlier termination of the merger agreement, except as expressly permitted by the merger agreement or to the extent that Wright Holdings, Inc. otherwise consents in writing, we have agreed to:

     - conduct our business in the ordinary course consistent with past practice;

     - use commercially reasonably efforts to preserve intact our present business organization, reputation and relationships, keep available the services of our key officers and employees, and maintain our assets and properties; and

     - confer on a regular basis with Wright Holdings, Inc. regarding our business and operations and matters relevant to the merger.

     We have also agreed that during this period, except as expressly permitted by the merger agreement or to the extent that Wright Holdings, Inc. otherwise consents in writing, we will not, nor will we permit our subsidiaries to, do any of the following:

     - amend our articles of incorporation or our code of regulations;

     - declare, set aside or pay any dividends on any of our capital shares;

     - split, combine or reclassify any of our capital shares or issue any securities in substitution for any of our capital shares;

     - adopt a plan of liquidation, merger, consolidation, restructuring or reorganization;

     - redeem, repurchase or otherwise acquire any capital shares;

     - issue, deliver or sell any capital shares or any securities convertible into capital shares;

     - acquire any business or any assets other than inventory or other assets to be used or sold in the ordinary course of our business;

     - sell or lease any of our assets or properties other than sales of inventory in the ordinary course of our business or sale of assets in the aggregate of less than $250,000;

     - make any tax election or settle or compromise any material income tax liability other than as required by law;

     - incur any indebtedness for borrowed money except pursuant to our existing credit facility;

     - enter into, amend or terminate any of our employee benefit plans or agreements, pay any benefits not required by existing compensation arrangements, increase the compensation of any of our directors or officers, or increase the compensation or benefit of any non-officer employee except for normal increases in the ordinary course of our business;

     - enter into any contract or amend or modify any of our existing contracts, or enter into any new transaction with any of our affiliates outside of the ordinary course of our business or not on an arms length basis;

     - make any capital expenditures for the opening of any new stores or the expansion or remodeling of any existing stores or any other material capital projects;

     - settle or compromise any litigation in excess of $100,000 in the aggregate, net of insurance coverage; or

     - make any change in our lines of business.

NO SOLICITATION

     The merger agreement provides that neither we nor our directors, officers, employees, or advisors, representatives or subsidiaries may, directly or indirectly:

     - initiate, solicit or encourage any inquiries or the making by any third party of any proposal (including any proposal or offer to our shareholders) relating to an alternative acquisition proposal (which includes any merger, consolidation or other business combination involving us or any of our subsidiaries and any acquisition of a significant portion of our or their assets or securities);

     - engage in any negotiations or discussions with, or provide any confidential information to, any third party relating to an alternative acquisition proposal; or

     - grant any waiver or release under any confidentiality, standstill or similar agreement with respect to our equity securities.

     However, our board of directors is not prohibited from furnishing information to (but only pursuant to a confidentiality agreement having terms and conditions that are no less favorable than the terms and conditions of the confidentiality agreement between Wright Holdings, Inc. and us) or enter into discussions or negotiations with any third party who makes an unsolicited alternative acquisition proposal and a majority of our independent directors determines in good faith (after receiving advice from reputable outside counsel that there is a reasonable basis to conclude that the failure to take such action would result in a breach of the board of directors' fiduciary duties under applicable law), that the alternative acquisition proposal is or presents a reasonable likelihood of resulting in a proposal that provides greater value to our shareholders, is reasonably likely to be completed and is supported by comparable financing.

     Our board of directors is also not prohibited from taking and disclosing to our shareholders a position required under the federal securities laws with regard to an alternative acquisition proposal, or making any disclosure to our shareholders, if in the good faith judgment of a majority of our disinterested directors (after receiving advice from reputable outside counsel to that effect) concluded that there is a reasonable basis to believe that such disclosure is required by law.

     We are required to promptly notify Wright Holdings, Inc. if we receive any alternative acquisition proposal or any request for information relating to Elder-Beerman by any third party that has made or is considering making an alternative acquisition proposal, and are required to keep Wright Holdings, Inc. fully informed on a current basis of the status and details of any alternative acquisition proposal. We may not enter into any agreement or arrangement or make any recommendation to our shareholders (other than as required by law) with respect to any alternative acquisition proposal for three business days after delivery of notice to Wright Holdings, Inc. of our intention to enter into such an agreement or arrangement with another party or to make such a recommendation to our shareholders. During such three day period, we must negotiate exclusively in good faith with Wright Holdings, Inc. to make such adjustments in the terms and conditions of the merger agreement as would enable us to proceed with the transactions contemplated by the merger agreement. Any such adjustments to the terms and conditions of the merger agreement are at the discretion of the parties.

EMPLOYEE MATTERS

     Wright Holdings, Inc. has agreed that following the completion of the merger until December 31, 2003, it will maintain our existing employee benefit plans (other than equity-based compensation plans) or maintain benefit plans that are substantially comparable, in the aggregate, to our existing employee benefit plans. The benefit plans in which our employees participate following the completion of the merger will:

     - credit, for vesting and eligibility purposes only, all service performed for us prior to the completion of the merger but not for benefit accrual (including minimum pension amount);

     - waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the completion of the merger, have not been satisfied); and

     - provide that any covered expenses incurred on or before the completion of the merger during the plan year of the applicable benefit plan will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the completion of the merger.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Wright Holdings, Inc. has agreed that it will, for a period of at least six years from the completion of the merger, indemnify and hold harmless our current and former directors and officers to the fullest extent permitted by law, in respect of acts or omissions occurring prior to or after the completion of the merger. Wright Holdings, Inc. has also agreed that the governing documents of the surviving corporation will, for a period of at least six years from the completion of the merger, retain the indemnification and insurance provisions contained in our existing articles of incorporation and code of regulations. Wright Holdings, Inc. is also required to maintain, until the sixth anniversary of the completion of the merger, the directors' and officers' liability insurance policies currently maintained by us, up to an annual cost of 200% of our current annual premium.

CONDITIONS TO THE MERGER

     The obligation of us and Wright Holdings, Inc. to complete the merger is subject to the satisfaction of the following conditions:

     - the adoption of the merger agreement by the holders of two-thirds of our outstanding common shares;

     - the termination or expiration of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

     - the absence of any law or order of any governmental authority that prohibits the completion of the merger; and

     - the receipt of all consents and approvals from, and the making of all filings and notices with, all governmental authorities and other third parties appropriate for the completion of the merger.

     The obligation of Wright Holdings, Inc. and Wright Sub, Inc. to consummate the merger is subject to the satisfaction of the following additional conditions:

     - our representations and warranties in the merger agreement must be true and correct in all material respects;

     - we must have performed in all material respects our agreements and covenants under the merger agreement;

     - we must have taken all necessary action so that our shareholder rights agreement will not become applicable to the merger agreement or the merger;

     - holders of not more than 7% of our outstanding common shares have exercised their appraisal rights;

     - receipt by Wright Holdings, Inc. of the necessary financing pursuant to the commitment letters to complete the merger; and

     - no judgment, order or decree of or any law enacted by any governmental authority shall be in effect which imposes material limitations on the ability of Wright Holdings, Inc. or its affiliates to complete the merger or operate our business after the merger.

     Our obligation to consummate the merger is subject to the satisfaction of the following additional conditions:

     - the representations and warranties of Wright Holdings, Inc. and Wright Sub, Inc. in the merger agreement must be true and correct in all material respects;

     - each of Wright Holdings, Inc. and Wright Sub, Inc. must have performed in all material respects its agreements and covenants under the merger agreement; and

     - if a solvency opinion is delivered to the lenders pursuant to the commitment letters, Elder-Beerman shall have received a copy of the opinion.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after adoption of the merger agreement by our shareholders:

     - by mutual written agreement of us and Wright Holdings, Inc.;

     - by either us or Wright Holdings, Inc. at any time after October 31, 2003 if the merger has not been completed on or prior to that date and the failure to complete the merger is not caused by a breach of the merger agreement by the terminating party;

     - by either us or Wright Holdings, Inc. if the approval of our shareholders is not obtained;

     - by either us or Wright Holdings, Inc. if there has been a material breach of any representation, warranty, covenant or agreement in the merger agreement on the part of the non-terminating party and such breach is incurable or not cured within 30 days of notice of breach;

     - by either us or Wright Holdings, Inc. if any court or other governmental authority has issued a law or order making illegal or otherwise prohibiting the completion of the merger;

     - by us if our board of directors receives an unsolicited alternative acquisition proposal and a majority of our independent directors determines in good faith (after receiving advice from reputable outside counsel on our fiduciary obligations) that the alternative acquisition proposal is reasonably likely to be completed and is supported by comparable financing; provided that we must pay to Wright Holdings, Inc. the expense reimbursement fee and termination fee described below; or

     - by Wright Holdings, Inc. if our board of directors shall have withdrawn or modified or qualified in a manner adverse to Wright Holdings, Inc. its approval or recommendation of the merger agreement or the merger, or if our board of directors shall have approved, recommended or entered into any agreement with respect to any alternative acquisition proposal or failed to reconfirm its recommendation of the merger agreement and the merger within ten (10) business days after Wright Holdings, Inc. so requests.

     If the merger agreement is terminated, then the agreement will become null and void and none of us, Wright Holdings, Inc. or Wright Sub, Inc. will be obligated to complete the merger.

EXPENSE REIMBURSEMENT AND TERMINATION FEES

     If the merger agreement is terminated under any of the following circumstances, then we are required to pay Wright Holdings, Inc. an expense reimbursement fee, not to exceed $1.0 million, for all reasonable documented out-of-pocket fees and expenses incurred by Wright Holdings, Inc. in connection with the merger agreement:

     - if Wright Holdings, Inc. terminates the merger agreement due to the breach by us of the "no solicitation" covenants in the merger agreement;

     - if either we or Wright Holdings, Inc. terminates the merger agreement because the merger has not been consummated by October 31, 2003, and an alternative proposal has been publicly disclosed or publicly proposed to us or our shareholders after June 25, 2003 but before the special meeting;

     - if either we or Wright Holdings, Inc. terminates the merger agreement because we cannot get shareholder approval of the merger agreement; or

     - if Wright Holdings, Inc. terminates the merger agreement because of a breach by us of the representations and covenants (other than the "no solicitation" covenants) in the merger agreement.

Reimbursable fees and expenses include all fees and expenses payable to all banks, investment banking firms and other financial institutions and their respective agents and counsel for acting as financial advisor with respect to, or arranging or providing any financing for, the merger.

If any of the following events occur, we are also required to pay Wright Holdings, Inc. a termination fee of $2.0 million:

     - if Wright Holdings, Inc. terminates the merger agreement due to the breach by us of the "no solicitation" covenants in the merger agreement and within 12 months of such termination, we announce or enter into an alternative acquisition proposal;

     - if either we or Wright Holdings, Inc. terminates the merger agreement because the merger has not been consummated by October 31, 2003, and an alternative acquisition proposal has been publicly disclosed or publicly proposed to us or our shareholders after June 25, 2003 but before the special meeting and within 12 months of such termination, we do not recommend against any alternative acquisition proposal in a form of a tender offer or we enter into an alternative acquisition proposal;

     - if either we or Wright Holdings, Inc. terminates the merger agreement because we cannot get shareholder approval of the merger agreement and an alternative acquisition proposal has been publicly disclosed or publicly proposed to us or our shareholders after June 25, 2003 but before the special meeting, plus within 12 months of such termination, we do not recommend against any alternative acquisition proposal in a form of a tender offer or we enter into an alternative acquisition proposal; or

     - if Wright Holdings, Inc. terminates the merger agreement because of a breach by us of the representations and covenants (other than the "no solicitation" covenants) in the merger agreement and an alternative acquisition proposal has been publicly disclosed or publicly proposed to us or our shareholders after June 25, 2003 but before such termination, plus within 12 months of such termination, we do not recommend against any alternative acquisition proposal in a form of a tender offer or we enter into an alternative acquisition proposal.

     If the merger agreement is terminated (a) by us to pursue an alternative acquisition proposal or (b) by Wright Holdings, Inc. if our board of directors has withdrawn or modified or qualified in a manner adverse to Wright Holdings, Inc. its approval or recommendation of this merger agreement or the merger or approved, recommended or entered into any agreement with respect to any other alternative acquisition proposal or failed to reconfirm its recommendation of the merger agreement and the merger within ten business days following a reasonable written request from Wright Holdings, Inc. to do so, then we are required to pay Wright Holdings, Inc. the expense reimbursement fee plus the termination fee.

                             PRINCIPAL SHAREHOLDERS

     Our common shares are our only outstanding class of voting securities. The following table sets forth information regarding ownership of our common shares as of July 17, 2003 (except as otherwise noted) by: (a) each person who owns beneficially more than 5% of our common shares, to the extent known by our management, (b) each of our directors, our chief executive officer and our four other most highly paid executive officers, and (c) all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the named person or is based on filings with the SEC.

                                                             AMOUNT AND NATURE
                                                               OF BENEFICIAL     PERCENT
BENEFICIAL OWNER                                               OWNERSHIP(1)      OF CLASS
----------------                                             -----------------   --------
Snyder Capital Management, Inc.............................      2,669,800(2)     23.05%
350 California Street, Suite 1460
San Francisco, CA 94104
PPM America, Inc...........................................      1,652,368(3)     14.26%
225 West Wacker Drive, Suite 1200
Chicago, IL 60606
Dimensional Fund Advisors Inc..............................        580,300(4)      5.01%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Franklin Advisory Services, LLC............................        593,000(5)      5.12%
One Parker Plaza, 16th Floor
Fort Lee, NJ 07024
Byron L. Bergren...........................................        142,365(6)      1.23%
Mark F.C. Berner...........................................         17,378(6)         *
Dennis S. Bookshester......................................         39,378(6)         *
Eugene I. Davis............................................         17,378(6)         *
Charles Macaluso...........................................         94,642(6)         *
Steven C. Mason............................................        107,898(6)         *
Thomas J. Noonan, Jr.......................................         50,442(6)         *
Laura H. Pomerantz.........................................         26,200(6)         *
Jack A. Staph..............................................         65,387(6)         *
Charles H. Turner..........................................         51,504(6)         *
Edward A. Tomechko.........................................          8,334            *
James M. Zamberlan.........................................        124,066(6)      1.07%
Steven D. Lipton...........................................         49,511(6)         *
All directors and executive officers as a group............        788,409         6.81%

---------------

 *  less than 1%

(1) "Beneficial ownership" is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you not only "beneficially" own the common shares that you hold directly, but also the common shares that you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote or sell or that you have the right to acquire within 60 days of the applicable date.

(2) Snyder Capital Management, Inc. is the general partner of Snyder Capital Management, L.P., a registered investment advisor. These entities reported the beneficial ownership (as of April 14, 2003) of such shares in a Form 13D/A filed with the SEC on April 15, 2003.

(3) PPM America, Inc., a registered investment advisor, reported the beneficial ownership of such shares in a Form 4 filed with the SEC on July 17, 2003. All such shares are held in portfolios of PPM America Special Investments Fund, L.P. and PPM America Special Investments CBO II, L.P. PPM America, Inc. serves as investment advisor to both PPM America Special Investments Fund, L.P. and PPM America Special Investments CBO II, L.P. PPM America, Inc., PPM America Fund Management GP, Inc. (general partner of PPM America Special Investments Fund, L.P.) and PPM America CBO II Management Company (general partner of PPM America Special Investments CBO II, L.P.) disclaim beneficial ownership of all such shares.

(4) Dimensional Fund Advisors Inc., a registered investment advisor, reported the beneficial ownership of such shares in a Form 13F for the period ended March 31, 2003. All such shares are owned by investment companies, trusts or separate accounts. Dimensional Fund Advisors Inc. is an investment advisor or manager to all of these investment companies, trusts and special accounts and possesses voting and/or investment power over the shares. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all of these shares.

(5) Franklin Advisory Services, LLC is a registered investment advisor and subsidiary of Franklin Resources, Inc. Franklin Advisory Services, LLC reported the beneficial ownership of such shares in a Form 13G filed with the SEC on January 30, 2003. Franklin Advisory Services, LLC is an investment advisor or manager and possesses voting and/or investment power over the shares. Franklin Advisory Services, LLC disclaims beneficial ownership of all of these shares.

(6) These amounts include common shares that the following persons have a right to acquire within 60 days:

NAME                                                   NUMBER OF SHARES EXERCISABLE
----                                                   ----------------------------
Mr. Bergren.........................................              83,334
Mr. Berner..........................................               4,667
Mr. Bookshester.....................................              25,123
Mr. Davis...........................................               4,667
Mr. Macaluso........................................              80,387
Mr. Mason...........................................              92,817
Mr. Noonan..........................................              35,361
Ms. Pomerantz.......................................              13,419
Mr. Staph...........................................              49,906
Mr. Turner..........................................              34,793
Mr. Tomechko........................................               5,000
Mr. Zamberlan.......................................             104,000
Mr. Lipton..........................................              36,074

                OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

     Our board of directors is not aware of any matters to be presented for action at the special meeting other than the proposed merger and does not intend to bring any other matters before the special meeting. However, if other matters should come before the special meeting, the holders of the proxies solicited through this proxy statement will vote the proxies on those matters in their discretion.

                             SHAREHOLDER PROPOSALS

     We will not hold an annual meeting of shareholders in 2004 if the merger is completed, because we will no longer be a publicly held company. However, if the merger is not completed for any reason, we expect to convene an annual meeting of shareholders on June 3, 2004. If an annual meeting of shareholders is held and you intend to submit a proposal for inclusion in our proxy statement and form of proxy for the annual meeting, we must receive the proposal on or before January 22, 2004.

     For any proposal that is not submitted for inclusion in the proxy statement for the 2004 annual meeting, but is instead sought to be presented directly by a shareholder at the annual meeting, our management will be able to vote proxies in its discretion with respect to any such proposal if we:

     - receive notice of the proposal before the close of business on April 5, 2004 and advise shareholders in our 2004 proxy statement about the nature of the matter and how management intends to vote on such matter; or

     - do not receive notice of the proposal before the close of business on April 5, 2004.

                              INDEPENDENT AUDITORS

     Our consolidated balance sheets as of February 1, 2003 and February 2, 2002 and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years ended February 1, 2003 have been audited by Deloitte & Touche LLP, and are included in our Annual Report on Form 10-K for the fiscal year ended February 1, 2003 which is included in this proxy statement as Appendix C.

                        FINANCIAL AND OTHER INFORMATION

     Our Annual Report on Form 10-K for the fiscal year ended February 1, 2003 is included in this proxy statement as Appendix C, and our Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2003 is included in this proxy statement as Appendix D.

     You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

     We have supplied all information contained in this proxy statement relating to us and our directors, officers and affiliates. All information contained in this proxy statement relating to Wright Holdings, Inc., Wright Sub, Inc. and their affiliates has been supplied by them. All information contained in this proxy statement relating to RBC Capital Markets has been supplied by RBC Capital Markets.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website located at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain additional information on the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. We maintain a website at http://www.elder-beerman.com. The information contained on our website is not incorporated by reference in this proxy statement, and you should not consider it a part of this proxy statement.

     This proxy statement incorporates important business and financial information about us that is not included in or delivered with this proxy statement. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that have previously been filed by us with the SEC:

     - our Annual Report on Form 10-K for our fiscal year ended February 1, 2003;

     - our Quarterly Report on Form 10-Q for our fiscal quarter ended May 3, 2003; and

     - our Current Reports on Form 8-K filed with the SEC on May 16, 2003, May 19, 2003, June 4, 2003, June 26, 2003 and July 10, 2003.

     We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement and the date of the special meeting.

     We will provide copies of these filings to you, without charge, if you write or call us at the following address and telephone number: 3155 El-Bee Road, Dayton, Ohio 45439, Attn: Gloria H. Siegler, Telephone: (937) 296-2700. If you would like to request copies of these filings before the special meeting, please do so at least 10 days before the date of the special meeting so that you will receive them before the special meeting. We will send requested documents by first class mail within one business day of the receipt of the request. We will send copies of these filings to you exclusive of the exhibits to such filings, unless an exhibit is specifically incorporated by reference into the requested filing.

     We have filed a Schedule 13E-3 with the SEC with respect to the proposed merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed with or incorporated by reference in the Schedule 13E-3, is available for inspection or copying as set forth above.

     Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document included as an appendix to this proxy statement or filed as an exhibit with the SEC.

     Any statement contained in a document incorporated by reference in this proxy statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

     This proxy statement and the documents included or incorporated by reference in this proxy statement contain "forward-looking statements" within the meaning of the federal securities laws, including predictions of future operating performance, events or developments such as our future sales, gross margins, profits, expenses, income and earnings per share. Words such as "expects," "anticipates," "intends," "plans," "believes," "hopes" and "estimates," and variations of such words and similar expressions, are intended to identify these forward-looking statements. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by our management that could ultimately prove inaccurate, there is no assurance that these forward-looking statements will prove to be accurate. Many factors could materially affect our actual future operations and results. Factors that could materially affect performance include the following:

     - increasing price and product competition;

     - fluctuations in consumer demand and confidence, especially in light of current uncertain general economic conditions;

     - the availability and mix of inventory;

     - fluctuations in costs and expenses;

     - consumer response to our merchandising strategies, advertising, marketing and promotional programs;

     - the effectiveness of our management;

     - the timing and effectiveness of new store openings, particularly our new stores opened in the last two years;

     - weather conditions that affect consumer traffic in stores;

     - the continued availability and terms of bank and lease financing and trade credit;

     - the outcome of pending and future litigation;

     - consumer debt levels;

     - the impact of any new consumer bankruptcy laws;

     - inflation and interest rates; and

     - the condition of the capital markets.

     National security threats and continued hostilities in Iraq or the outbreak of war elsewhere in the world could magnify some of these factors. Additional factors that could materially affect these forward-looking statements are contained elsewhere in this proxy statement and the documents included or incorporated by reference in this proxy statement. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 25, 2003

                                  BY AND AMONG

                        THE ELDER-BEERMAN STORES CORP.,

                             WRIGHT HOLDINGS, INC.

                                      AND

                                WRIGHT SUB, INC.

                               TABLE OF CONTENTS

ARTICLE I.............................................................................................   A-1
  1.01   The Merger...................................................................................   A-1
  1.02   Closing......................................................................................   A-1
  1.03   Effective Time...............................................................................   A-1
  1.04   Articles of Incorporation and Code of Regulations of the Surviving Corporation...............   A-2
  1.05   Directors and Officers of the Surviving Corporation..........................................   A-2
  1.06   Effects of the Merger........................................................................   A-2
  1.07   Further Assurances...........................................................................   A-2

ARTICLE II............................................................................................   A-2
  2.01   Conversion of Capital Shares.................................................................   A-2
  2.02   Exchange of Certificates.....................................................................   A-4

ARTICLE III...........................................................................................   A-5
  3.01   Organization and Qualification...............................................................   A-5
  3.02   Capitalization...............................................................................   A-5
  3.03   Authority Relative to this Agreement.........................................................   A-6
  3.04   Non-Contravention; Approvals and Consents....................................................   A-6
  3.05   SEC Reports and Financial Statements.........................................................   A-7
  3.06   Absence of Certain Changes or Events.........................................................   A-8
  3.07   Absence of Undisclosed Liabilities...........................................................   A-8
  3.08   Legal Proceedings............................................................................   A-8
  3.09   Information Supplied.........................................................................   A-8
  3.10   Permits; Compliance with Laws and Orders.....................................................   A-9
  3.11   Compliance with Agreements; Certain Agreements...............................................   A-9
  3.12   Taxes........................................................................................  A-10
  3.13   Employee Benefit Plans; ERISA................................................................  A-12
  3.14   Labor Matters................................................................................  A-13
  3.15   Environmental Matters........................................................................  A-14
  3.16   Company Real Property........................................................................  A-15
  3.17   Intellectual Property Rights.................................................................  A-15
  3.18   Insurance....................................................................................  A-16
  3.19   Affiliate Transactions.......................................................................  A-16
  3.20   Vote Required................................................................................  A-16
  3.21   Opinion of Financial Advisor.................................................................  A-16
  3.22   Company Rights Agreement.....................................................................  A-16
  3.23   Anti-takeover Statutes Not Applicable........................................................  A-16

ARTICLE IV............................................................................................  A-16
  4.01   Organization and Qualification...............................................................  A-16
  4.02   Authority Relative to this Agreement.........................................................  A-17
  4.03   Non-Contravention; Approvals and Consents....................................................  A-17
  4.04   Information Supplied.........................................................................  A-18
  4.05   Legal Proceedings............................................................................  A-18
  4.06   Capitalization of Sub........................................................................  A-18
  4.07   Financing....................................................................................  A-18

ARTICLE V.............................................................................................  A-18
  5.01   Covenants of the Company.....................................................................  A-18
  5.02   No Solicitations.............................................................................  A-20
  5.03   Financing-Related Cooperation................................................................  A-21
  5.04   SEC Reports..................................................................................  A-22

ARTICLE VI............................................................................................  A-22
  6.01   Access to Information; Confidentiality.......................................................  A-22
  6.02   Preparation of Proxy Statement; Schedule 13E.................................................  A-22
  6.03   Approval of Shareholders.....................................................................  A-23
  6.04   Regulatory and Other Approvals...............................................................  A-23
  6.05   Employee Matters.............................................................................  A-24
  6.06   Indemnification; Directors' and Officers' Insurance..........................................  A-24
  6.07   Expenses.....................................................................................  A-25
  6.08   Sub..........................................................................................  A-25
  6.09   Brokers or Finders...........................................................................  A-25
  6.10   Takeover Statutes............................................................................  A-25
  6.11   Conveyance Taxes.............................................................................  A-25
  6.12   Notice and Cure..............................................................................  A-25
  6.13   Fulfillment of Conditions....................................................................  A-25
  6.14   Environmental Matters........................................................................  A-25
  6.15   Delisting....................................................................................  A-26

ARTICLE VII...........................................................................................  A-26
  7.01   Conditions to Each Party's Obligation to Effect the Merger...................................  A-26
  7.02   Conditions to Obligation of Parent and Sub to Effect the Merger..............................  A-26
  7.03   Conditions to Obligation of the Company to Effect the Merger.................................  A-27

ARTICLE VIII..........................................................................................  A-28
  8.01   Termination..................................................................................  A-28
  8.02   Effect of Termination........................................................................  A-28
  8.03   Amendment....................................................................................  A-29
  8.04   Waiver.......................................................................................  A-30

ARTICLE IX............................................................................................  A-30
  9.01   Survival of Representations, Warranties, Covenants and Agreements............................  A-30
  9.02   Notices......................................................................................  A-30
  9.03   Entire Agreement; Incorporation of Exhibits..................................................  A-31
  9.04   Public Announcements.........................................................................  A-31
  9.05   No Third Party Beneficiary...................................................................  A-31
  9.06   No Assignment; Binding Effect................................................................  A-31
  9.07   Headings.....................................................................................  A-31
  9.08   Invalid Provisions...........................................................................  A-31
  9.09   Governing Law................................................................................  A-31
  9.10   Enforcement of Agreement.....................................................................  A-32
  9.11   Certain Definitions..........................................................................  A-32
  9.12   Counterparts.................................................................................  A-32

                             INDEX OF DEFINED TERMS

                                                              PAGE NO.
                                                              --------
Affiliate...................................................    A-32
Agreement...................................................     A-1
Alternative Proposal........................................    A-21
Antitrust Division..........................................    A-23
Beneficially................................................    A-32
Business Day................................................    A-32
Certificate of Merger.......................................     A-1
Certificates................................................     A-4
Closing.....................................................     A-1
Closing Date................................................     A-1
Code........................................................     A-5
Commitment Letters..........................................    A-18
Company.....................................................     A-1
Company Common Shares.......................................     A-2
Company Credit Facility.....................................    A-15
Company Disclosure Letter...................................     A-5
Company Employee Benefit Plan...............................    A-12
Company Financial Statements................................     A-8
Company Option Plan.........................................     A-3
Company Options.............................................     A-3
Company Permits.............................................     A-9
Company Preferred Shares....................................     A-5
Company Real Property.......................................    A-15
Company Rights Agreement....................................     A-6
Company SEC Reports.........................................     A-7
Company Shareholders' Approval..............................    A-23
Company Shareholders' Meeting...............................    A-23
Company Store Leases........................................    A-15
Confidentiality Agreement...................................    A-22
Constituent Corporations....................................     A-1
Contracts...................................................     A-7
Control.....................................................    A-32
Disinterested Directors.....................................    A-20
Dissenting Share............................................     A-3
Effective Time..............................................     A-1
Employee Benefit Plan.......................................    A-12
ERISA.......................................................    A-12
ERISA Affiliate.............................................    A-12
Exchange Act................................................     A-7
Expense Reimbursement.......................................    A-29
Financing...................................................    A-18
FTC.........................................................    A-23
Governmental or Regulatory Authority........................     A-7
Group.......................................................    A-32
HSR Act.....................................................     A-7
Intellectual Property.......................................    A-16

                                                              PAGE NO.
                                                              --------
Knowledge...................................................    A-32
Laws........................................................     A-7
Lien........................................................     A-6
Material....................................................    A-32
Material Adverse Effect.....................................    A-32
Materially Adverse..........................................    A-32
Merger......................................................     A-1
Merger Price................................................     A-2
Multiemployer Plan..........................................    A-13
New SEC Reports.............................................    A-22
OGCL........................................................     A-1
Option Amount...............................................     A-3
Options.....................................................     A-6
Orders......................................................     A-7
Parent......................................................     A-1
Parent Disclosure Letter....................................    A-17
Payment Agent...............................................     A-4
Payment Fund................................................     A-4
PBGC........................................................    A-13
Permitted Encumbrances......................................    A-15
Person......................................................    A-32
Plan........................................................    A-12
Proxy Statement.............................................     A-8
Reportable Event............................................    A-13
Representatives.............................................    A-32
Sarbanes-Oxley Act..........................................     A-8
SEC.........................................................     A-7
Secretary of State..........................................     A-1
Securities Act..............................................     A-7
Sub.........................................................     A-1
Sub Common Shares...........................................     A-2
Subsidiary..................................................    A-32
Superior Proposal...........................................    A-21
Surviving Corporation.......................................     A-1
Surviving Corporation Common Shares.........................     A-2
Tax.........................................................    A-10
Tax Return..................................................    A-10
Taxes.......................................................    A-10
Termination Fee.............................................    A-29

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 25, 2003, is made and entered into by and among The Elder-Beerman Stores Corp., an Ohio corporation (the "Company"), Wright Holdings, Inc., a Delaware corporation ("Parent"), and Wright Sub, Inc., an Ohio corporation ("Sub").

     WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company and its shareholders to consummate and has recommended approval by the shareholders of the Company of the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the "Merger");

     WHEREAS, the Boards of Directors of Parent and Sub have each determined that it is advisable and in the best interests of their respective companies and shareholders to consummate, and have approved, the Merger;

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, certain executives of the Company will enter into letter agreements with Parent (the "Management Letters") pursuant to which such persons will agree to execute, immediately prior to the Effective Time, certain agreements which will provide for, among other things, the transfer of Company Common Shares held by such executives for equity in Parent and the assumption by Parent of certain unexercised options to purchase Company Common Shares held by such executives, whereby such executives shall be entitled to acquire, by virtue of the Merger, common stock of Parent upon exercise of such assumed options;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Ohio (the "OGCL"). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent. Sub and the Company are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

     1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Thompson Hine LLP, 2000 Courthouse Plaza, N.E., Dayton, Ohio 45402 at 10:00 a.m., local time, on the seventh calendar day following satisfaction of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (or, if such day is not a business day, on the next succeeding business day), unless another date, time or place is agreed to by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

     1.03 Effective Time. At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Constituent Corporations and thereafter delivered to the Secretary of State of the State of Ohio (the "Secretary of State") for filing, as provided in Section 1701.81 of the OGCL, on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

     1.04 Articles of Incorporation and Code of Regulations of the Surviving Corporation. At the Effective Time, (i) the articles of incorporation of Sub as in effect immediately prior to the Effective Time shall be amended so that the name of Sub shall be changed to The Elder-Beerman Stores Corp. and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation, and (ii) the code of regulations of Sub as in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such code of regulations.

     1.05 Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and code of regulations.

     1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the OGCL.

     1.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.01 Conversion of Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Conversion of Sub Common Shares. Each issued and outstanding common share, without par value, of Sub ("Sub Common Shares") shall be converted into and become one fully paid and non-assessable common share, without par value, of the Surviving Corporation ("Surviving Corporation Common Shares"). Each certificate representing outstanding Sub Common Shares shall as the Effective Time represent an equal number of Surviving Corporation Common Shares.

          (b) Cancellation of Treasury Shares and Shares Owned by Parent and Subsidiaries. All common shares, without par value, of the Company ("Company Common Shares") that are owned by the Company as treasury shares and any Company Common Shares owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Conversion Ratio for Company Common Shares.

             (i) Each issued and outstanding Company Common Share (other than shares to be cancelled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive $6.00 in cash, without any interest thereon (the "Merger Price"), subject to appropriate adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Company Common Shares occurring before the Effective Time.

             (ii) All Company Common Shares converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with Section 2.02, without any interest thereon, subject to any applicable withholding tax.

          (d) Dissenting Shares.

             (i) Notwithstanding anything in this Agreement to the contrary, each outstanding Company Common Share that is held of record by a holder who has properly exercised dissenters' rights with respect thereto under
        Section 1701.85 of the OGCL (a "Dissenting Share"), shall not be converted into or represent the right to receive the Merger Price pursuant to Section 2.01(c), but the holder thereof shall be entitled to receive such payment of the fair cash value of such Company Common Share from the Surviving Corporation as shall be determined pursuant to
        Section 1701.85 of the OGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder's rights under Section 1701.85 of the OGCL, each such holder's Company Common Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Price, without any interest thereon, pursuant to Section 2.01(c).

             (ii) The Company shall give Parent (x) prompt notice of any written demands for payment of the fair cash value of shares, withdrawals of such demands and any other instruments delivered pursuant to Section 1701.85 of the OGCL and (y) the opportunity to jointly participate with the Company in all negotiations and proceedings with respect to demands for payment under Section 1701.85 the OGCL. The Company will not voluntarily make any payment with respect to any demands delivered to the Company pursuant to Section 1701.85 of the OGCL and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

          (e) Company Stock Option Plan.

             (i) Subject to paragraph (ii) below and to the terms of the Management Letters, immediately prior to the Effective Time, each outstanding option to acquire Company Common Shares ("Company Options") granted under The Elder-Beerman Stores Corp. Equity and Performance Incentive Plan (the "Company Option Plan"), whether or not then exercisable, shall be cancelled by the Company, and in consideration of such cancellation, the holder thereof shall be entitled to receive from the Company at the Effective Time an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Price per share over the per share exercise price thereof and (B) the number of Company Common Shares subject thereto (the "Option Amount") (such payment to be net of applicable withholding taxes). Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the Option Amount for each Company Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Options in accordance with this Section 2.01(e). From and after the Effective Time, other than as expressly set forth in this
        Section 2.01(e), no holder of an Option shall have any other rights in respect thereof other than to receive payment, if any, for his or her Options as set forth in this Section 2.01(e).

             (ii) Except as provided herein or as otherwise agreed by the parties, the Company shall take all actions prior to or as of the Closing Date to the effect that the Company Option Plan and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time. The Company shall exercise reasonable best efforts to ensure that following the Effective Time no current or former employee, officer, director or consultant shall have any option to acquire any Company Common Shares or any other equity interest in the Company under the Company Option Plan or any other plan, program or arrangement maintained by the Company.

             (iii) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Option Plan) shall adopt such resolutions or take such actions as are necessary to carry out the terms of Section 2.01(e)(i), subject, if necessary, to obtaining consents of the holders of Company Options to the cancellation thereof in exchange for the consideration set forth in
        Section 2.01(e)(i).

     2.02  Exchange of Certificates.

          (a) Payment Agent. At the Closing, Parent shall deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Payment Agent"), a cash amount equal to the aggregate Merger Price to which holders of Company Common Shares shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this
     Section 2.02. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section 2.02 and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of Company Common Shares shall be entitled, Parent and the Surviving Corporation shall in any event remain liable, and shall make available to the Payment Agent additional funds, for the payment thereof. All earnings in the Payment Fund in excess of the aggregate Merger Price are the property of Parent and shall be disbursed to Parent promptly upon termination of the Payment Fund. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") whose shares are converted pursuant to
     Section 2.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and
     (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per Company Common Share represented thereby, subject to any applicable withholding tax, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per Company Common Share represented thereby as contemplated by this Article II, together with the dividends, if any, which may have been declared by the Company on the Company Common Shares in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Parent and the Surviving Corporation shall pay all fees and expenses of the Payment Agent in connection with the distribution of the Merger Price.

     (c) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration due to such Person as provided in Section 2.02(b).

     (d) No Further Ownership Rights in Company Common Shares. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on such shares of Company Common Shares in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. Unless otherwise required by Section 1701.85 of the OGCL, from and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.02.

     (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per Company Common Share. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Shares for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Parent.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as of the date of this Agreement as follows:

     3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Section 3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) the authorized capital shares of each such Subsidiary, (iii) the number of issued and outstanding capital shares of each such Subsidiary, and (iv) the record owners of all such shares. Except for interests in the Subsidiaries of the Company as set forth in Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has previously delivered or made available to Parent complete and correct copies of the certificates or articles of incorporation and code of regulations or bylaws (or other comparable charter documents) of the Company and its Subsidiaries.

     3.02 Capitalization.

     (a) The authorized capital shares of the Company consists solely of 25,000,000 Company Common Shares and 5,000,000 preferred shares, without par value ("Company Preferred Shares"). As of June 12, 2003, 11,581,445 Company Common Shares were issued and outstanding and no shares were held in the treasury of the Company. As of June 12, 2003, the Company had authorized for issuance 2,750,000 Company Common Shares pursuant to the Company Option Plan, and awards relating to 1,746,297 Company Common Shares have been issued of which the number of awards relating to Company Common Shares with an exercise price less than the Merger Price is set forth in Section 3.02 of the Company Disclosure Letter. As of the date hereof, no Company Preferred Shares are issued and outstanding. All of the issued and outstanding Company Common Shares are, and all shares reserved for issuance pursuant to the Company Option Plan will be upon issuance in accordance with the terms specified in the Company Option Plan and the agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable. Except pursuant to this Agreement and the Rights Agreement, dated as of November 30, 1997 and as amended as of November 11, 1998, by and between the Company and Norwest Bank Minnesota, N.A., as rights agent (the "Company Rights Agreement"), and except as set forth in Section 3.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any capital shares of the Company or to grant, extend or enter into any Option with respect thereto.

     (b) Except as set forth in Section 3.02 of the Company Disclosure Letter, all of the outstanding capital shares of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly-owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as set forth in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any capital shares of any Subsidiary of the Company or agreements to grant, extend or enter into any such Option or
(ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any Person other than the Company or a Subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital shares of any Subsidiary of the Company.

     (c) Except as set forth in Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Common Shares or any capital shares of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.

     3.03 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company; the Board of Directors of the Company has recommended adoption of this Agreement by the shareholders of the Company; and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.04 Non-Contravention; Approvals and Consents.

     (a) Except as set forth in Section 3.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of the

Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or code of regulations or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section 3.04, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or
(y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement (but not excluding any conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations or impositions of Liens under the Company Store Leases other than those which can not reasonably be expected to have a material adverse impact on one or more Company Store Lease).

     (b) Except (i) for the filing of a pre-merger notification report by the Company under, and any other actions required under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the OGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iv) as set forth in Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, excluding from the foregoing (iv) such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement (but not excluding any consents, approvals, actions, filings or notices under the Company Store Leases).

     3.05 SEC Reports and Financial Statements.

     (a) As of their respective dates, each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since February 4, 2000 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all of the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date: (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and if applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, including without limitation, the Sarbanes-Oxley Act applicable thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated Subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

     (b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents.

     (c) As used in this Section 3.05, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

     3.06 Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or as set forth in
Section 3.06 of the Company Disclosure Letter, since February 2, 2003 (a) there has not been any change, event or development which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole and (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

     3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the most recent balance sheet included in the Company Financial Statements or as set forth in Section 3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities (i) which were incurred in the ordinary course of business consistent with past practice, (ii) which have been disclosed in Section 3.07 of the Company Disclosure Letter, or (iii) which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.08 Legal Proceedings. Except as specifically identified in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section
3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.09 Information Supplied. None of (a) the proxy statement relating to the Company Shareholders' Meeting, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby or (b) information supplied by the Company in writing for inclusion in the Schedule 13E-3 will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders' Meeting which shall have become false or misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Proxy Statement filed by the Company with the SEC under the Exchange Act relating to the Company Shareholders' Meeting will comply as to form in all material respects with the Exchange Act.

     3.10 Permits; Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company, its Subsidiaries, the Owned Real Property and the Company Store Leases are in compliance with the terms of the Company Permits, except for failures so to comply which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.11 Compliance with Agreements; Certain Agreements.

     (a) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the certificates or articles of incorporation or code of regulations or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except with respect to (ii) for breaches, violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. All such Contracts are in full force and effect, except to the extent they have previously expired in accordance with their terms, or except where such invalidity or unenforceability would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     (b) Except as set forth in Section 3.11 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement providing for annual payments by the Company or any of its Subsidiaries in excess of $50,000, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee, (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) agreement that would restrict the Company's or any Subsidiary's ability to compete in any business in any location, (vii) agreements concerning a partnership or joint venture, (viii) loan agreements, promissory notes, security agreements, deeds of trust and other agreements relating to indebtedness for borrowed money or deferred purchase price of property (other than trade payables arising in the ordinary course of business), (ix) any agreement relating to business acquisitions or dispositions not yet consummated, including any separate Tax or indemnification agreements, and (x) any other agreement that would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company if the Company were to file such a report on the date of this Agreement (assuming for this purpose that the fiscal year covered thereby ended on the date of this Agreement).

     3.12 Taxes. For purposes of this Agreement, "Taxes" (including, with correlative meaning, the word "Tax") shall include any and all federal, state, county, local, foreign or other taxes, charges, imposts, rates, fees, levies or other assessments imposed by any Governmental or Regulatory Authority, including, without limitation, all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or other similar charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Returns" (including, with correlative meaning, "Tax Return") shall mean federal, state, local and foreign returns, estimates, information statements, designations, forms, schedules, reports and documents of every nature whatsoever required to be filed with any Governmental or Regulatory Authority relating to Taxes. Except as set forth in Section 3.12 of the Company Disclosure Letter:

          (a) Each of the Company and its Subsidiaries has filed all material Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, and all such Tax Returns are complete and accurate in all material respects;

          (b) The Company and each of its Subsidiaries has timely paid (or, in the case of a Subsidiary, the Company has timely paid on its behalf) all Taxes shown as due on such Tax Returns;

          (c) The Company and each of its Subsidiaries has withheld and timely paid to the applicable Governmental or Regulatory Authority with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except to the extent that failures to withhold and pay would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole;

          (d) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries;

          (e) Neither the Company nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not adequately been accrued for, or reserved on, the most recent financial statements contained in the Company SEC Reports, other than any liability for unpaid Taxes that may have accrued since the date of the Company SEC Reports in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course, and except for inadequately accrued or reserved Taxes which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole;

          (f) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved deficiencies which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole;

          (g) No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending;

          (h) No audits or other proceedings by any Governmental or Regulatory Authority are presently pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries;

          (i) Each power of attorney currently in force that has been granted by the Company or any of its Subsidiaries concerning any Tax matter is set forth in Section 3.12(f) of the Company Disclosure Letter;

          (j) The Company has made available to Parent complete and accurate copies of (i) all material Tax Returns for all years for which the applicable statute of limitations has not expired, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries,
     (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any Governmental or Regulatory Authority relating to any Tax Return filed by or on behalf of the Company or any of its Subsidiaries and (iii) any Tax ruling or request for a Tax ruling applicable to the Company or any of its Subsidiaries and closing agreements entered into by the Company or any of its Subsidiaries;

          (k) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by, or has any obligation under, any agreement relating to the allocation or sharing of Taxes or has any material liability for the Taxes of any Person other than the Company or its Subsidiaries, as a transferee, or successor or otherwise (including, without limitation, any liability under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law), (ii) has made any, or is obligated to make any, material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that under Code Section 280G will not be deductible, (iii) has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated federal Tax Returns (or any other consolidated, combined or unitary income Tax Return), other than the affiliated group of which the Company is the common parent, (iv) has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or by any of its subsidiaries; or (v) have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years;

          (l) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns each position taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Code Section 6662;

          (m) There are no material Liens for Taxes upon the assets of the Company or of any of its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings;

          (n) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount as a result of the Merger that would not be deductible pursuant to Section 404 or 162(m) of the Code;

          (o) Neither the Company nor any Affiliate has participated in any reportable or listed transaction as defined under Treasury Regulations
     Section 1.6011-4. If the Company or any Affiliate has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with applicable Treasury Regulations;

          (p) Section 3.12 of the Company Disclosure Letter sets forth the states in which the Company and its Subsidiaries currently file income Tax Returns or corporate franchise Tax Returns. No claim has ever been made by a Governmental or Regulatory Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction;

          (q) None of the assets of the Company or of any of its Subsidiaries are tax exempt use property within the meaning of Section 168(h) of the Code; and

          (r) Neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code
     (1) in the two years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger.

     3.13 Employee Benefit Plans; ERISA.

     (a) Except as set forth in Section 3.13 of the Company Disclosure Letter or as would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, (i) all Company Employee Benefit Plans (as defined below) are and have been maintained in compliance with all applicable requirements of Law, including without limitation ERISA (as defined below) and the Code, and (ii) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred other than contribution obligations and payment of benefits arising in the normal course under any Company Employee Benefit Plan. Section 3.13(a)(1) of the Company Disclosure Letter lists all Company Employee Benefit Plans and all ERISA Affiliates. Except as set forth in Section 3.13(a)(2) of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement by the Company will not constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or beneficiary thereof. The only severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies set forth in Section 3.13(a)(3) of the Company Disclosure Letter. Each Company Employee Benefit Plan and related trust intended to be qualified under Section 401(a) or 501(c)(9) of the Code is so qualified, has received a favorable determination letter from the IRS, and nothing has occurred that could adversely affect such determination.

     (b) As used herein:

          (i) "Company Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries or any ERISA Affiliate and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"),
     Section 412 of the Code or Title IV of ERISA, at any time during the five-year period immediately preceding the date of this Agreement.

          (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers' compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or other arrangement, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          (iii) "ERISA Affiliate" means any Person, who on or before the Effective Time, is under common control with the Company within the meaning of Section 414 of the Code.

     (c) Complete and correct copies of the following documents have been made available to Parent: (i) all Company Employee Benefit Plans and any related trust agreements or insurance contracts, (ii) the most current summary plan descriptions of each Company Employee Benefit Plan subject to the requirement to give a summary plan description under ERISA, (iii) the most recent Form 5500 and schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan or related trust that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

     (d) Except as set forth in Section 3.13(d) of the Company Disclosure Letter, neither the Company nor any Subsidiary nor any ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     (e) Except as set forth in Section 3.13(e) of the Company Disclosure Letter, each Company Employee Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary) or directors of the Company. The transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

     (f) Neither the Company, any Subsidiary of the Company, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan," as that term is defined in Section 4001 of ERISA or to any "multiple employer plan" as described in Section 413(c) of the Code.

     (g) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan or any Plan sponsored by an ERISA Affiliate, under which the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), would reasonably be expected to be subject to any risk of material liability on the Company and its Subsidiaries under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

     (h) No transaction contemplated by this Agreement will result in liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company or any of its Subsidiaries or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and, to the knowledge of the Company, no event or condition exists or has existed which would reasonably be expected to result in any material liability to the PBGC with respect to the Company, any of its Subsidiaries or any other of such entities. Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA. With respect to each plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, the Company and its Subsidiaries are not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the benefit obligations of all such plans as most currently determined by the plan's actuary on a plan-termination basis do not exceed the assets of such plans as of the date of this Agreement by more than $4,500,000.

     (i) Except as disclosed in Section 3.13(i) of the Company Disclosure Letter, no condition, agreement or Plan provision limits the right of the Company or its affiliates to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA) without further liability to the Company or its Subsidiaries.

     (j) Except as set forth in Section 3.13(i) of the Company Disclosure Letter, no employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

     (k) The Company has not violated Section 306 or 402 of the Sarbanes-Oxley Act.

     3.14 Labor Matters. Except as set forth in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or, to the knowledge of the Company, threatened, or have been conducted or made with or by any labor union, confederation or association regarding organizational activities since February 4, 2000. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.14 of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since February 4, 2000, there has been no work stoppage, strike, material dispute or other concerted action by employees of the Company or any of its Subsidiaries. During that period, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining. There is no pending, or to the knowledge of the Company, threatened action, complaint, arbitration, proceeding or investigation against the Company or any of its Subsidiaries by or before (or, in the case of any threatened matter, that could be brought before) any court, governmental agency, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employees of the Company or any of its Subsidiaries which would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has closed any retail store, distribution center or other facility, or effectuated any layoffs of employees or implemented any early retirement, separation or similar program in connection with any retail store closing since January 1, 2002, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future.

     3.15 Environmental Matters.

     (a) Each of the Company and its Subsidiaries is and has been in compliance, in all material respects, with all applicable Environmental, Health, and Safety Requirements.

     (b) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries has obtained and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements in connection with the use or operations on any real property or with respect to the business of each of the Company and its Subsidiaries except for such permits, licenses or other authorizations the failure of which to obtain would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     (c) Neither the Company or its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential liabilities to any governmental authorities or third parties under any Environmental, Health, and Safety Requirements. None of the Company or its Subsidiaries is subject to any order, decree, injunction or lien by any governmental authority or any claim, indemnity or other agreement with any third party relating to liability under any Environmental, Health, and Safety Requirements.

     (d) The properties currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Material in such a manner or concentration that the Company would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. The properties formerly owned, leased or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Material during the period of ownership or operation by the Company or any of its Subsidiaries in such a manner or concentration that the Company would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. Neither the Company nor any of its Subsidiaries are or, to the knowledge of the Company, are alleged to be, subject to liability for any Release of Hazardous Material on the property of any third party.

     (e) Except as set forth on Section 3.15 of the Company Disclosure Letter, none of the following exists at any real property or facility owned or operated by the Company or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material, (3) materials or equipment containing polychlorinated biphenyls, or (4) lead-based paint, mold, fungi, bacteria or other biological material or organisms for which remediation, abatement or removal is necessary for the health, safety or welfare of persons in or about the real property or for which remediation is required under applicable Laws.

     (f) None of Company or its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Materials in a manner that has given or would give rise to liabilities under applicable Environmental, Health, and Safety Requirements, including but not limited to any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney or consultant fees under Environmental, Health, and Safety Requirements.

          (g) For purposes of this Section 3.15, the following terms shall have the following meanings:

          (i) "Environmental, Health, and Safety Requirements" means all federal, state, local and foreign statutes, laws (including principles or common law), regulations, ordinances, licenses, permits, approvals or restrictions concerning public health and safety, worker health and safety, natural resources and pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material, as such requirements are enacted and in effect on or prior to the Effective Time.

          (ii) "Hazardous Material" means all pollutants, contaminants, hazardous substances, hazardous waste, toxic substances solid or special waste, and materials, petroleum and petroleum constituents, PCBs, asbestos, radon radioactive materials and any other compound, element, material or substance in any form whatsoever regulated or restricted by or under Environmental Health and Safety Requirements.

          (iii) "Release" means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

     3.16 Company Real Property.

     (a) Section 3.16 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by the Company or one of its Subsidiaries (the "Company Real Property"). The Company and its Subsidiaries have good and marketable fee simple title to each property identified as owned by it free and clear of all Liens other than (i) Liens that do not, individually or in the aggregate, materially impair the conduct by the Company of its business thereon or materially detract from the value thereof, (ii) Liens for Taxes accrued but not yet payable, and (iii) Liens that secure obligations of the Company under the Amended and Restated Credit Agreement, dated as of July 9, 2002, by and among the Company, Citibank, N.A., as issuer, Citicorp USA, Inc., as agent, Swing Loan Bank and the other lenders named therein (the "Company Credit Facility") (each of (i), (ii) and (iii) being "Permitted Encumbrances"). The Company holds a valid leasehold interest under a lease or sublease covering each property identified as leased by it free and clear of all Liens other than Permitted Encumbrances.

     (b) The Company has made available to Parent a complete, correct and current copy of the store leases and distribution center lease relating to each property identified as leased by it (the "Company Store Leases"), including any modifications and supplements. Except as set forth in Section 3.16 of the Company Disclosure Schedule (i) all of the Company Store Leases are in full force and effect, (ii) the Company and, to the knowledge of Company, all other parties to the Company Store Leases have, in all material respects, duly and timely performed their obligations and are not in default under the Company Store Leases, (iii) the Company has not given or received any notice of a material default under any of the Company Store Leases, (iv) no event has occurred or condition exists that, with the giving of notice, the passage of time, or both, would constitute a material default by the Company or, to the knowledge of the Company, any other party under any of the Company Store Leases, and (v) to the knowledge of the Company, none of the Company Store Leases is subject to any impending cancellation.

     (c) The use of the Company Real Property by the Company and its Subsidiaries in their businesses as presently and ordinarily conducted conforms with applicable zoning laws, regulations and permits, except where the failure to conform would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is obligated under or bound by any agreement, option, right of first refusal, purchase contract or other contractual right to sell, lease or dispose of any Owned Real Property or any portions thereof.

     3.17 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) free and clear of all liens, security interests or other encumbrances which is material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Except as set forth in Section 3.16 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and, to the Company's knowledge, such Intellectual Property is not being infringed by any third party and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. No material claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, trade secrets, Internet domain names and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

     3.18 Insurance. Section 3.18 of the Company Disclosure Letter contains a list of all material insurance policies which are owned by the Company and any of its Subsidiaries and which name the Company or any of its Subsidiaries as an insured, including without limitation, self-insurance programs and those which pertain to the Company's assets, employees or operations. All such insurance policies are in full force and effect and the Company has not received notice of cancellation of any such insurance policies.

     3.19 Affiliate Transactions. Except as set forth in the Company SEC Reports, there are no contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) present officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses) or (ii) affiliate of any such officer, director, family member or beneficial owner, on the other hand, required to disclosed pursuant to Item 404 of Regulation S-K of the SEC.

     3.20 Vote Required. The affirmative vote of the holders of record of at least two-thirds of the outstanding Company Common Shares with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital shares of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

     3.21 Opinion of Financial Advisor. The Company has received the opinion of RBC Dain Rauscher Inc., a member company of RBC Capital Markets, ("RBC Dain Rauscher Inc."), dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company.

     3.22 Company Rights Agreement. Each right issued under the Company Rights Agreement is represented by the certificate representing the associated Company Common Shares and is not exercisable or transferable apart from the associated Company Common Shares, and the Company has taken all necessary actions so that the Company Rights Agreement will not be applicable to this Agreement, the Merger and the other transactions contemplated hereby.

     3.23 Anti-takeover Statutes Not Applicable. No "fair price," "merger moratorium," "control share acquisition" or other similar anti-takeover statute or regulation existing under, or adopted in connection with, the laws of the State of Ohio will apply to this Agreement, the Merger or other transactions contemplated hereby.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as of the date of this Agreement as follows:

     4.01 Organization and Qualification. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has conducted its operations only as contemplated hereby and has no material liabilities. In
Schedule 4.01 to the letter dated the date hereof and delivered to Company by Parent and Sub concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter") there is included complete and correct copies of the certificates or articles of incorporation and code of regulations or bylaws (or other comparable charter documents) of Parent and Sub.

     4.02 Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors and by Parent in its capacity as the sole shareholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their respective shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.03 Non-Contravention; Approvals and Consents.

     (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or code of regulations or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 4.03, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     (b) Except (i) for the filing of a pre-merger notification report by Parent and Sub under, and any other actions required under, the HSR Act and (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the OGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     4.04 Information Supplied. Neither the information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion, in the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, including without limitation the Schedule 13E-3 will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.05 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent or Sub, threatened against, relating to or affecting, nor to the knowledge of Parent or Sub are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     4.06 Capitalization of Sub. The authorized capital stock of Sub consists of 1,000 common shares, without par value, all of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of any and all Liens. On the date hereof Sub has, and at all times through the Effective Time, Sub will continue to have, no obligations or liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature except for nominal liabilities associated with Sub's organization and liabilities arising under or in connection with this Agreement.

     4.07 Financing. Parent has, or has received binding (subject to the terms and conditions thereof) written commitments from financially responsible financial institutions to obtain, the funds necessary to consummate the Merger and pay the Merger Price as provided in Section 2.01, and to pay related fees and expenses (collectively, the "Commitment Letters"), and will make such funds available to Sub immediately prior to the Closing. Parent has provided the Company with true and complete copies of all commitments and agreements from third parties to provide such financing to Parent or Sub. Parent shall keep the Company informed with respect to material activity concerning the status of such financing, and shall give the Company prompt notice of any material adverse change with respect to such financing.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     5.01 Covenants of the Company. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

     (a) The Company and each of its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice.

     (b) Without limiting the generality of paragraph (a) of this Section 5.01,
(i) the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) the Company shall not, nor shall it permit any of its Subsidiaries to:

          (i) amend or propose to amend its certificate or articles of incorporation or code of regulations or bylaws (or other comparable charter documents);

          (ii) (A) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (B) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (D) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any Option with respect thereto, except for repurchases in connection with the Company Option Plan that result from a participant's use of Company Common Shares to exercise options or pay withholding taxes in connection with such exercise;

          (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its capital shares or any securities convertible into or exercisable for any of its capital shares or any Option, warrants or rights with respect thereto, other than (A) the issuance of Company Common Shares or share appreciation or similar rights, as the case may be, pursuant to Options outstanding on the date of this Agreement and in accordance with their present terms, (B) the issuance by a wholly-owned Subsidiary of its capital shares to its parent corporation, or
     (C) the issuance of Company Rights pursuant to the Company Rights Agreement in accordance with the terms thereof, or modify or amend any right of any holder of outstanding capital shares or Options with respect thereto except as contemplated by this Agreement;

          (iv) except for transactions provided for in or contemplated by the Company's 2003 Budget approved by the Board and furnished to Parent (the "Company Budget"), a copy of which is attached to the Company Disclosure Letter, acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice;

          (v) sell, lease, sell and leaseback, pledge, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) to the extent provided for in the Company Budget or disclosed in the Company Disclosure Letter, and (iii) sales of assets, in the aggregate between the date hereof and Closing, of up to $250,000;

          (vi) except to the extent required by applicable Law or Order make any tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

          (vii) except as set forth in Section 5.01(b)(vii) of the Company Disclosure Letter or to the extent provided for in or contemplated by the Company Budget (i) incur any indebtedness for borrowed money, except pursuant to the Company Credit Facility in the ordinary course of business or (ii) enter into any new credit facility;

          (viii) except for the vesting of all unvested Options as contemplated by Section 2.01(e), enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, pay any benefit not required by any plan or arrangement in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any officer or director of the Company or its Subsidiaries or, except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any non-officer employee;

          (ix) enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any Affiliate of the Company or any of its Subsidiaries;

          (x) make any capital expenditures or commitments for capital expenditures for the opening of any new stores or the expansion or remodeling of any existing stores or any other material capital projects, except as set forth in Section 5.01(b)(J) of the Company Disclosure Letter;

          (xi) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving payments that are not in excess of $100,000 in the aggregate over amounts fully recoverable from insurance;

          (xii) make any change in the lines of business in which it participates or is engaged; or

          (xiii) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

     (c) The Company shall confer on a regular basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, known to the Company, which would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

     5.02  No Solicitations.

     (a) Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall cause their respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to an Alternative Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement) or grant any waiver or release under any confidentiality, standstill or similar agreement with respect to any class of equity securities of the Company or any Subsidiary; and (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section 5.02; provided, however, that nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company from
(i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement; provided, however, that any such confidentiality agreement shall not restrict the parties thereto from making an Alternative Proposal) or entering into discussions or negotiations with any Person or group that makes an unsolicited bona fide Alternative Proposal, if a majority of the Board of Directors of the Company, without including directors who may be considered Affiliates (as defined in Rule 405 under the Securities
Act) of any person making an Alternative Proposal ("Disinterested Directors"), determines in good faith (after receipt of advice from reputable outside legal counsel experienced in such matters (including without limitation Thompson Hine) that there is a reasonable basis to conclude that the failure to take any action that would otherwise be prohibited by any such restriction would result in a breach of the Board of Directors' fiduciary duties under applicable Law) that the Alternative Proposal is or presents a reasonable likelihood of resulting in a Superior Proposal and was not solicited by it after the date hereof and did not otherwise result from a breach of this Section 5.02; and (ii) to the extent required, taking and disclosing to the Company's shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Company's shareholders if, in the good faith judgment of a majority of the Disinterested Directors, after being advised by reputable outside counsel experienced in such matters (including without limitation, Thompson Hine), there is a reasonable basis to conclude that disclosure is required under applicable Law. The Company will promptly notify Parent after receipt of a proposal relating to any Alternative Proposal or any request for information relating to the Company or for access to the properties, books or records of the Company by any Person that has made a proposal relating to an Alternative Proposal or any Person who the Company believes in its reasonable judgment may be considering making, or has made, a proposal relating to an Alternative Proposal, or any request for nonpublic information from any Person, and will keep Parent fully informed on a current basis (and in any event within 24 hours after receipt of an indication, request or a proposal relating to an Alternative Proposal, or any revision of such proposal) of the status and details of any such Alternative Proposal, indication or request. The Company will not enter into any agreement or arrangement (other than a confidentiality agreement as described above), or make any recommendation (except as contemplated by Section 5.021(a)(ii) above), with respect to an Alternative Proposal that is or presents a reasonable likelihood of resulting in a Superior Proposal for three business days after delivery of such a notice to Parent indicating the Company's intention to enter into such an agreement or arrangement, or to make such a recommendation, with respect to such Alternative Proposal, which notice shall include all material terms of such proposal, and the Company will negotiate exclusively in good faith with Parent for such three-business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; provided, however, that any such proposed adjustments shall be at the discretion of the parties hereto at the time and that no more than one three-day negotiation period shall apply to any particular Alternative Proposal, it being understood that any material change to an Alternative Proposal will give rise to a new three-day negotiation period under this Section 5.02, unless the Company shall have notified Parent in writing that the Company does not intend to enter into any agreement or arrangement (other than a confidentiality agreement as described above), or make a recommendation, with respect to such Alternative Proposal as modified by such material change. Nothing in this Section 5.02 shall permit the Company to terminate this Agreement except as provided in Article VIII.

     (b) Neither the Company nor the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of this Agreement or the Merger, or, except as contemplated by Section 5.02(a)(ii) above, propose publicly to approve or recommend an Alternative Proposal unless a majority of the Disinterested Directors determines, in its good faith judgment (after receipt of advice from reputable outside legal counsel experienced in such matters, including without limitation Thompson Hine) that there is a reasonable basis to conclude that the failure to take such action would result in a breach of the Board of Directors' fiduciary duties under applicable Law and the Company has otherwise complied with its obligations under this Section 5.02.

     (c) For purposes of this Agreement, "Alternative Proposal" means any merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) 20% or more of the outstanding Company Common Shares, or
(iii) any of the outstanding capital shares of any Subsidiary of the Company. For purposes of this Agreement, "Superior Proposal" means any bona fide written Alternative Proposal (with the percentages included in the definition of Alternative Proposal replaced with 50% for purposes of this definition) that a majority of the Disinterested Directors determines, in its good faith judgment (after consultation with the Company's legal and financial advisors and taking into account all the terms and conditions of the Alternative Proposal and this Agreement deemed relevant by such Disinterested Directors): (i) that contains terms that provide greater value to the Company's shareholders than the Merger (and any revised proposal made by Parent); (ii) that is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Alternative Proposal; and (iii) for which financing, to the extent required, is, as of the date of the determination by the Disinterested Directors, committed at least to the same extent as Parent's financing is committed as of the date hereof.

     5.03 Financing-Related Cooperation. The Company agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents as may be reasonably required by Parent and taking such other actions as are reasonably required to by taken by the Company; provided that all such agreements, letters, and instruments executed by the Company are unilaterally revocable by the Company as to the Company prior to the Effective Time without notice or penalty of any kind and do not obligate the Company to pay any fees or expenses to such financing sources prior to the Effective Time; provided further that Parent shall use commercially reasonable efforts to ensure that the disclosures made by Parent in response to representations and warranties contained in any financing agreements executed by Parent in respect of the transactions contemplated by this Agreement are not materially inconsistent with the corresponding disclosures contained in the Company Disclosure Letter with respect to the same or similar matters; and provided further, that Parent shall use reasonable efforts not to materially interfere with the duties of such officers, employees and advisors such that the Company's business and results of operations would be materially adversely affected thereby. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company and its Subsidiaries; provided that no call for redemption or prepayment shall be irrevocably made until contemporaneously with or after the Effective Time.

     5.04 SEC Reports. The Company shall cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company between the date of this Agreement and the Effective Time (the "New SEC Reports") to be prepared in all material respects in accordance with provisions set forth in Section 3.05(a) hereof.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to Parent (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other Persons shall reasonably request. No investigation pursuant to this
Section 6.01 or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 shall be governed by the terms of the Confidentiality Agreement, dated as of March 24, 2003, with the Company, which Parent and Sub hereby adopt as binding on each of them as if each of them were a party to the such agreement (the "Confidentiality Agreement"). Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, the obligations of confidentiality contained herein or in the Confidentiality Agreement shall not apply, and any party hereto or its employees, representatives and other agents may disclose to any and all persons, without limitation of any kind, (a) the "tax treatment" and "tax structure" of the "transactions" contemplated by this Agreement (as these terms are defined in Treasury Regulations Section 1.6011-4(b) and (c)) and (b) all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment or tax structure; provided, however, that such disclosure may not be made (to persons other than tax advisors) (i) until the earlier of
(A) the date of the public announcement of the discussions relating to such transactions, (B) the date of the public announcement of such transactions or
(C) the date of the execution of this Agreement and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities Laws.

     6.02 Preparation of Proxy Statement; Schedule 13E.

     (a) The Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Shares entitled to vote at the Company Shareholders' Meeting at the earliest practicable time.

     (b) Concurrently with the filing of the Proxy Statement, the parties and their respective affiliates (to the extent required by law) shall prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the "Schedule 13E-3") with respect to the transactions contemplated by this Agreement. Each party shall promptly furnish to the other parties all information concerning such party as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The parties shall promptly supplement, update and correct any information provided by them for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading. In any such event, Parent and the Company shall take all steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the holders of Company Common Shares, in each case, as and to the extent required by applicable federal securities laws. Each party and its counsel shall be given an opportunity to review and comment with respect thereto prior to its being filed with or delivered to the SEC. Each party agrees to provide the other parties and their counsel with any comments that the Company or its counsel may receive from the staff of the SEC promptly after receipt thereof.

     6.03 Approval of Shareholders. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of voting on the adoption of this Agreement and obtaining approval of adoption of this Agreement by the holders of at least two-thirds of the Company Common Shares entitled to vote thereon (the "Company Shareholders' Approval") as soon as reasonably practicable after the date hereof. Except as permitted by Section 5.02, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement and shall use its reasonable best efforts to obtain such adoption.

     6.04 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each of the Company and Parent will use reasonable best efforts to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their Affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other transactions contemplated by this Agreement commenced by any of the FTC, the Antitrust Division or any state or state attorney general. Notwithstanding the foregoing, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain the Company, any of its Subsidiaries or any of the material businesses or assets of the Company or its Subsidiaries.

     6.05 Employee Matters.

     (a) Except for employees covered by any collective bargaining contract, and except as otherwise expressly provided in this Agreement, during the period commencing at the Effective Time and ending December 31, 2003, Parent will (i) cause the Company Employee Benefit Plans (other than the Company Option Plan and other Plans providing equity or equity-based awards) in effect on the date of this Agreement to remain in effect; provided, however, this covenant shall not prohibit changes in benefit plans in the ordinary course of business or as may be required by applicable Laws or (ii) to the extent that such Company Employee Benefit Plans are not so continued, cause the Company to maintain until such date benefit plans which are substantially comparable, in the aggregate, to the Company Employee Benefit Plans (other than the Company Option Plan and other Plans providing equity or equity-based awards) in effect on the date of this Agreement.

     (b) The Plans in which the Company's employees participate following the Effective Time will (i) credit, for vesting and eligibility purposes only, all service performed for the Company prior to the Effective Time, but not for benefit accrual (including eligibility for any subsidized early retirement pension amount), (ii) waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the Effective Time, have not been satisfied under any Company Employee Benefit Plan) and (iii) provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Company Employee Benefit Plan will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time.

     6.06 Indemnification; Directors' and Officers' Insurance.

     (a) From and after the Effective Time until the sixth anniversary of the Effective Time, Parent shall indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company and its Subsidiaries, in each case to the fullest extent permitted by law, in respect of acts or omissions occurring prior to or after the Effective Time. From and after the Effective Time, Parent shall cause the articles of incorporation and code of regulations of the Surviving Corporation to contain provisions substantially similar in terms of the rights granted in the provisions with respect to indemnification and insurance set forth in the Company's articles of incorporation and code of regulations in effect on the date hereof, which provisions shall not be amended in any manner prior to the sixth anniversary of the Effective Time that would adversely affect the rights thereunder of the Company's employees, agents, directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable Law. Any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth in the Company's articles of incorporation or code of regulations shall be made by independent counsel selected by Parent and reasonably acceptable to such officer or director. Parent shall pay such counsel's fees and expenses so long as such officer or director does not challenge any such determination by such independent counsel. With respect to acts or omissions occurring on or prior to the Effective Time, Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, at no cost to the beneficiaries thereof, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof to the extent that such insurance coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 200% of the annual premium for the Company's current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

     (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 6.06.

     6.07 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Parent shall pay the filing fee in connection with the filings required under the HSR Act.

     6.08 Sub. Prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Sub for the issuance of its stock to Parent) or any material liabilities. Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     6.09 Brokers or Finders. Each of Parent and the Company represents, as to itself and its Subsidiaries and Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except RBC Dain Rauscher Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a complete and correct copy of which has been delivered by the Company to Parent), and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any Person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

     6.10 Takeover Statutes. If any "fair price," "merger moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall, to the extent permitted by law, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act, to the extent permitted by Law, to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

     6.11 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     6.12 Notice and Cure. Each of Parent and the Company will notify the other of, and will use commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use commercially reasonable efforts to cure before the Closing, any violation or breach, as soon as practicable after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company in this Agreement. No notice given pursuant to this
Section 6.12 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     6.13 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken commercially reasonable steps necessary or desirable to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the non-fulfillment of any such condition.

     6.14 Environmental Matters. The Company shall make available to Parent and Sub all investigations, reports, assessments and other materials in its possession relating to the compliance of the Real Property with applicable federal and state laws relating to the protection of the environment or the existence of any obligations or liabilities arising thereunder. The Company shall cooperate with Parent and Sub in making any environmental investigations of the Real Property that parent or Sub deems appropriate; provided that (i) Parent and Sub shall obtain the Company's written consent prior to entering any Real Property and prior to conducting any assessment or testing with respect thereto and (ii) the Company shall have entered into an agreement reasonably satisfactory to it with each contractor of Parent or Sub who will perform such testing.

     6.15 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Shares from Nasdaq and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

                                  ARTICLE VII

                                   CONDITIONS

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the OGCL and the Company's articles of incorporation.

          (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No Injunctions or Restraints. No Governmental or Regulatory Authority having proper jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

          (d) Governmental and Regulatory and Other Consents and
     Approvals. Other than the filing of the Certificate of Merger provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent or the Company to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to Parent and the Company.

     7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

          (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by an officer of the Company to such effect.

          (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by an officer of the Company to such effect.

          (c) Company Rights Agreement. On or prior to the Closing Date, the Company Rights shall not have become exercisable or transferable apart from the associated Company Common Shares and the Company shall have taken all necessary actions so that the Company Rights Agreement will not be applicable to this Agreement, the Merger and the other transactions contemplated hereby.

          (d) Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed 7% of the total number of Company Common Shares outstanding on the Closing Date.

          (e) Company Actions. All actions required to be taken by the Company pursuant to this Agreement in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the taking of all such actions.

          (f) Financing. Parent and Sub shall have received the proceeds of the financing contemplated by the Commitment Letters on the terms and conditions set forth therein or such other terms as are reasonably satisfactory to Parent, in the amounts necessary to consummate the Merger and pay all related fees and expenses.

          (g) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent.

     7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

          (a) Representations and Warranties. The representations and warranties made by Parent and Sub in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

          (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

          (c) Parent and Sub Actions. All actions required to be taken by Parent and Sub pursuant to this Agreement in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the taking of all such actions.

          (d) Solvency Opinion. If a solvency opinion is delivered to the lenders pursuant to the terms of the Commitment Letters, the Company shall have received a copy of such opinion.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval:

          (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

          (b) By either the Company or Parent upon written notification to the non-terminating party by the terminating party:

             (i) at any time after October 31, 2003 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

             (ii) if the Company Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor;

             (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

             (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued a Law or Order making illegal or otherwise restricting, preventing or prohibiting the Merger and any such Order shall have become final and non-appealable;

          (c) By the Company if the Board of Directors of the Company shall receive an unsolicited bona fide Alternative Proposal and the Board of Directors determines in good faith (after receiving advice from reputable outside legal counsel experienced in such matters (including without limitation, Thomson Hine)) that the Alternative Proposal is or presents a reasonable likelihood of resulting in a Superior Proposal and was not solicited by it after the date hereof and did not otherwise result from a breach of Section 5.02; provided that the Company's ability to terminate this Agreement pursuant to this paragraph (c) is conditioned upon the payment by the Company to Parent of any amounts owed by it pursuant to
     Section 8.02(d); or

          (d) By Parent if the Board of Directors of the Company shall have withdrawn or modified or qualified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have approved, recommended or entered into any agreement with respect to any other Alternative Proposal or failed to reconfirm its recommendation of this Agreement and the Merger within ten (10) business days following a reasonable written request for such reconfirmation by Parent.

     8.02 Effect of Termination.

     (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or Affiliates), except (i) that the provisions of 6.07 and 6.09 and this Section 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

     (b) In the event that this Agreement is terminated:

          (i) by either Parent or the Company pursuant to Section 8.01(b)(i) and an Alternative Proposal is publicly disclosed or publicly proposed to the Company or its shareholders at any time after the date hereof and prior to the Company Shareholders' Meeting;

          (ii) by either Parent or the Company pursuant to Section 8.01(b)(ii);
     or

          (iii) by Parent pursuant to Section 8.01(b)(iii) (other than with respect to a breach of Sections 5.02 or 6.03),

then the Company shall pay to Parent by wire transfer of same day funds within two (2) business days of the date of such termination an amount of up to One Million Dollars ($1,000,000) to reimburse Parent and Sub for all reasonable documented out-of-pocket expenses and fees incurred by them in connection with this Agreement and the transactions contemplated hereby (including without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and Persons and their respective agents and counsel for acting as Parent's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Merger) (collectively, the "Expense Reimbursement"). If, with respect to the event described in clause
(i) above, concurrently or within 12 months of the date of termination pursuant to such clause (i), the Company does not, in the case of an Alternative Proposal in the form of a tender offer, recommend against acceptance of the tender offer, or enters into a definitive agreement or arrangement with respect to, an Alternative Proposal, then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of such occurrence, a termination fee of (Two Million Dollars) ($2,000,000) (the "Termination Fee"). If, with respect to the events described in clauses (ii) and (iii), above, an Alternative Proposal has been publicly disclosed or publicly proposed to the Company or its shareholders at any time after the date hereof and prior to the Company Shareholders' Meeting (with respect to clause (ii)) or prior to the date of termination (with respect to clause (iii)), and concurrently or within 12 months of the date of termination as provided in such clauses (ii) and (iii), respectively, the Company does not, in the case of an Alternative Proposal in the form of a tender offer, recommend against acceptance of the tender offer, or enters into a definitive agreement or arrangement with respect to, an Alternative Proposal, then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of such occurrence, the Termination Fee.

     (c) In the event that this Agreement is terminated by Parent pursuant to
Section 8.01(b)(iii) due to a breach by the Company of Sections 5.02 or 6.03, then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of the date of such termination, the Expense Reimbursement and, if concurrently or within 12 months of the date of such termination, the Company announces or enters into an Alternative Proposal, the Termination Fee.

     (d) In the event that this Agreement is terminated

          (i) by the Company pursuant to Section 8.01(c); or

          (ii) by Parent pursuant to Section 8.01(d),

then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of the date of such termination, the Expense Reimbursement and the Termination Fee.

     (e) In the event of a termination of this Agreement pursuant to which a payment or payments are made in full compliance with Section 8.02(b), 8.02(c) or 8.02(d), the receipt of such payment shall serve as liquidated damages with respect to any breach of this Agreement by the party who has made such payment giving rise to such termination, and the receipt of any such payment shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach. In the event any action, suit, proceeding or claim is commenced or asserted by a party against another party and/or any director or officer of such other party relating, directly or indirectly, to this Agreement, it is expressly agreed that no party shall be entitled to obtain any punitive, exemplary, treble, or consequential damages of any type under any circumstances in connection with such action, suit, proceeding or claim, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover any such damages in connection with any such action, suit, proceeding or claim.

     (f) The Company acknowledges that the agreements contained in Sections 8.02(b), 8.02(c) and 8.02(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement.

     8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable Law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Survival of Representations, Warranties, Covenants and
Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall not survive the Merger but shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

     9.02 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested),
(iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

     If to Parent or Sub, to:

       Wright Holdings, Inc.
        c/o Goldner Hawn Johnson & Morrison, Inc.
        5250 Wells Fargo Center
        90 South Seventh Street
        Minneapolis, MN 55402
        Facsimile No.: (612) 338-2860
        Attn: Michael T. Sweeney

     with a copy to:

       Dorsey & Whitney LLP
        50 South Sixth Street, Suite 1500
        Minneapolis, Minnesota 55402
        Facsimile No.: (612) 340-7800
        Attn: Robert A. Rosenbaum
            Matthew J. Knopf

     If to the Company, to:

       The Elder-Beerman Stores Corp.
        3155 El-Bee Road
        Dayton, Ohio 45439
        Facsimile No.: (937) 296-4625
        Attn: Chief Executive Officer

     with a copy to:

       Thompson Hine LLP
        2000 Courthouse Plaza, N.E.
        P.O. Box 8801
        Dayton, Ohio 45401
        Facsimile No.: (937) 443-6637
        Attn: Joseph M. Rigot

     9.03 Entire Agreement; Incorporation of Exhibits.

     (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

     (b) The Company Disclosure Letter and any exhibit or schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     9.04 Public Announcements. Except as otherwise required by Law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     9.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section
6.06 (which is intended to be for the benefit of the Persons entitled to therein, and may be enforced by any of such Persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     9.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     9.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

     9.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law or Order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     9.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to a contract executed and performed in such State, notwithstanding any conflict of law provisions to the contrary.

     9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 Certain Definitions.  As used in this Agreement:

          (a) the term "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

          (b) a Person will be deemed to "beneficially" own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

          (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the State of Ohio are authorized or obligated to close;

          (d) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of such entity (or of such group of entities taken as a whole);

          (e) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to the Company, the actual knowledge of each of the Company's directors and the actual knowledge, after due inquiry, of each of the Company's executive officers.

          (f) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

          (g) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives; and

          (h) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

     9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                   [signature page follows on the next page]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                          THE ELDER-BEERMAN STORES CORP.

                                          By:       /s/ STEVEN C. MASON
                                            ------------------------------------
                                            Name:  Steven C. Mason
                                            Title:   Chairman of the Board

                                          WRIGHT HOLDINGS, INC.

                                          By:      /s/ MICHAEL T. SWEENEY
                                            ------------------------------------
                                            Name:  Michael T. Sweeney
                                            Title:   President

                                          WRIGHT SUB, INC.

                                          By:      /s/ MICHAEL T. SWEENEY
                                            ------------------------------------
                                            Name:  Michael T. Sweeney
                                            Title:   President

                                                                      APPENDIX B
                                                                FAIRNESS OPINION

                              RBC CAPITAL MARKETS
                                   SUITE 1200
                             TWO EMBARCADERO CENTER
                            SAN FRANCISCO, CA 94111

June 25, 2003

The Board of Directors
The Elder-Beerman Stores Corp.
3155 El-Bee Rd.
Dayton, OH 45439

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock ("Company Common Stock") of The Elder-Beerman Stores Corp., an Ohio corporation (the "Company"), of the cash consideration to be received by holders of Company Common Stock set forth in the proposed Agreement and Plan of Merger (the "Agreement"), by and among the Company, Wright Holdings, Inc., a Delaware corporation ("Parent"), and Wright Sub, Inc., an Ohio corporation and a wholly-owned subsidiary of Parent ("Sub"). Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

     The Agreement provides, among other things, that Sub will merge with the Company with the Company continuing as the surviving corporation (the "Merger"), and each outstanding share of Company Common Stock outstanding at the effective time of the Merger (other than shares as to which statutory dissenters' rights are perfected) will be converted into the right to receive $6.00 in cash without interest (the "Merger Price"). In addition, each stock option to purchase Company Common Stock (other than any options which are exercised at or prior to the effective time of the Merger or which are subject to other arrangements with Parent or Sub) will be cancelled in consideration for the right to receive from the Company the product of (x) the excess, if any, of the Merger Price over the exercise price of each such option and (y) the number of shares of Company Common Stock underlying such option. The terms and conditions of the Merger are set forth more fully in the Agreement.

     RBC Dain Rauscher Inc. ("RBC"), a member company of RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

     We are acting as financial advisor to the Company in connection with the Merger, and we will receive a fee for our services, which is contingent upon the consummation of the Merger or a similar transaction involving the Company. We will also receive a fee for providing this opinion, which is not contingent upon the consummation of the Merger but all of which is creditable against the contingent transaction fee (as is the retainer fee we received in connection with our engagement). In addition, the Company has agreed to indemnify us for certain liabilities may arise out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation in connection therewith, and may also actively trade securities of the Company for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities.

     In connection with our review of the Merger, and in connection with the preparation of our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement dated June 25, 2003 (the "Latest Draft Agreement"); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the

Company; (iv) we reviewed historical financial information (both as reported and as normalized through adjustments to eliminate extraordinary and non-recurring item) and financial forecasts prepared by the Company's management (the "Company Financials"); (v) we reviewed the reported prices and trading activity for Company Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

     In arriving at our opinion, we performed the following analyses in addition to the review, inquiries and analyses referred to in the preceding paragraph:
(i) we compared the premium implied by the Merger Price with the premiums paid in certain selected precedent transactions where the acquired company was publicly traded prior to the transaction; (ii) we prepared a discounted cash flow analysis using the Company Financials; (iii) we compared selected market valuation metrics of the Company and other comparable publicly-traded companies with the metrics implied by the Merger Price; and (iv) we compared the financial metrics, to the extent publicly available, of certain selected precedent transactions with the financial metrics implied by the Merger Price.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company or otherwise made available to us (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information.

     In rendering our opinion, we have relied, without independent investigation, upon the advice received by us from the Company that the Company Financials were prepared by the Company's management in good faith and in the ordinary course of business for use by the Company and were based on both (i) adjustments, consistent with the Company's financial books and records, to eliminate extraordinary and non-recurring items, and (ii) in the case of the forward-looking Company Financials, the best currently available estimates of the Company's future financial performance, which, in both cases, management believed reasonable at the time of their preparation. The Company has also advised us that our use of the Company Financials in connection with our fairness analysis and the preparation of this opinion has been authorized by the Company's Board of Directors. In addition, we have assumed that the Company will perform substantially in accordance with the forward-looking Company Financials. We acknowledge that the Company has further advised us that actual results for the periods covered by the forward-looking Company Financials may differ materially from the results forecasted therein and that the Company has referred us to its Report on Form 10-K for the fiscal year ended February 1,2003 for an identification of certain factors that could materially affect its future operations and results.

     In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company.

     We have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

     Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with the Merger contemplated by the Agreement. We express no opinion and make no recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. This opinion shall not be disclosed, referred to, published or used (in whole or in part), nor shall any public references to us be made without our prior written consent. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is acceptable to us and our counsel.

     We express no view as to, and our opinion does not address, the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

     Our opinion addresses solely the fairness of the consideration payable in the Merger, from a financial point of view, to the holders of Company Common Stock. Our opinion does not in any way address other Merger terms or arrangements, including, without limitation, the financial or other terms of any voting, employment or financing agreement.

     Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Price to be paid to the holders of Company Common Stock pursuant to the terms of the Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours,

                                          RBC DAIN RAUSCHER INC.

                                                                      APPENDIX C

                           ANNUAL REPORT ON FORM 10-K
                   FOR THE FISCAL YEAR ENDED FEBRUARY 1, 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM 10-K

(Mark One)
    [X]      ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
             SECURITIES EXCHANGE ACT OF 1934



             FOR THE FISCAL YEAR ENDED FEBRUARY 01, 2003



                                   OR




    [ ]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
             SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]



             FOR THE TRANSITION PERIOD FROM           TO

                        COMMISSION FILE NUMBER: 0-02788

                         THE ELDER-BEERMAN STORES CORP.
             (Exact name of registrant as specified in its charter)

                         OHIO                                                31-0271980
           (State or other jurisdiction of                                (I.R.S. Employer
            incorporation or organization)                              Identification No.)

            3155 EL-BEE ROAD, DAYTON, OHIO                                     45439
       (Address of principal executive offices)                              (Zip Code)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (937) 296-2700

       SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:  NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                           COMMON STOCK, NO PAR VALUE
                                (Title of class)

                             SHARE PURCHASE RIGHTS
                                (Title of class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.     [ ]

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Act).  Yes [ ]     No [X]

     The aggregate market value of the voting stock held by non-affiliates of the registrant based on the closing sale price of such stock on NASDAQ on the last business day of the registrant's most recently completed second fiscal quarter (i.e. August 3, 2002) ($2.80 per share ): $31,604,835.*

     The number of shares of Common Stock outstanding on April 7, 2003, was 11,581,064.

     Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a court.  Yes [X]     No [ ]

                      DOCUMENTS INCORPORATED BY REFERENCE

     Part III of this Form 10-K incorporates by reference certain information from the Registrant's proxy statement relating to its Annual Meeting of Shareholders to be held on June 5, 2003 (the "2003 Proxy Statement").

---------------

     * Calculated by excluding all shares that may be deemed to be beneficially owned by executive officers and directors of the registrant, without conceding that all such persons are "affiliates" of the registrant for purposes of the federal securities laws.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                         ----
PART I
Item 1.   Business.....................................................................................
          Merchandising................................................................................    2
          Pricing......................................................................................    2
          Purchasing and Distribution..................................................................    2
          Information Systems..........................................................................    3
          Marketing....................................................................................    3
          Credit Card Program..........................................................................    3
          Customer Service.............................................................................    4
          Seasonality..................................................................................    4
          Competition..................................................................................    4
          Associates...................................................................................    4
          Available Information........................................................................    4
Item 2.   Properties...................................................................................    4
Item 3.   Legal Proceedings............................................................................    7
Item 4.   Submission of Matters to a Vote of Security Holders..........................................    7
          Executive Officers of the Registrant.........................................................    7

PART II
Item 5.   Market for Registrant's Common Equity and Related Shareholder Matters........................    7
Item 6.   Selected Financial Data......................................................................    8
Item 7.   Management's Discussions and Analysis of Financial Condition and Results of Operations.......    9
Item 7A.  Quantitative and Qualitative Disclosures About Market Risk...................................   15
Item 8.   Financial Statements and Supplementary Data..................................................   16
          Independent Auditors' Report.................................................................   16
          Consolidated Statements of Operations........................................................   17
          Consolidated Balance Sheets..................................................................   18
          Consolidated Statements of Shareholders' Equity..............................................   19
          Consolidated Statements of Cash Flows........................................................   20
          Notes to Consolidated Financial Statements...................................................   21
Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.........   38

PART III
Item 10.  Directors and Executive Officers of the Registrant...........................................   38
Item 11.  Executive Compensation.......................................................................   38
Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder
          Matters......................................................................................   38
Item 13.  Certain Relationships and Related Transactions...............................................   39
Item 14.  Disclosure Controls and Procedures...........................................................   39

PART IV
Item 15.  Exhibits, Financial Statement Schedules and Reports on Form 8-K..............................   39
SIGNATURES.............................................................................................   40
CERTIFICATIONS.........................................................................................   42
INDEX TO EXHIBITS......................................................................................

                                     PART I

     This Annual Report on Form 10-K contains "forward-looking statements," including predictions of future operating performance, events or developments such as our future sales, gross margins, profits, expenses, income and earnings per share. In addition, words such as "expects," "anticipates," "intends," "plans," "believes," "hopes," and "estimates," and variations of such words and similar expressions, are intended to identify forward-looking statements. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove inaccurate, there is no assurance that forward-looking statements will prove to be accurate. Many factors could materially affect our actual future operations and results. Factors that could materially affect performance include the following: increasing price and product competition; fluctuations in consumer demand and confidence, especially in light of current uncertain general economic conditions; the availability and mix of inventory; fluctuations in costs and expenses; consumer response to the Company's merchandising strategies, advertising, marketing and promotional programs; the effectiveness of management; the timing and effectiveness of new store openings, particularly its new stores opened in the last two years; weather conditions that affect consumer traffic in stores; the continued availability and terms of bank and lease financing and trade credit; the outcome of pending and future litigation; consumer debt levels; the impact of any new consumer bankruptcy laws; inflation and interest rates and the condition of the capital markets. National security threats and war with Iraq could magnify some of these factors. Elder-Beerman undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 1.  BUSINESS

     The Elder-Beerman Stores Corp. ("Elder-Beerman" or the "Company," except where the context otherwise requires, references to the "Company" refer to Elder-Beerman and its subsidiaries, as described below) has been operating department stores since 1847. Elder-Beerman operates department stores that sell a wide range of moderate to better branded merchandise, including women's, men's and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods. In addition, the Company operates a credit card program through its wholly-owned subsidiary, The El-Bee Chargit Corp. ("Chargit"). See Note O to the Consolidated Financial Statements for financial information about the business segments. As of fiscal year end 2002, Elder-Beerman operated 66 department stores and two furniture stores, principally in smaller to midsize Midwestern markets in Ohio, West Virginia, Indiana, Illinois, Michigan, Wisconsin, Kentucky and Pennsylvania. See "Properties."

     The Company's historical competitive advantage is its niche in smaller cities. In many of these cities, there is only one shopping mall or major shopping center, and the Company is a main department store anchor along with J.C. Penney, Sears, or a discount retailer such as Kohl's, Target or Wal-Mart. The Company seeks to differentiate itself from its competitors through customer service and convenience by offering fashion-oriented merchandise with name brand vendors (e.g., cosmetics lines such as Estee Lauder, Clinique, Lancome and Elizabeth Arden; and clothing lines such as Liz Claiborne, Tommy Hilfiger, Sag Harbor, Alfred Dunner, Leslie Fay, Chaps by Ralph Lauren and Izod; and home store lines such as T-Fal, Wamsutta, Pfaltzgraf and Atlantic). The larger metropolitan department stores have tended to bypass smaller midwestern cities, leaving Elder-Beerman as the dominant department store in many of its smaller markets.

     The Company's long-term business plan is designed to accomplish its strategy by (a) focusing on its strengths as the major retailer in its smaller markets; (b) competing with traditional department store competitors through emphasis on timely product assortments offering fashion and value, competitive pricing and promotions, and customer service; (c) competing with moderate priced department stores and discounters through merchandise advantages in branded areas and competitive pricing and promotions in appropriate markets and product areas; and (d) focusing price/product competition in key basic merchandising areas.

MERCHANDISING

     The Company carries a broad assortment of goods to provide the fashion, selection and value found in leading department stores that feature branded merchandise. Although all stores stock similar core assortments, specific types of goods are distributed to stores based on the particular characteristics of the local market. In addition, through continued efforts to develop better processes and stronger partnerships with its most significant vendors, the Company uses technology and focused merchandising and distribution processes to reduce logistics costs and increase the speed in moving merchandise from the vendor to the selling floor.

     During the past fiscal year, the top 25 vendors by dollar volume accounted for approximately 31% of net purchases. Management believes it has good relationships with its suppliers. No vendor accounted for more than 5% of the Company's purchases. The Company believes that alternative sources of supply are available for each category of merchandise it purchases, including private label products.

     Certain departments in Elder-Beerman's department stores are leased to independent third parties. These leased departments, which include the fine jewelry, beauty salon, and maternity departments, provide high quality service and merchandise where specialization and expertise are critical and the Company's direct participation in the business is not economically justifiable. Management regularly evaluates the performance of the leased departments and requires compliance with established customer service guidelines.

     For the 52 weeks ended February 1, 2003 ("Fiscal 2002"), the 52 weeks ended February 2, 2002 ("Fiscal 2001"), and the 53 weeks ended February 3, 2001 ("Fiscal 2000"), the Company's percentages of net sales by major merchandise category were as follows:

                         THE ELDER-BEERMAN STORES CORP.

                           RETAIL SALES BY DEPARTMENT

                                                              2002    2001    2000
MERCHANDISE CATEGORY                                            %       %       %
--------------------                                          -----   -----   -----
Women's Ready to Wear & Intimate............................   32.5%   32.9%   32.5%
Accessories, Shoes & Cosmetics..............................   25.2%   24.2%   23.6%
Men's & Children's..........................................   20.8%   22.1%   23.1%
Home Store..................................................   21.5%   20.8%   20.8%
                                                              -----   -----   -----
TOTAL RETAIL................................................  100.0%  100.0%  100.0%
                                                              =====   =====   =====

PRICING

     All pricing decisions are made at the Company's corporate headquarters. The Company's pricing strategy is designed to provide superior quality and value by offering competitive prices in all of its businesses. The Company's management information systems provide timely sales and gross margin reports that identify sales and gross margins by item and by store and provide management with the information and flexibility to adjust prices and inventory levels as necessary.

PURCHASING AND DISTRIBUTION

     Merchandise is generally shipped from vendors, through three consolidation points, to the Company's 300,000 square foot Distribution Center in Fairborn, Ohio. More than 90% of all receipts that flow through the Distribution Center are loaded into trailers for store distribution by the Distribution Center staff. In addition, nearly 100% of the merchandise is shipped prepackaged and ticketed for immediate placement on the selling floor. Merchandise for individual stores is typically processed through the Distribution Center within 48 hours of its receipt at the Distribution Center.

     Deliveries are made from the Distribution Center to each store one to seven times per week depending on the store size and the time of year.

     Incoming merchandise received at the Distribution Center is inspected for quality control. The Company has a fully automated, state-of-the-art vendor compliance system to track vendor compliance with the Company's logistics guidelines. Vendors that do not comply with guidelines are charged specified fees depending upon the degree of non-compliance. These fees are intended to be a deterrent to non-compliance as well as to offset higher costs associated with the processing of, and payment for, such merchandise.

     The Company continues to improve its logistics systems, focusing on the adoption of new technology and operational best practices, with the goals of receiving, processing and distributing merchandise to stores at a faster rate and at a lower cost per unit.

INFORMATION SYSTEMS

     The Company's merchandising activities are controlled by a series of on-line systems, including a point-of-sale and sales reporting system, a purchase order management system, a receiving system and a merchandise planning system. These integrated systems track merchandise from the order stage through the selling stage and provide valuable supply chain information to drive sales performance and improve inventory management. The Company's core merchandising systems assist in ordering, allocating and replenishing merchandise assortments for each store based on specific characteristics and recent sales trends. The Company's point of sale systems include bar code scanning and electronic credit and check authorization, all of which allow the Company to capture customer specific sales data for use in its merchandising system. Other systems allow the Company to identify and mark down slow moving merchandise and to maintain planned levels of in-stock positions in basic items, such as jeans and basic women's tops. These systems have enabled the Company to more efficiently manage its inventory and reduce costs. The Company has also developed an automated store personnel scheduling system to efficiently schedule sales staff. This system is designed to optimize labor scheduling to improve customer service, particularly during peak selling periods.

MARKETING

     The Company's primary target customers are women between the ages of 35 and 55 with annual household incomes of more than $50,000. Advertising messages are focused on communicating the Company's merchandise offering and the strong quality/value relationship in that offering. The Company employs advertising programs that include print and broadcast as well as creative in-store signage, displays and special promotions. Newspaper inserts are used on a regular cadence. The Company also uses television and radio in markets where it is productive and cost efficient. The Company uses a database targeting system that allows focused direct mail to our preferred charge customers, those most likely to respond to a merchandise offering.

CREDIT CARD PROGRAM

     The Company operates a credit card program through its wholly-owned subsidiary, Chargit. The Company considers its credit card program to be a critical component of its retailing concept because it (i) allows the Company to identify and regularly contact its best customers, (ii) creates a comprehensive database that enables the Company to implement detailed, segmented marketing and merchandising programs, and (iii) enhances customer loyalty. The Company's most active charge customers are awarded a Preferred, Chairman's Preferred or Chairman's Select card based on their level of annual purchases. Depending on their level, holders of these cards receive such benefits as discounted or free gift-wrapping, special promotional discounts, and invitations to private, "Preferred Only" sales. In addition, new holders of the Company's credit card receive a 10% discount the first time they use their new card.

     The Company administers its credit card program through a dedicated in-house staff located in the Company's corporate office. All phases of the credit card operation are handled by Chargit except the processing of customer mail payments, which is performed pursuant to a retail lockbox agreement with a bank. The Company's fully computerized credit systems analyze customer payment histories, automatically approve or reject new sales at point of sale and enable account representatives to manage delinquent account collections. Decisions whether to issue a credit card to an applicant are made on the basis of a credit scoring system.

CUSTOMER SERVICE

     Elder-Beerman has a strong tradition of providing friendly customer service. The Company has enhanced its customer service image and is creating a customer-oriented store environment by (a) centralizing customer service at highly visible points in the store and assuring that they are always staffed;
(b) deploying a POS system to expedite the sales completion process and provide additional marketing and sales support functions at point of service, such as a stock locator system that helps sell merchandise to customers currently not in stock in that particular store; (c) using training and recruiting practices to instill a culture of customer friendly, helpful, and responsive sales associates; and (d) reducing nonselling activities in the stores.

SEASONALITY

     The department store business is seasonal, with a high proportion of sales and operating income generated in November and December. Working capital requirements fluctuate during the year, increasing somewhat in mid-summer in anticipation of the fall merchandising season and increasing substantially prior to the holiday season when the Company carries significantly higher inventory levels. Consumer spending in the peak retail season may be affected by many factors outside the Company's control, including competition, consumer demand and confidence, weather that affects consumer traffic and general economic conditions. A failure to generate substantial holiday season sales could have a material adverse effect on the Company.

COMPETITION

     The retail industry in general and the department store business in particular is intensely competitive. Generally, the Elder-Beerman department stores compete not only with other department stores in the same geographic markets, but also with numerous other types of retail outlets, including specialty stores; general merchandise stores; off-price and discount stores; and direct to consumer retailers such as catalog and internet retailers. Some of the retailers with which the Company competes have substantially greater financial resources than the Company and may have other competitive advantages over the Company. The Elder-Beerman department stores compete on the basis of quality, value, depth and breadth of merchandise, prices for comparable quality merchandise, customer service and store environment.

ASSOCIATES

     On February 1, 2003, the Company had approximately 6,053 regular and part-time associates. The number of associates rises to a peak in the holiday season due to the seasonal nature of the retail business. None of the Company's associates are represented by a labor union. The Company's management considers its relationships with its associates to be satisfactory.

AVAILABLE INFORMATION

     The Company makes available free of charge on or through its Internet website, the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such information is electronically filed with the Securities an Exchange Commission. The Corporate Web site address is www.elder-beerman.com.

ITEM 2.  PROPERTIES

     As of February 1, 2003, Elder-Beerman operated 66 department stores and two furniture stores, principally in smaller midwestern markets in Ohio, West Virginia, Indiana, Illinois, Michigan, Wisconsin, Kentucky and Pennsylvania. Substantially all of the Company's stores are leased properties. The Company owns, subject to a mortgage, a 302,570 square foot office/warehouse facility located in Dayton, Ohio, which serves as its principal executive offices. The Company also leases an approximately 300,000 square foot distribution center in Fairborn, Ohio.

     The following table sets forth certain information with respect to Elder-Beerman's department store locations operating as of February 1, 2003, the end of Elder-Beerman's most recently completed fiscal year:

                         THE ELDER-BEERMAN STORES CORP.

                            STORE SUMMARY BY REGION

                                                                 TOTAL
                                                                SQUARE     DATE
STATE/CITY                         LOCATION                      FEET     OPENED   OWN/LEASE
----------                         --------                     ------    ------   ---------
OHIO
Alliance        Carnation Mall................................   55,552   10/01    Lease
Athens          University Mall...............................   42,829   09/88    Lease
Bowling Green   Woodland Mall.................................   40,700   04/87    Lease
Chillicothe     Chillicothe Mall..............................   55,940   05/81    Lease
                Home Store....................................   17,609   11/90    Lease
Cincinnati      Forest Fair Mall..............................  149,462   04/89    Lease
Dayton          Centerville Place.............................  191,400   08/66    Lease
Dayton          Fairfield Commons.............................  151,740   10/93    Lease
Dayton          Southtowne Furniture..........................  121,000   01/76    Lease
Dayton          Northwest Plaza...............................  217,060   02/66    Lease
Dayton          Dayton Mall...................................  212,000   07/98    Lease
Dayton          Salem Furniture...............................  124,987   11/72    Own
Dayton          Kettering Town Center.........................   82,078   10/98    Lease
Dayton          Northpark Center..............................  101,840   10/94    Lease
Defiance        Northtowne Mall...............................   51,333   04/86    Lease
Fairborn        Distribution Center...........................  300,000   12/90    Lease
Findlay         Findlay Village Mall..........................   74,825   07/90    Lease
Franklin        Middletown (Towne Mall).......................  118,000    1977    Own
Hamilton        Hamilton......................................  167,925   04/74    Lease
Heath           Indian Mound Mall.............................   73,695   09/86    Lease
Lancaster       River Valley Mall.............................   52,725   09/87    Lease
Lima            Lima Mall.....................................  103,350   11/65    Lease
Marion          Southland Mall................................   74,621   11/84    Lease
Moraine         Corporate Offices.............................  302,570   06/70    Own
New
 Philadelphia   New Towne Mall................................   52,648   10/88    Lease
Piqua           Miami Valley Center...........................   59,092   09/88    Lease
Sandusky        Sandusky Mall.................................   80,398   03/83    Lease
Springfield     Upper Valley Mall.............................   71,868   10/92    Lease
St.
  Clairsville   Ohio Valley Mall..............................   66,545   07/98    Lease
Toledo          Woodville.....................................  100,000   08/85    Lease
Toledo          Westgate......................................  154,000   08/85    Lease
Wooster         Wayne Towne Plaza.............................   53,689   06/94    Lease
Zanesville      Colony Square.................................   70,346   09/85    Own
WEST VIRGINIA
Beckley         Raleigh Mall..................................   50,210   07/98    Lease
Bridgeport      Meadowbrook Mall..............................   70,789   07/98    Lease
                Home Store....................................   74,723   07/98    Lease

                                                                 TOTAL
                                                                SQUARE     DATE
STATE/CITY                         LOCATION                      FEET     OPENED   OWN/LEASE
----------                         --------                     ------    ------   ---------
Huntington      Huntington Mall...............................   75,640   07/98    Lease
Kanawha City    Kanawha Mall..................................   41,270   07/98    Lease
Morgantown      Morgantown Mall...............................   70,790   09/90    Lease
Morgantown      Mountaineer Mall..............................   70,470   07/98    Lease
Vienna          Grand Central Mall............................  106,000   07/98    Lease
Winfield        Liberty Square Center.........................   67,728   07/98    Lease
INDIANA
Anderson        Mounds Mall...................................   66,703   07/81    Lease
Columbus        Columbus Mall.................................   73,446   02/90    Lease
Elkhart         Concord Mall..................................  104,000   11/85    Lease
Jasper          Germantown Shopping Center....................   55,000   11/00    Lease
Kokomo          Kokomo Mall...................................   75,704   10/87    Lease
Marion          North Park Mall...............................   55,526   11/78    Lease
Muncie          Muncie Mall...................................   80,000   10/97    Lease
Richmond        Downtown......................................  100,000   08/74    Lease
Terre Haute     Honey Creek Mall..............................   70,380   08/73    Lease
Warsaw          Market Place Center...........................   56,120   10/99    Lease
MICHIGAN
Adrian          Adrian Mall...................................   54,197   08/87    Lease
Benton Harbor   The Orchards Mall.............................   70,428   10/92    Lease
Coldwater       Willow Brook Village..........................   54,766   03/02    Lease
Howell          Grand River Plaza.............................   74,873   09/00    Lease
Jackson         Westwood Mall.................................   70,425   09/93    Lease
Midland         Midland Mall..................................   64,141   10/91    Lease
Monroe          Frenchtown Square.............................   98,887   04/88    Lease
Muskegon        Lakeshore Marketplace.........................   87,185   10/95    Lease
ILLINOIS
Danville        Village Mall..................................   77,300   07/86    Lease
Mattoon         Cross Country Mall............................   54,375   03/78    Lease
WISCONSIN
Beloit          Beloit Mall...................................   62,732   10/93    Lease
Green Bay       Bay Park Square Mall..........................   75,000   09/95    Lease
Kohler          Deer Trace Plaza..............................   54,541   10/01    Lease
Plover          Plover Plaza..................................   54,500   03/01    Lease
West Bend       West Bend Corporate Center....................   61,011   10/00    Lease
KENTUCKY
Ashland         Cedar Knolls Galleria.........................   70,000   07/98    Lease
Frankfort       Frankfort.....................................   53,954   11/99    Lease
Paducah         Kentucky Oaks Mall............................   60,092   08/82    Lease
PENNSYLVANIA
Dubois          The Commons...................................   54,500   09/01    Lease
Erie            Millcreek Mall................................  119,800   09/98    Lease

ITEM 3.  LEGAL PROCEEDINGS

     The Company is involved in several legal proceedings arising from its normal business activities and has established reserves where appropriate. Management believes that none of these legal proceedings will have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

EXECUTIVE OFFICERS OF THE REGISTRANT

     Byron L. Bergren, age 56, has served as President and Chief Executive Officer of the Company since February 2002. Prior to this time, Mr. Bergren served as Chairman of the Southern Division of Belk Stores, Inc. ("Belk") from 1999 to February 2002. Prior to that he served as Managing Partner of the Belk Lindsey division of Belk from 1992 to 1999; Senior Vice President of Corporate Sales Promotion and Marketing of Belk from 1991 to 1992; and Senior Vice President of Merchandising and Marketing of the Belk Charlotte division from 1988 to 1991.

     Edward A. Tomechko, age 54, has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Elder-Beerman since June 2002. Prior to this time he was a Managing Partner of M.E. Thomas & Associates, LLC, a business advisory firm, from October 2000 to May 2002. Prior to that, he served as Chief Executive Officer of Net Radio Corp., a media distribution company, from January 1999 to October 2000. He served as that company's Senior Vice President and Chief Financial Officer from August 1998 to December of 1998. Prior to that, he served as Senior Vice President, Chief Financial Officer of David's Bridal, a specialty retailer, from April 1997 to May 1998.

     James M. Zamberlan, age 56, has served as Executive Vice President, Stores of Elder-Beerman since July 1997. Prior to this time, Mr. Zamberlan served as Executive Vice President of Stores for Bradlee's, Inc. from September 1995 to January 1997 and also served as Senior Vice President of Stores for the Lazarus Division of Federated from November 1989 to August 1995.

     Steven D. Lipton, age 51, has served as Senior Vice President, Controller of Elder-Beerman since March 1996. Prior to this time, Mr. Lipton served as Operating Vice President of Payroll for Federated Financial & Credit Services from September 1994 to January 1996 and served as Vice President and Controller of the Lazarus Division of Federated from February 1990 to August 1994.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     The Company's common stock, without par value, (the "Common Stock") is listed on the Nasdaq Stock Market ("NASDAQ") and is designated a NASDAQ/National Market System Security trading under the symbol EBSC.

     The number of shareholders of record as of April 7, 2003 was 2,008.

     No dividends have been paid on the Common Stock. The Company intends to reinvest earnings in the Company's business to support its operations and expansion. The Company has no present intention to pay cash dividends in the foreseeable future, and will determine whether to declare dividends in the future in light of the Company's earnings, financial condition and capital requirements. In addition, the Company has certain credit agreements that limit the payment of dividends.

     Pursuant to the Third Amended Joint Plan of Reorganization, as amended (the "Plan of Reorganization") of the Company, confirmed by an order entered by the United States Bankruptcy Court for the Southern District of Ohio, Western Division (the "Bankruptcy Court") on December 16, 1997, the Company issued Common Stock and a Series A Warrant and a Series B Warrant, each convertible into Common Stock, in satisfaction of certain allowed claims against, or interests in, the Company or its subsidiaries. Based upon the exemptions provided by section 1145 under chapter 11 of the United States Bankruptcy Code, as amended, the Company believes that none of these securities are required to be registered under the Securities Act of 1933 (the "Securities Act") in connection with their issuance and distribution pursuant to the Plan of Reorganization. The Company has no recent sales of unregistered securities other than such issuances pursuant to the Plan of Reorganization.

     The Company's high and low stock prices by quarter for Fiscal 2002 and Fiscal 2001 are set forth below:

                                                             2002            2001
                                                         -------------   -------------
                                                         HIGH     LOW    HIGH     LOW
                                                         -----   -----   -----   -----
First Quarter..........................................  $3.73   $1.54   $4.00   $2.63
Second Quarter.........................................   3.57    2.08    4.00    2.86
Third Quarter..........................................   3.00    1.75    4.38    2.75
Fourth Quarter.........................................   3.00    1.02    3.30    2.56

ITEM 6.  SELECTED FINANCIAL DATA

     The following table sets forth various selected financial information for the Company as of and for the fiscal years ended February 1, 2003, February 2, 2002, February 3, 2001, January 29, 2000, and January 30, 1999. Such selected consolidated financial information should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, set forth in Item 8 of this Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in Item 7 of this Form 10-K.

                                                           FISCAL YEAR ENDED
                                          ----------------------------------------------------
                                           FEB 1,     FEB 2,     FEB 3,    JAN 29,    JAN 30,
                                            2003       2002     2001(A)      2000       1999
                                          --------   --------   --------   --------   --------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA
Total Revenues..........................  $670,618   $673,516   $687,630   $667,374   $610,969
Earnings (Loss) Before Discontinued
  Operations and Cumulative Effect of
  Changes in Accounting Principles(b)...  $    945   $   (920)  $ (6,824)  $ 18,015   $ 25,864
Cumulative Effect of Changes in
  Accounting Principles.................  $(15,118)
Net Earnings (Loss).....................  $(14,173)  $   (920)  $ (6,735)  $ 15,228   $ 25,461
Diluted Earnings (Loss) Per Common
  Share:
  Continuing Operations.................  $   0.08   $  (0.08)  $  (0.51)  $   1.17   $   1.79
  Discontinued Operations...............                            0.01      (0.18)     (0.03)
  Cumulative Effect of Changes in
     Accounting Principles..............  $  (1.32)
                                          --------   --------   --------   --------   --------
     Net Earnings (Loss)................  $  (1.24)  $  (0.08)  $  (0.50)  $   0.99   $   1.76
                                          ========   ========   ========   ========   ========
Cash Dividends Paid:
  Common................................  $     --   $     --   $     --   $     --   $     --
  Preferred.............................  $     --   $     --   $     --   $     --   $     --
BALANCE SHEET DATA
Total Assets............................  $411,048   $451,062   $455,317   $454,168   $453,268
Short-Term Debt.........................     5,456      5,531      1,509    131,086        951
Long-Term Obligations...................   115,127    148,489    165,632      6,130    121,507

                                                           FISCAL YEAR ENDED
                                          ----------------------------------------------------
                                           FEB 1,     FEB 2,     FEB 3,    JAN 29,    JAN 30,
                                            2003       2002     2001(A)      2000       1999
                                          --------   --------   --------   --------   --------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA
Sales Increase (Decrease) From Prior
  Period................................      (0.5)%     (2.0)%      2.9%       9.6%       9.7%
Comparable Sales Increase (Decrease)
  From Prior Period.....................      (2.4)%     (3.6)%     (0.8)%      2.0%       4.1%

---------------
Notes to Selected Historical Financial Data:

(a) Fiscal Year ended February 3, 2001 includes 53 weeks as compared to 52 weeks for each of the other fiscal years shown.

(b) The financial information for The Bee-Gee Shoe Corp. ("Bee-Gee") is included as discontinued operations for all periods.

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                              FISCAL 2002
                                             ---------------------------------------------
                                               FIRST      SECOND       THIRD      FOURTH
                                              QUARTER     QUARTER     QUARTER     QUARTER
                                             ---------   ---------   ---------   ---------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Total Revenues.............................  $149,012    $140,904    $158,278    $222,424
Earnings (Loss) Before Cumulative Effect of
  Changes in Accounting Principles.........  $ (3,481)   $ (1,739)   $ (2,113)   $  8,278
Net Earnings (Loss)........................  $(18,599)   $ (1,739)   $ (2,113)   $  8,278
Diluted Earnings (Loss) Per Common Share
  Before Cumulative Effect of Changes in
  Accounting Principles....................  $  (0.31)   $  (0.15)   $  (0.19)   $   0.72
Net Earnings (Loss)........................  $  (1.64)   $  (0.15)   $  (0.19)   $   0.72

                                                              FISCAL 2001
                                             ---------------------------------------------
                                               FIRST      SECOND       THIRD      FOURTH
                                              QUARTER     QUARTER     QUARTER     QUARTER
                                             ---------   ---------   ---------   ---------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Total Revenues.............................  $147,347    $137,752    $160,649    $227,768
Net Earnings (Loss)........................  $   (212)   $ (3,571)   $ (6,814)   $  9,677
Diluted Earnings (Loss) Per Common
  Share:...................................  $  (0.02)   $  (0.32)   $  (0.60)   $   0.84

---------------
Note to Selected Financial Data:

     Effective February 3, 2002 the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Intangible Assets, and reduced earnings by $14,060 for the cumulative effect of a change in accounting principle. Also, effective February 3, 2002 the Company changed its method of accounting for unrecognized actuarial gains and losses related to pension benefits and reduced earnings by $1,058 for the cumulative effect of a change in accounting principle.

ITEM 7. MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations of the Company for Fiscal 2002, Fiscal 2001 and Fiscal 2000. The Company's fiscal year ends on the Saturday closest to January 31. The discussion and analysis that follows is based upon and should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto included in Item 8.

RESULTS OF OPERATIONS

  FISCAL 2002 COMPARED TO FISCAL 2001

     Net sales for Fiscal 2002 decreased by 0.5% to $639.8 million from $643.1 million for Fiscal 2001. Comparable store sales, sales for stores opened for 13 months, decreased 2.4%. Women's accessories and outerwear, domestics, and furniture had the strongest sales increases. Sales for the Fourth Quarter 2002 were impacted by a shorter "holiday selling period." There were 26 shopping days between Thanksgiving and Christmas 2002, whereas the 2001 holiday selling period had 32 selling days.

     Finance revenues increased to $27.6 million in Fiscal 2002, an increase of 1.1% over Fiscal 2001 revenues of $27.3 million. This increase was primarily due to increased credit sales of $297.4 million in Fiscal 2002, an increase of 7.2% over Fiscal 2001 credit sales of $277.4 million. This increase was partially offset by a reduction in average days sales outstanding of accounts receivable to 152 days in Fiscal 2002 compared to 167 days in Fiscal 2001. Additionally, credit card penetration increased to 46.5% of net sales in Fiscal 2002 from 43.1% of net sales in Fiscal 2001.

     Other revenue, which is primarily from leased departments, for both Fiscal 2002 and Fiscal 2001 was $3.2 million.

     Cost of merchandise sold, occupancy, and buying expenses increased to 72.2% of net sales for Fiscal 2002 from 71.5% of net sales for Fiscal 2001. During Fiscal 2002 merchandise gross margins decreased 0.3% as a result of markdowns to clear merchandise as a result of initiatives to change the merchandise mix assortment, and additional markdowns of $0.8 million related to the closing of the Company's downtown Dayton, Ohio store. Annual buying and occupancy costs increased 0.3% as the Company opened five new stores during Fiscal 2001 and 2002. For Fourth Quarter 2002, the largest volume quarter, merchandise gross margin improved by 1.1%. Additionally, Fourth Quarter 2002 margins were impacted by $0.4 million due to a favorable annual physical inventory result. Fourth Quarter 2002 gross margins reflect the favorable results of the initiatives to improve the quality of inventory as we reduced the overall amount of inventory (improved turnover and inventory freshness) which resulted in lower markdowns.

                                         FISCAL                            FOURTH QUARTER
                           -----------------------------------   -----------------------------------
                                 2002               2001               2002               2001
                           ----------------   ----------------   ----------------   ----------------
                                 (DOLLARS IN THOUSANDS)                (DOLLARS IN THOUSANDS)
Net Sales................  639,848   100.0%   643,052   100.0%   214,212   100.0%   219,571   100.0%
Gross Margin.............  226,388    35.4%   229,374    35.7%    75,806    35.4%    75,283    34.3%
                           -------            -------            -------            -------
Cost of Merchandise
  Sold...................  413,460    64.6%   413,678    64.3%   138,406    64.6%   144,288    65.7%
Buying and Occupancy
  Costs..................   47,763     7.5%    46,208     7.2%    12,057     5.6%    12,052     5.5%
Store Closing
  Markdowns..............      778     0.1%
                           -------            -------            -------            -------
Cost of Goods Sold
  (including Buying and
  Occupancy).............  462,001    72.2%   459,886    71.5%   150,463    70.2%   156,340    71.2%
                           =======            =======            =======            =======

     Selling, general, administrative, and other expenses decreased to 27.4% of net sales for Fiscal 2002 from 28.2% for Fiscal 2001. The net reduction in costs is primarily due to expense initiatives that have already been implemented in fiscal 2002 and $0.8 million in miscellaneous income from a sale of noncore assets and life insurance proceeds. Fiscal 2002 expenses include: (1) $0.3 million in costs related to the closing of the downtown Dayton, Ohio store; (2) $1.2 million for severance costs to implement expense reductions; (3) $0.4 million for relocation and search fees for a new chief executive officer and chief financial officer; (4) $1.0 million in charges to write-down long-term assets to their fair value; this was comprised of $0.6 million related to the building located in Charleston that the Company has a letter of intent to purchase and $0.4 million related to the write-down of the asset value for the Erie location; and (5) $3.6 million in charges related to the immediate recognition of actuarial losses arising in 2002 associated with the Stone & Thomas defined benefit pension plan. Fiscal 2001 costs include charges of $3.3 million related to the retirement of the Company's previous chairman, president, and chief executive officer, and expenses related to the search for a new chief executive, and $4.3 million in charges to write-off the receivable from Shoebilee Inc., which was offset by expense initiatives that have been implemented as part of the Company's strategic plan, and $0.6 million in income related to recovery of an investment in a cooperative buying group.

     Depreciation and amortization expense for Fiscal 2002 increased $0.5 million to $20.1 million from $19.6 million for Fiscal 2001. The increase is primarily due to capital expenditures related to the opening of new stores.

     Interest expense decreased to $11.3 million for Fiscal 2002 from $13.6 million for Fiscal 2001. The decrease is primarily due to lower borrowing needs throughout the year.

     The Company's effective income tax rate is 46.5% in Fiscal 2002 compared with an income tax rate of 8.2% in Fiscal 2001. The effective income tax rate for both years was affected by state tax expense based on gross receipts versus net income and non-deductible items. Non-deductible items consist primarily of officers' life insurance and meals and entertainment expense and also included goodwill in Fiscal 2001.

     A cumulative effect of a change in accounting principle was recorded during the First Quarter 2002 in the amount of $14.1 million, net of tax, relating to goodwill impairment as required under SFAS No. 142, Goodwill and Other Intangible Assets. Also in the First Quarter 2002 a cumulative effect of a change in accounting principle was recorded in the amount of $1.1 million, net of tax, relating to the change in method for recording actuarial losses for the Stone & Thomas defined benefit pension plan.

  FISCAL 2001 COMPARED TO FISCAL 2000

     Net sales for Fiscal 2001 decreased by 2.0% to $643.1 million from $656.2 million for Fiscal 2000. Comparable store sales, sales for stores opened for 13 months and excluding the 53(rd) week of sales in Fiscal 2000, decreased 3.6%. Women's special size sportswear, junior sportswear, and furniture had the strongest sales increases.

     Financing revenue from the Company's private label credit card for Fiscal 2001 decreased by 3.2% to $27.3 million from $28.2 million for Fiscal 2000, primarily due to a decrease in the average outstanding accounts receivable during the year.

     Other revenue, which is primarily from leased departments, for Fiscal 2001 decreased by $0.1 million to $3.2 million from $3.3 million for Fiscal 2000.

     Cost of merchandise sold, occupancy, and buying expenses decreased to 71.5% of net sales for Fiscal 2001 from 72.6% of net sales for Fiscal 2000. During Fiscal 2001 merchandise gross margins were reduced 1.0% versus Fiscal 2000 due to additional markdowns to clear excess inventory as a result of the comparable sales decrease. During Fiscal 2000 the Company incurred a charge of $12.1 million related to inventory costs to implement the Company's strategic plan and $2.8 million in charges to record excess markdowns related to the closing of three stores.

     Selling, general, administrative, and other expenses decreased to 28.2% of net sales for Fiscal 2001 from 29.3% for Fiscal 2000. Fiscal 2001 costs include charges of $3.3 million related to the retirement of the Company's former chairman, president, and chief executive officer, and expenses related to the search for a new chief executive, and $4.3 million in charges to write off the receivable from the Shoebilee divestiture, which was offset by expense initiatives that have been implemented as part of the Company's strategic plan, and $0.6 million in income related to recovery of an investment in a cooperative buying group. Fiscal 2000 costs include charges of $3.8 million, primarily severance, to implement the Company's strategic plan, $3.3 million related to the closing of three stores, and income of $0.7 million related to a recovery of an investment in a cooperative buying group.

     Depreciation and amortization expense for Fiscal 2001 increased $3.4 million to $19.6 million from $16.2 million for Fiscal 2000. The increase is primarily due to increased capital expenditures related to the opening of four new concept stores, and capitalized leases relating to our new point-of-sale cash registers.

     Interest expense increased to $13.6 million for Fiscal 2001 from $13.0 million for Fiscal 2000. The increase is due to interest recorded from capital leases primarily related to our new point-of-sale cash registers.

     The Company's effective income tax benefit rate is 8.2% in Fiscal 2001 compared to an income tax benefit rate of 31.6% in Fiscal 2000. The effective income tax benefit rate for both years was affected by state tax expense based on gross receipts versus net income and non-deductible amortization of goodwill.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal sources of funds are cash flow from operations and borrowings under its Revolving Credit Facility and Receivable Securitization Facility (collectively, the "Credit Facilities").
The Company's primary ongoing cash requirements are to fund debt service, finance working capital, and make capital expenditures.

     Factors that could affect operating cash flows include, but are not limited to, increasing price and product competition, fluctuations in consumer demand and confidence, the availability and quality of inventory, the availability and terms of bank financing and trade credit, consumer debt levels, and changes in the finance charges imposed by the Company on its charge card holders.

     The Company believes that it will generate sufficient cash flow from operations, as supplemented seasonally by its available borrowings under the Credit Facilities, to service debt requirements, meet anticipated working capital needs and to make capital expenditures.

     Net cash provided by operating activities was $46.6 million for Fiscal 2002, compared to $41.5 million in Fiscal 2001. A net loss was recorded in Fiscal 2002 of $14.2 million. During Fiscal 2002 non-cash after-tax charges of $14.1 million relating to the goodwill impairment and $1.1 million relating to the change in method for recording actuarial losses for the Stone & Thomas defined benefit pension plan were recorded. Additionally, 2002 included non-cash pre-tax charges of $1.0 million to write-down long-term assets to their fair value and $3.3 million for the immediate recognition of losses arising in 2002 associated with the change in method for recording actuarial losses for the Stone & Thomas defined benefit pension plan. A net loss was recorded in Fiscal 2001 of $0.9 million, including pre-tax charges of $3.3 million related to the retirement of the Company's former chairman, president, and chief executive officer, and expenses recorded for the search for a new chief executive, and $4.3 million to write-down the receivable from Shoebilee. Increased productivity of our merchandise inventories, through lower overall levels and improved merchandise presentations and assortments, reduced inventory by $13.0 million in Fiscal 2002 compared to a $2.4 million decrease in Fiscal 2001.

     Net cash used in investing activities was $8.0 million for Fiscal 2002, compared to $18.9 million for Fiscal 2001. Capital expenditures for new stores, store maintenance, remodeling, and data processing totaled $8.3 million for Fiscal 2002 compared to $19.1 million for Fiscal 2001.

     For Fiscal 2002, net cash used in financing activities was $36.0 million compared to $23.4 million used in financing activities for Fiscal 2001. In Fiscal 2002 and Fiscal 2001 the Company utilized cash provided by operating activities to reduce borrowings. In fiscal 2002 long-term debt was reduced by $33.4 million, and in Fiscal 2001 long-term debt was reduced $17.1 million.

     On July 9, 2002, the Company amended and extended its existing Credit Facilities, which were due to expire in May 2003. The early refinancing provides the Company with continued operating flexibility for working capital requirements and capital expenditures. The amended Credit Facilities will expire in July 2005. The terms and borrowing rates are substantially similar to the predecessor Credit Facilities. The amended Revolving Credit Facility provides for borrowings and letters of credit in an aggregate amount up to $135,000,000, reduced from $150,000,000, subject to a borrowing base formula based on merchandise inventories. There is a $40,000,000 sublimit for letters of credit. The amended Receivable Securitization Facility provides for borrowings up to $135,000,000, reduced from $150,000,000, based on qualified, pledged accounts receivable balances.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     The following data is provided to facilitate an understanding of the Company's contractual obligations and commercial commitments:

                                                  PAYMENTS DUE BY PERIOD
                                    --------------------------------------------------
                                               WITHIN     2 - 3      4 - 5    AFTER 5
                                     TOTAL     1 YEAR     YEARS      YEARS     YEARS
                                    --------   -------   --------   -------   --------
                                                  (DOLLARS IN THOUSANDS)
CONTRACTUAL OBLIGATIONS
  Long-Term Debt..................  $114,931   $ 2,010   $110,821   $   400   $  1,700
  Capital Lease Obligations.......     5,652     3,446      2,108        98         --
  Operating Leases................   279,012    25,052     48,941    44,165    160,854
                                    --------   -------   --------   -------   --------
Total Contractual Cash
  Obligations.....................  $399,595   $30,508   $161,870   $44,663   $162,554
                                    ========   =======   ========   =======   ========

                                        AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                    --------------------------------------------------
                                               WITHIN     2 - 3      4 - 5    AFTER 5
                                     TOTAL     1 YEAR     YEARS      YEARS     YEARS
                                    --------   -------   --------   -------   --------
                                                  (DOLLARS IN THOUSANDS)
OTHER COMMERCIAL COMMITMENTS
  Standby Letters of Credit.......  $ 10,978   $ 9,246   $  1,732
  Import Letters of Credit........     1,247     1,247         --
                                    --------   -------   --------
Total Commercial Commitments......  $ 12,225   $10,493   $  1,732
                                    ========   =======   ========
Total Contractual Cash Obligations
  and Commercial Commitments......  $411,820   $41,001   $163,602   $44,663   $162,554
                                    ========   =======   ========   =======   ========

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The Company's discussion and analysis of financial condition and results of operations are based upon the Company's consolidated financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgements on historical experience and other various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     The Company's accounting policies are more fully described in Note A to the Consolidated Financial Statements. Management believes the following critical accounting policies affect its more significant judgements and estimates used in the preparation of the consolidated financial statements.

     Inventory Valuation. Merchandise inventories are valued by the retail inventory method ("RIM") applied on a last-in, first-out ("LIFO") basis and are stated at the lower of cost or market. Under the RIM, the valuation of inventories at cost and the resulting gross margins are calculated by applying a calculated cost-to-retail ratio to the retail value of inventories. Inherent in the RIM calculation are certain management judgements and estimates including, but not limited to, merchandise markon, markups, markdowns and shrinkage, which significantly impact the ending inventory valuation and resulting gross margins. These estimates, coupled with the fact that the RIM is an averaging process, can produce distorted cost figures under certain circumstances. Distortions could occur primarily by applying the RIM to a group of products that is not fairly uniform in terms of its cost and selling price relationship and turnover, and applying RIM to transactions over a period of time that include different rates of gross profit, such as seasonal merchandise. To reduce the potential for such distortion in the inventory valuation, the Company's RIM utilizes over 250 departments within 18 LIFO inventory pools in which fairly homogenous classes of merchandise are grouped. Management believes that the Company's RIM provides an inventory valuation which reasonably approximates cost and results in carrying inventory at the lower of cost or market.

     Long-lived Assets. In evaluating the carrying value and future benefits of long-lived assets, management performs a comparison of the anticipated undiscounted future net cash flows of the related long-lived asset to their carrying amount in accordance with SFAS No. 144. SFAS No. 144 became effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 effective February 3, 2002. Management believes at this time that the long-lived assets carrying values and useful lives to be appropriate.

     Customer Accounts Receivable. Customer accounts receivable is shown net of an allowance for uncollectible accounts. The Company calculates the allowance for uncollectible accounts using a model that analyzes factors such as bankruptcy filings, delinquency rates, historical charge-off patterns, recovery rates, and other portfolio data. The Company's calculation is reviewed by management to assess whether, based on recent economic events, the allowance for uncollectible accounts is appropriate to estimate losses inherent in the portfolio.

     Income Taxes. The Company has generated net operating loss carryforwards ("NOL's") from previous years. Generally accepted accounting principles require that we record a valuation allowance against the deferred tax asset associated with the NOL's if it is more likely than not that the Company will not be able to fully utilize it to offset future taxes. It is possible that we could be profitable in the future at levels which cause management to conclude that it is more likely than not that the Company will be able to fully realize the deferred tax assets associated with the NOL's. Subsequent revisions to the estimated net realizable value of the deferred tax asset could cause our provision for income taxes to vary significantly from period to period, although our cash tax payments would remain unaffected until the benefit of the NOL's are realized.

     Pension Liability. The Company annually evaluates pension benefits for its defined benefit plan, including all relevant assumptions required by accounting principles generally accepted in the United States of America. Due to the technical nature of pension accounting, the Company uses an outside actuary to provide assistance in calculating the estimated future obligation associated with this plan. Since there are many estimates and assumptions involved in calculating pension benefits, differences between actual future events and prior year estimates and assumptions could result in adjustments to pension expense and the related obligation. Such assumptions include the discount rate and the expected long-term rate of return on the related plan assets. As previously discussed, the Company changed its method of accounting for net unrecognized actuarial gains and losses associated with this plan to immediate recognition into income or expense. As a result of this change, the Company recorded a cumulative effect of accounting change in fiscal 2002. In anticipation of the termination of this plan in 2003, the Company also adjusted the discount rate used to calculate pension benefits and the expected long-term rate of return on plan assets.

RECENT ACCOUNTING PRONOUNCEMENTS

     In April 2002, SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued. SFAS No. 145 primarily rescinds SFAS No. 4 which allowed gains or losses from the extinguishment of debt to be classified as an extraordinary item. As a result, the criteria set forth by Accounting Principals Board ("APB") Opinion No. 30 will now be used to classify those gains or losses. SFAS No. 145 becomes effective for fiscal years beginning after May 15, 2002, with early application encouraged. Management does not believe the adoption of SFAS No. 145 will have a material impact on the financial statements.

     In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued. SFAS No. 146 changes the timing of when companies recognize costs associated with exit or disposal activities, so that the costs would generally be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, and could result in the Company recognizing the costs of future exit or disposal activities over a period of time as opposed to as a single event.

     In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under a guarantees issued. The interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. There was no material impact on the financial statements under this provision.

     The Emerging Issues Task Force ("EITF") released Issue No. 02-16, Accounting by a Customer (including a Reseller) for Cash Consideration Received from a Vendor, in November 2002, applicable for new arrangements entered into after December 31, 2002. Effective January 31, 2003, the Company adopted EITF Issue No. 02-16. The adoption did not have an impact on the Company's financial statements.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires expanded and more prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. The Company continues to measure compensation cost for stock options issued for employees and directors using the intrinsic value based method of accounting in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company complied with the annual disclosure requirements under SFAS No. 148 for Fiscal 2002.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company is subject to the risk of fluctuating interest rates in the normal course of business, primarily as a result of its variable rate borrowing. The Company has entered into variable to fixed rate interest-rate swap agreements to effectively reduce its exposure to interest rate fluctuations. A hypothetical 100 basis point change in interest rates would not materially affect the Company's financial position, liquidity or results of operations.

     The Company does not maintain a trading account for any class of financial instrument and is not directly subject to any foreign currency exchange or commodity price risk. As a result, the Company believes that its market risk exposure is not material to the Company's financial position, liquidity or results of operations.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
The Elder-Beerman Stores Corp.:

     We have audited the accompanying consolidated balance sheets of The Elder-Beerman Stores Corp. and subsidiaries (the "Company") as of February 1, 2003 and February 2, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended February 1, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of February 1, 2003 and February 2, 2002 and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended February 1, 2003, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note B to the financial statements, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 in the fiscal year ended February 1, 2003. In addition, as discussed in Note H to the financial statements, the Company changed its method of accounting for unrecognized actuarial gains and losses related to pension benefits in the fiscal year ended February 1, 2003.

DELOITTE & TOUCHE LLP

MARCH 20, 2003
DAYTON, OHIO

                THE ELDER-BEERMAN STORES CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             YEARS ENDED
                                                             -------------------------------------------
                                                              FEBRUARY 1,    FEBRUARY 2,    FEBRUARY 3,
                                                                 2003            2002           2001
                                                             -------------   ------------   ------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES:
  Net sales................................................    $639,848        $643,052       $656,164
  Financing................................................      27,570          27,273         28,162
  Other....................................................       3,200           3,191          3,304
                                                               --------        --------       --------
     Total revenues........................................     670,618         673,516        687,630
                                                               --------        --------       --------
COSTS AND EXPENSES:
  Cost of merchandise sold, occupancy and buying
     expenses..............................................     462,001         459,886        476,313
  Selling, general, administrative and other expenses......     175,469         181,480        192,078
  Depreciation and amortization............................      20,083          19,578         16,200
  Interest expense.........................................      11,299          13,574         13,014
                                                               --------        --------       --------
     Total costs and expenses..............................     668,852         674,518        697,605
                                                               --------        --------       --------
EARNINGS (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT),
  DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF CHANGES
  IN ACCOUNTING PRINCIPLES.................................       1,766          (1,002)        (9,975)
INCOME TAX PROVISION (BENEFIT).............................         821             (82)        (3,151)
                                                               --------        --------       --------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS.................         945            (920)        (6,824)
DISCONTINUED OPERATIONS....................................                                         89
                                                               --------        --------       --------
EARNINGS (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES....................................         945            (920)        (6,735)
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES......     (15,118)
                                                               --------        --------       --------
NET LOSS...................................................    $(14,173)       $   (920)      $ (6,735)
                                                               ========        ========       ========
EARNINGS (LOSS) PER COMMON SHARE -- Basic:
  Continuing operations....................................    $   0.08        $  (0.08)      $  (0.51)
  Discontinued operations..................................                                       0.01
  Cumulative effect of changes in accounting principles....       (1.33)
                                                               --------        --------       --------
     Net loss..............................................    $  (1.25)       $  (0.08)      $  (0.50)
                                                               ========        ========       ========
EARNINGS (LOSS) PER COMMON SHARE -- Diluted:
  Continuing operations....................................    $   0.08        $  (0.08)      $  (0.51)
  Discontinued operations..................................                                       0.01
  Cumulative effect of changes in accounting principles....       (1.32)
                                                               --------        --------       --------
     NET LOSS..............................................    $  (1.24)       $  (0.08)      $  (0.50)
                                                               ========        ========       ========

              See notes to the consolidated financial statements.

                THE ELDER-BEERMAN STORES CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                        AS OF
                                                              -------------------------
                                                              FEBRUARY 1,   FEBRUARY 2,
                                                                 2003          2002
                                                              -----------   -----------
                                                               (DOLLARS IN THOUSANDS)
                                        ASSETS
Current Assets:
  Cash and equivalents......................................   $   9,735     $   7,142
  Customer accounts receivable, net.........................     127,786       129,121
  Merchandise inventories...................................     138,748       151,761
  Other current assets......................................      17,162        21,435
                                                               ---------     ---------
     Total current assets...................................     293,431       309,459
                                                               ---------     ---------
Property:
  Land and improvements.....................................         996           996
  Buildings and leasehold improvements......................      79,681        78,461
  Furniture, fixtures, and equipment........................     133,132       130,572
  Construction in progress..................................         251         1,600
                                                               ---------     ---------
  Total cost................................................     214,060       211,629
  Less accumulated depreciation and amortization............    (123,879)     (113,551)
                                                               ---------     ---------
     Total property, net....................................      90,181        98,078
                                                               ---------     ---------
Goodwill, Net...............................................                    16,012
Other Assets................................................      27,436        27,513
                                                               ---------     ---------
                                                               $ 411,048     $ 451,062
                                                               =========     =========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term obligations..................   $   5,456     $   5,531
  Accounts payable..........................................      40,607        39,108
  Accrued liabilities:
     Compensation and related items.........................       7,004         5,912
     Income and other taxes.................................       7,480         7,225
     Rent...................................................       4,554         4,071
     Other..................................................      12,880         9,611
                                                               ---------     ---------
     Total current liabilities..............................      77,981        71,458
                                                               ---------     ---------
Long-term Obligations -- Less current portion...............     115,127       148,489
Deferred Items..............................................      11,214        12,823
Commitments and Contingencies (Note N)
Shareholders' Equity:
  Common stock, no par, 11,536,460 shares at February 1,
     2003 and 11,494,266 shares at February 2, 2002 issued
     and outstanding........................................     243,419       243,355
  Unearned compensation -- restricted stock.................        (197)         (302)
  Accumulated deficit.......................................     (34,043)      (19,870)
  Accumulated other comprehensive loss......................      (2,453)       (4,891)
                                                               ---------     ---------
     Total shareholders' equity.............................     206,726       218,292
                                                               ---------     ---------
                                                               $ 411,048     $ 451,062
                                                               =========     =========

              See notes to the consolidated financial statements.

                THE ELDER-BEERMAN STORES CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                           UNEARNED                  ACCUMULATED
                                     COMMON STOCK        COMPENSATION-                  OTHER
                                 ---------------------    RESTRICTED                COMPREHENSIVE   COMPREHENSIVE
                                   SHARES      AMOUNT     STOCK, NET     DEFICIT        LOSS           (LOSS)
                                 ----------   --------   -------------   --------   -------------   -------------
                                                              (DOLLARS IN THOUSANDS)
Shareholders' equity --
  January 29, 2000.............  14,923,846   $261,253      $(1,779)     $(12,215)     $    --        $     --
  Net loss.....................                                            (6,735)                      (6,735)
  Common stock issued..........      32,021        399
  Restricted shares issued.....      42,625        225         (225)
  Restricted shares
    forfeited..................     (84,176)    (1,018)       1,018
  Shares purchased.............  (3,462,363)   (17,728)
  Amortization of unearned
    compensation...............                                 531
  Minimum pension liability
    (net of income tax benefit
    of $373)...................                                                           (663)           (663)
                                 ----------   --------      -------      --------      -------        --------
Shareholders' equity --
  February 3, 2001.............  11,451,953    243,131         (455)      (18,950)        (663)       $ (7,398)
                                                                                                      ========
  Net loss.....................                                              (920)                    $   (920)
  Common stock issued..........      29,900        262
  Restricted shares issued.....      88,538        258         (258)
  Restricted shares
    forfeited..................     (76,125)      (234)         234
  Employee stock purchase plan
    activity...................                    (62)
  Amortization of unearned
    compensation...............                                 177
  Minimum pension liability
    (net of income tax benefit
    of $222)...................                                                           (395)           (395)
  Net unrealized loss on
    derivative financial
    instruments (net of income
    tax benefit of $2,156).....                                                         (3,833)         (3,833)
                                 ----------   --------      -------      --------      -------        --------
Shareholders' equity --
  February 2, 2002.............  11,494,266    243,355         (302)      (19,870)      (4,891)       $ (5,148)
                                                                                                      ========
  Net loss.....................                                           (14,173)                    $(14,173)
  Common stock issued..........      15,208         68
  Restricted shares issued.....      33,966         90          (90)
  Restricted shares
    forfeited..................      (6,980)       (38)          38
  Employee stock purchase plan
    activity...................                    (56)
  Amortization of unearned
    compensation...............                                 157
  Recognition of pension
    liability (net of income
    tax expense of $595).......                                                          1,058           1,058
  Net unrealized gain on
    derivative financial
    instruments (net of income
    tax expense of $776).......                                                          1,380           1,380
                                 ----------   --------      -------      --------      -------        --------
Shareholders' equity --
    February 1, 2003...........  11,536,460   $243,419      $  (197)     $(34,043)     $(2,453)       $(11,735)
                                 ==========   ========      =======      ========      =======        ========

              See notes to the consolidated financial statements.

                THE ELDER-BEERMAN STORES CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED
                                                             ---------------------------------------
                                                             FEBRUARY 1,   FEBRUARY 2,   FEBRUARY 3,
                                                                2003          2002          2001
                                                             -----------   -----------   -----------
                                                                     (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net loss.................................................    (14,173)         (920)       (6,735)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Cumulative effect of changes in accounting
       principles..........................................     15,118
     Provision for doubtful accounts.......................      7,912         7,748         6,178
     Deferred income taxes.................................        696          (202)       (1,901)
     Depreciation and amortization.........................     20,083        19,578        16,200
     Loss (gain) on disposal of assets.....................       (352)          (67)          276
     Stock-based compensation expense (benefit)............       (385)          402           676
     Non-cash change in minimum pension liability..........      3,320           533         1,007
     Shoebilee charges.....................................                    4,327
     Asset impairment......................................      1,037                         281
  Changes in noncash assets and liabilities:
     Customer accounts receivable..........................     (6,477)       (1,025)         (716)
     Merchandise inventories...............................     13,013         2,392        11,298
     Other current assets..................................     (2,020)        2,422        (1,862)
     Other long-term assets................................      2,266          (734)       (2,549)
     Accounts payable......................................      2,304         6,175        (2,707)
     Accrued liabilities...................................      4,216           912        (2,458)
                                                              --------      --------      --------
       Net cash provided by operating activities...........     46,558        41,541        16,988
                                                              --------      --------      --------
Cash flows from investing activities:
  Capital expenditures.....................................     (8,336)      (19,094)      (23,471)
  Proceeds from sale of property...........................        326           183            10
                                                              --------      --------      --------
     Net cash used in investing activities.................     (8,010)      (18,911)      (23,461)
                                                              --------      --------      --------
Cash flows from financing activities:
  Net borrowings (payments) under asset securitization
     agreement.............................................        560        (5,363)      (19,855)
  Net borrowings (payments) on bankers' acceptance and
     revolving lines of credit.............................    (30,652)      (14,188)       47,561
  Payments on long-term obligations........................     (7,146)       (3,753)       (1,805)
  Proceeds from installment note...........................      3,464
  Debt acquisition payments................................     (2,125)                     (2,098)
  Common shares purchased..................................                                (17,728)
  Employee stock purchase plan activity....................        (56)          (62)
                                                              --------      --------      --------
     Net cash provided by (used in) financing activities...    (35,955)      (23,366)        6,075
                                                              --------      --------      --------
Increase (decrease) in cash and equivalents................      2,593          (736)         (398)
Cash and equivalents:
  Beginning of year........................................      7,142         7,878         8,276
                                                              --------      --------      --------
  End of year..............................................   $  9,735      $  7,142      $  7,878
                                                              ========      ========      ========
Supplemental cash flow information:
  Interest paid............................................   $ 11,798      $ 13,002      $ 12,954
  Income taxes paid........................................        311           321           903
Supplemental non-cash investing and financing activities:
  Capital leases...........................................   $    337      $ 10,183      $  4,024
  Issuance of common shares to satisfy deferred
     compensation..........................................                      265           399

              See notes to the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of The Elder-Beerman Stores Corp. and subsidiaries, including The El-Bee Chargit Corp., a finance subsidiary (collectively the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

     FISCAL YEAR -- The Company's fiscal year ends on the Saturday nearest January 31. Fiscal years 2002 and 2001 consist of 52 weeks, and fiscal year 2000 consists of 53 weeks ended February 1, 2003, February 2, 2002 and February 3, 2001, respectively.

     ESTIMATES -- The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND EQUIVALENTS -- The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

     CUSTOMER ACCOUNTS RECEIVABLE are classified as current assets because the average collection period is generally less than one year.

     MERCHANDISE INVENTORIES are valued by the retail method applied on a last-in, first-out ("LIFO") basis and are stated at the lower of cost or market. At February 1, 2003 and February 2, 2002, merchandise inventories on a FIFO (first-in, first-out) cost basis approximate LIFO when stated at the lower of cost or market.

     VENDOR ALLOWANCES -- The Company receives allowances from its vendors through a variety of programs and arrangements, including co-operative advertising and markdown reimbursement programs. Given the promotional nature of the Company's business, the allowances are generally intended to offset the Company's cost of promoting, advertising and selling the vendors' products in its stores. Co-operative advertising allowances are reported as a reduction of advertising expense in the period in which the advertising occurred. Markdown reimbursements are credited to cost of goods sold during the period in which vendor approval is received.

     PROPERTY is stated at cost less accumulated depreciation determined by the straight-line method over the expected useful lives of the assets. Assets held under capital leases and related obligations are recorded initially at the lower of fair market value or the present value of the minimum lease payments. The straight-line method is used to amortize such capitalized costs over the lesser of the expected useful life of the asset or the life of the lease. The estimated useful lives by class of asset are:

Buildings...................................................  25 to 50 years
Leasehold improvements......................................  10 to 20 years
Furniture, fixtures and equipment...........................   3 to 10 years

     GOODWILL -- The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, effective February 3, 2002. SFAS No. 142 requires that goodwill no longer be amortized, but instead tested for impairment at least annually. See Note B for additional information.

     Prior to 2002, the excess of cost over net assets of companies acquired was recorded as goodwill and was amortized on a straight-line basis over 20 to 25 years. Amortization expense was $0.9 million in 2001 and $0.9 million in 2000. At February 2, 2002, accumulated amortization was $6.0 million.

     IMPAIRMENT OF LONG-LIVED ASSETS -- Long-lived assets are reviewed for impairment annually or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable from undiscounted future cash flows. If the carrying value of an asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the asset exceeds its fair value.

     In August 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that statement. SFAS No. 144 becomes effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 effective February 3, 2002. The adoption did not have a material impact on the Company's financial statements.

     REVENUE RECOGNITION -- Sales revenues are recognized on merchandise inventory sold upon receipt by the customer. Finance revenue is generated by outstanding customer accounts receivable and recognized as interest is accrued on these outstanding balances. Other revenue consists primarily of leased department revenue. Leased department revenue is recognized as the Company earns commission from the sale of merchandise within leased departments.

     PRE-OPENING COSTS associated with opening new stores are expensed as incurred.

     ADVERTISING EXPENSE -- The cost of advertising is expensed the first time the advertising takes place. Advertising costs were $21.0 million, $23.3 million and $26.8 million in fiscal 2002, 2001 and 2000, respectively. The amounts of prepaid advertising at the end of fiscal 2002, 2001 and 2000 were $0.6 million, $0.7 million and $0.6 million, respectively.

     DEFERRED ITEMS include liabilities associated with the Company's lease incentives, executive retirement plan and interest rate swap agreements.

     STOCK OPTIONS -- In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, Accounting for Stock-Based
Compensation -- Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires expanded and more prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. The Company continues to measure compensation cost for stock options issued to employees and directors using the intrinsic value based method of accounting in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees.

     Total compensation costs charged to earnings from continuing operations before income taxes for all stock-based compensation awards was approximately a $0.4 million benefit in 2002 and a $0.4 million and $0.7 million expense in fiscal 2001 and 2000, respectively. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                             2002        2001        2000
                                                          ----------   ---------   ---------
                                                          (ALL DOLLAR AMOUNTS IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
Net loss as reported:...................................   $(14,173)    $  (920)    $(6,735)
Deduct: Total stock-based employee compensation expense
  determined under fair value based method for all
  awards -- net of related tax effects..................       (549)       (738)     (1,144)
                                                           --------     -------     -------
Pro forma net loss......................................   $(14,722)    $(1,658)    $(7,879)
Loss per common share -- diluted:
  As reported...........................................   $  (1.24)    $ (0.08)    $ (0.50)
  Pro forma.............................................   $  (1.29)    $ (0.15)    $ (0.58)

     FINANCIAL INSTRUMENTS -- The Company utilizes interest rate swap agreements to manage its interest rate risks when receivables are sold under asset securitization programs or other borrowings. The Company does not hold or issue derivative financial instruments for trading purposes. The Company does not have derivative financial instruments that are held or issued and accounted for as hedges of anticipated transactions. Amounts currently due to or from interest swap counter parties are recorded in interest expense in the period in which they accrue. Gains or losses on terminated interest rate swap agreements are included in long-term liabilities or assets and amortized to interest expense over the shorter of the original term of the agreements or the life of the financial instruments to which they are matched. Gains or losses on the mark-to-market for interest rate swap agreements that do not qualify for hedge accounting are recorded as income or expense each period.

     COMPREHENSIVE INCOME is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The difference between net loss and comprehensive loss for fiscal year 2002 related to the recognition of the accumulated minimum pension liability previously recorded in comprehensive loss in the income statement during the current year due to the change in accounting principle (Note H) and the net unrealized gain on derivative financial instruments. The difference between net loss and comprehensive loss for fiscal year 2001 related to the change in minimum pension liability and the net unrealized loss on derivative financial instruments associated with the adoption of SFAS No. 133. The difference between net loss and comprehensive loss for fiscal year 2000 relates to the change in minimum pension liability.

     ACCOUNTING PRONOUNCEMENTS -- In April 2002, SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt -- an Amendment of APB Opinion No. 30, which required all gains or losses from extinguishment of debt, if material, to be classified as an extraordinary item, net of related tax effect. Under SFAS No. 145, debt extinguishments used as part of an entity's risk management strategy do not meet the criteria for classification as extraordinary items. SFAS No. 64 amended SFAS No. 4, and is no longer necessary because SFAS No. 4 was rescinded. SFAS No. 145 also amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 becomes effective for fiscal years beginning after May 15, 2002, with early adoption encouraged. Management does not believe the adoption of SFAS No. 145 will have a material impact on the financial statements.

     In June 2002, SFAS No. 146, Accounting for Cost Associated with Exit or Disposal Activities, was issued. SFAS No. 146 changes the timing of when companies recognize the costs associated with exit or disposal activities, so that costs would generally be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, and could result in the Company recognizing the costs of future exit or disposal activities over a period of time as opposed to as a single event. During fourth quarter of fiscal 2002, the Company adopted SFAS No. 146. Currently this statement does not have an impact on the Company's financial statements.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. There was no material impact on the financial statements under this provision.

     The Emerging Issues Task Force ("EITF") released Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Cash Consideration Received from a Vendor, in November 2002, applicable for new arrangements entered into after December 31, 2002. The Company adopted EITF Issue 02-16, prospectively, effective January 1, 2003. The adoption did not have an impact on the Company's financial statements.

     RECLASSIFICATIONS -- Certain reclassifications have been made to the 2001 and 2000 financial statements to conform to the 2002 financial statement presentation.

B.  GOODWILL

     Effective February 3, 2002, the beginning of fiscal year 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but instead will be tested for impairment at least on an annual basis. Intangible assets with finite lives will continue to be amortized over their useful lives. In addition SFAS No. 142 requires a transitional impairment test on the adoption date.

     The Company had approximately $16.0 million in goodwill recorded in its balance sheet as of February 2, 2002. The Company completed the goodwill transitional impairment test during first quarter of 2002, and determined that all of the goodwill recorded was impaired under the fair value impairment test approach as required by SFAS No. 142. The fair values of the reporting units were estimated using the expected present value of associated future cash flows and market values of comparable business where available. Upon adoption of SFAS No. 142, a $14.1 million charge, net of tax, was recognized in the first quarter of 2002 to record the impairment of goodwill and was classified as a cumulative effect of the change in accounting principle.

     SFAS No. 142 requires the presentation of net earnings (loss) and related earnings (loss) per share data adjusted for the effect of goodwill amortization. The following table provides the proforma effect on net earnings (loss) and per share data for the year ended February 1, 2003, February 2, 2002 and February 3, 2001, adjusted for the impact of goodwill amortization on the results of the prior year period.

                                                                   YEAR ENDED
                                                     ---------------------------------------
                                                     FEBRUARY 1,   FEBRUARY 2,   FEBRUARY 3,
                                                        2003          2002          2001
                                                     -----------   -----------   -----------
                                                        (ALL DOLLAR AMOUNTS IN THOUSANDS,
                                                               EXCEPT SHARE DATA)
Earnings (loss) from continuing operations, as
  reported.........................................     $ 945        $ (920)       $(6,824)
Goodwill amortization, net of income tax benefit...                     734            734
                                                        -----        ------        -------
Pro forma earnings (loss) from continuing
  operations.......................................     $ 945        $ (186)       $(6,090)
                                                        =====        ======        =======
Earnings (loss) per common share -- basic and
  diluted:
Earnings (loss) from continuing operations, as
  reported.........................................     $0.08        $(0.08)       $ (0.51)
Pro forma earnings (loss) from continuing
  operations.......................................     $0.08        $(0.02)       $ (0.45)

     The changes in the carrying amount of goodwill for the year ended February 1, 2003 are as follows:

                                                       DEPARTMENT    FINANCE
                                                         STORE      OPERATIONS    TOTAL
                                                       ----------   ----------   --------
                                                       (ALL DOLLAR AMOUNTS IN THOUSANDS)
Balance as of February 2, 2002.......................   $ 14,475     $ 1,537     $ 16,012
Impairment loss recognized...........................    (14,475)     (1,537)     (16,012)
                                                        --------     -------     --------
Balance as of February 1, 2003.......................   $     --     $    --     $     --
                                                        ========     =======     ========

C.  CUSTOMER ACCOUNTS RECEIVABLE

     Customer accounts receivable represent finance subsidiary receivables. Interest is charged at an annual rate of 21% to 22%, depending on state law. A rollforward of the Company's allowance for doubtful accounts is as follows:

                                                                   YEAR ENDED
                                                     ---------------------------------------
                                                     FEBRUARY 1,   FEBRUARY 2,   FEBRUARY 3,
                                                        2003          2002          2001
                                                     -----------   -----------   -----------
                                                        (ALL DOLLAR AMOUNTS IN THOUSANDS)
Balance, beginning of year.........................    $ 2,985       $ 2,478       $ 2,048
Provision..........................................      7,912         7,748         6,178
Charge offs, net of recoveries.....................     (7,599)       (7,241)       (5,748)
                                                       -------       -------       -------
Balance, end of year...............................    $ 3,298       $ 2,985       $ 2,478
                                                       =======       =======       =======

     Customer accounts receivable result from the Company's proprietary credit card sales to customers residing principally in the midwestern states. As such, the Company believes it is not dependent on a given industry or business for its customer base and therefore has no significant concentration of credit risk.

D.  DEBT

     Through a commercial bank lending group, the Company has a three-year Revolving Credit Facility ("Credit Facility"), and through its financing subsidiary, a three-year variable rate securitization loan agreement ("Securitization Facility"), both of which expire July 9, 2005. These three-year agreements were amended in July 2002. Outstanding borrowings of $108.2 million on the Credit and Securitization Facilities due July 2005 are classified as long-term liabilities.

     The Credit Facility provides for borrowing and letters of credit in an aggregate amount up to $135 million subject to a borrowing base formula based primarily on merchandise inventories. There is a $40 million sublimit for letters of credit. The Company is currently financing borrowings at either prime, plus 75 basis points or LIBOR, plus 225 basis points.

     The Securitization Facility is a revolving agreement whereby the Company can borrow up to $135 million. The Company's customer accounts receivables are pledged as collateral under the Securitization Facility. The borrowings under this facility are subject to a borrowing-based formula based primarily on outstanding customer accounts receivable. Borrowings bear interest at commercial paper rates, plus 5 basis points.

     Certain financial covenants related to debt are included in the Credit and Securitization Facility agreements. Additionally, there are certain other restrictive covenants, including limitations on the incurrence of additional liens, indebtedness, payment of dividends, distributions or other payments on and repurchase of outstanding capital stock, investments, mergers, stock transfer and sale of assets. Certain ratios related to the performance of the accounts receivable portfolio are also included.

     Long-term obligations consists of the following:

                                                              FEBRUARY 1,   FEBRUARY 2,
                                                                 2003          2002
                                                              -----------   -----------
                                                               (ALL DOLLAR AMOUNTS IN
                                                                     THOUSANDS)
Mortgage note payable (9.75%)...............................   $  2,281      $  2,374
Installment note (13.40%)...................................      1,969
Industrial development revenue bond, variable rate based on
  published index of tax-exempt bonds (1.40%)...............      2,500         2,600
Capital lease obligations (6.42% -- 15.95%).................      5,652        10,772
Credit facility (3.625%)....................................      6,000        36,652
Securitization facility (6.83%).............................    102,181       101,622
                                                               --------      --------
Total.......................................................    120,583       154,020
Current portion of long-term obligations....................     (5,456)       (5,531)
                                                               --------      --------
Long-term obligations.......................................   $115,127      $148,489
                                                               ========      ========

     Maturities of borrowings are $5,456 in 2003, $1,747 in 2004, $111,182 in 2005, $274 in 2006, $224 in 2007 and $1,700 thereafter.

     Collateral for the industrial development revenue bond, the installment note, and the mortgage note payable, is land, buildings, furniture, fixtures and equipment with a net book value of $4.7 million at February 1, 2003.

E.  FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          CASH AND EQUIVALENTS -- The carrying amount approximates fair value because of the short maturity of those instruments.

          CUSTOMER ACCOUNTS RECEIVABLE -- The net carrying amount approximates fair value because of the relatively short average maturity of the instruments and no significant change in interest rates.

          LONG-TERM DEBT -- The carrying amount approximates fair value as a result of the variable rate-based borrowings.

          INTEREST RATE SWAP AGREEMENTS -- The fair value of interest rate swaps is based on the quoted market prices that the Company would pay to terminate the swap agreements at the reporting date.

     The Company uses derivative financial instruments as part of an overall strategy to manage exposure to market risks associated with interest rate fluctuations. The Company does not hold or issue derivative financial instruments for trading purposes. The risk of loss to the Company in the event of nonperformance by any counterparty under derivative financial instrument agreements is not considered significant by management. All counterparties are rated A or higher by Moody's and Standard and Poor's, and the Company does not anticipate nonperformance by any of its counterparties.

     Effective February 4, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Under SFAS No. 133, all derivative instruments are required to be recorded on the balance sheet as assets or liabilities, measured at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative is recorded in other comprehensive income (loss) and is recognized in the income statement when the hedge item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges and financial instruments not designated as hedges are recognized in earnings.

     The Company utilizes interest rate swap agreements to effectively establish long-term fixed rates on borrowings under the Securitization Facility, thus reducing the impact of interest rate changes on future income. These swap agreements, which are designated as cash flow hedges, involve the receipt of variable rate amounts in exchange for fixed rate interest payments over the life of the agreements. The fair value of the Company's interest rate swap agreements in the Company's consolidated balance sheet is a $3.8 million liability at February 1, 2003 and a $6.0 million liability at February 2, 2002. The estimated fair value of the interest rate swap agreements is a $2.8 million liability at February 3, 2001. The Company had outstanding swap agreements with notional amounts totaling $92 million for the fiscal years ended 2002 and 2001 and $100 million for 2000. The Company's current swap agreements expire April 2004. These agreements have been matched to the Securitization Facility to reduce the impact of interest rate changes on cash flows. In fiscal 2003, the Company expects the amounts to be reclassified out of other comprehensive income to earnings to be immaterial to the financial statements.

F.  LEASES

     The Company leases retail store properties and certain equipment. Generally, leases are net leases that require the payment of executory expenses such as real estate taxes, insurance, maintenance and other operating costs, in addition to minimum rentals. Leases for retail stores generally contain renewal or purchase options, or both, and generally provide for contingent rentals based on a percentage of sales.

     Minimum annual rentals, for leases having initial or remaining noncancellable lease terms in excess of one year at February 1, 2003, are as follows:

                                                               OPERATING     CAPITAL
                                                                LEASES       LEASES
                                                              -----------   ---------
                                                              (ALL DOLLAR AMOUNTS IN
                                                                    THOUSANDS)
FISCAL YEAR
  2003......................................................    $ 25,052      $3,897
  2004......................................................      24,680       1,565
  2005......................................................      24,261         813
  2006......................................................      22,764          79
  2007......................................................      21,401          24
  Thereafter................................................     160,854
                                                                --------      ------
Minimum lease payments......................................    $279,012       6,378
                                                                ========
Imputed interest............................................                     726
                                                                              ------
Present value of net minimum lease payments.................                  $5,652
                                                                              ======

                                                                   YEARS ENDED
                                                     ---------------------------------------
                                                     FEBRUARY 1,   FEBRUARY 2,   FEBRUARY 3,
                                                        2003          2002          2001
                                                     -----------   -----------   -----------
                                                        (ALL DOLLAR AMOUNTS IN THOUSANDS)
RENT EXPENSE
Operating leases:
  Minimum..........................................    $25,412       $24,817       $25,474
  Contingent.......................................      1,123         1,385         1,763
                                                       -------       -------       -------
Total rent expense.................................    $26,535       $26,202       $27,237
                                                       =======       =======       =======

     Assets acquired under capital leases are included in the consolidated balance sheets as property, while the related obligations are included in long-term obligations.

                                                              FEBRUARY 1,   FEBRUARY 2,
                                                                 2003          2002
                                                              -----------   -----------
                                                               (ALL DOLLAR AMOUNTS IN
                                                                     THOUSANDS)
ASSETS HELD UNDER CAPITAL LEASES
Buildings...................................................    $ 1,500       $ 3,442
Equipment...................................................     13,405        14,442
Accumulated depreciation and amortization...................     (5,268)       (5,376)
                                                                -------       -------
                                                                $ 9,637       $12,508
                                                                =======       =======

G.  INCOME TAX PROVISION (BENEFIT)

     Income tax provision (benefit) consists of the following:

                                                                   YEAR ENDED
                                                     ---------------------------------------
                                                     FEBRUARY 1,   FEBRUARY 2,   FEBRUARY 3,
                                                        2003          2002          2001
                                                     -----------   -----------   -----------
                                                        (ALL DOLLAR AMOUNTS IN THOUSANDS)
Current:
  Federal..........................................    $             $    10       $
  State and local..................................        125           111            65
                                                       -------       -------       -------
                                                           125           121            65
                                                       -------       -------       -------
Deferred:
  Net operating losses and tax credit
     carryforwards.................................      2,627         2,228        (4,316)
  Deferred income..................................       (867)         (293)        1,024
  Goodwill.........................................     (1,952)         (103)         (103)
  Other............................................     (1,659)       (2,035)          230
                                                       -------       -------       -------
                                                        (1,851)         (203)       (3,165)
                                                       -------       -------       -------
Income tax benefit.................................    $(1,726)      $   (82)      $(3,100)
                                                       =======       =======       =======

     Income statement classifications:

                                                                   YEAR ENDED
                                                     ---------------------------------------
                                                     FEBRUARY 1,   FEBRUARY 2,   FEBRUARY 3,
                                                        2003          2002          2001
                                                     -----------   -----------   -----------
                                                        (ALL DOLLAR AMOUNTS IN THOUSANDS)
Current:
  Continuing operations............................    $   821       $   (82)      $(3,151)
  Changes in accounting principles.................     (2,547)
  Discontinued operations..........................                                     51
                                                       -------       -------       -------
Total..............................................    $(1,726)      $   (82)      $(3,100)
                                                       =======       =======       =======

     The following table summarizes the major differences between the actual income tax provision attributable to continuing operations and taxes computed at the federal statutory rates:

                                                     FEBRUARY 1,   FEBRUARY 2,   FEBRUARY 3,
                                                        2003          2002          2001
                                                     -----------   -----------   -----------
                                                        (ALL DOLLAR AMOUNTS IN THOUSANDS)
Federal taxes computed at the statutory rate.......    $   618       $  (350)      $(3,442)
State and local taxes..............................        125           111            65
Permanent items....................................         78           157           226
                                                       -------       -------       -------
Income tax provision (benefit) from continuing
  operations.......................................    $   821       $   (82)      $(3,151)
                                                       =======       =======       =======

     Deferred income taxes consist of the following:

                                                              FEBRUARY 1,   FEBRUARY 2,
                                                                 2003          2002
                                                              -----------   -----------
                                                                 (ALL DOLLAR AMOUNTS
                                                                    IN THOUSANDS)
Deferred tax assets:
  Net operating losses and tax credit carryforwards.........    $22,311       $24,938
  Deferred income...........................................      1,272           405
  Deferred compensation.....................................      1,483         1,576
  Bad debts.................................................      1,226         1,045
  Net unrealized loss on derivative financial instruments...      1,380         2,156
  Other.....................................................      6,426         6,508
                                                                -------       -------
                                                                 34,098        36,628
  Valuation allowance.......................................     (3,829)       (3,829)
                                                                -------       -------
     Total deferred tax assets..............................     30,269        32,799
                                                                -------       -------
Deferred tax liabilities....................................     (3,236)       (6,246)
                                                                -------       -------
     Net deferred tax asset.................................    $27,033       $26,553
                                                                =======       =======
Included in the balance sheets:
  Other current assets......................................    $ 7,728       $12,329
  Other assets..............................................     19,305        14,224
                                                                -------       -------
     Net deferred tax assets................................    $27,033       $26,553
                                                                =======       =======

     Permanent items consist primarily of officers' life insurance and meals and entertainment expense and also included goodwill in Fiscal 2001 and 2000. The net operating loss carryforwards, tax credit carryforwards, and other deferred tax assets will result in future benefits only if the Company has taxable income in future periods. In accordance with SFAS No. 109, Accounting for Income Taxes, a valuation allowance has been recorded for the tax effect of a portion of the future tax deductions and tax credit carryforwards.

     The federal net operating loss carryforward is approximately $56.0 million and is available to reduce federal taxable income through 2020. The tax credit carryforward is approximately $2.9 million, of which $632,000 will expire in 2009 and 2010, and the balance of which is an indefinite carryforward.

H.  EMPLOYEE BENEFIT PLANS AND CHANGE IN ACCOUNTING METHOD

     A defined-contribution employee benefit plan (the "Benefit Plan") covers substantially all employees. Eligible employees can make contributions to the Benefit Plan through payroll withholdings of one to fifteen percent of their annual compensation. The Company may contribute to the Benefit Plan based on a percentage of compensation and on a percentage of earnings before income taxes. Contributions of $1.0 million, $1.4 million, and $1.1 million were recorded in fiscal 2002, 2001 and 2000, respectively, for the Company's match to the Benefit Plan.

     Effective February 2, 2002, the Company terminated its Stock Purchase Plan, which provided for its employees to purchase Elder-Beerman common stock at a 15% discount. Employees could make contributions to the Stock Purchase Plan through payroll withholdings of one percent to ten percent of their annual compensation, up to a maximum of $25,000 per year. A total of 625,000 shares of common stock are registered and unissued under the Stock Purchase Plan.

     In connection with the acquisition of Stone & Thomas in 1998, the Company assumed the liability for a supplementary pension plan that covers key executives of Stone & Thomas. The benefits are paid upon retirement, providing the employee is age 65 and has completed ten years of participation in the plan. The total liability for this plan recorded in the Company's consolidated balance sheet is $3.1 million and $2.8 million at February 1, 2003 and February 2, 2002, respectively. This unfunded liability was determined using an assumed discount rate of 5% and 6.5% for 2002 and 2001, respectively.

     The Company also has a defined-benefit pension plan, which covered all full-time employees of Stone & Thomas upon completion of one year of service and the attainment of age 21. The defined benefit formula was based upon employees' years of service and earnings. Accrued benefits were frozen as of September 30, 1998, as part of the Company's plan of acquisition. During the fourth quarter of the fiscal year ended February 1, 2003, the Company approved the termination of the Stone & Thomas Plan. Subsequent to this decision, the Company changed its method of accounting for net unrecognized actuarial gains and losses associated with its defined benefit plans accounted for in accordance with SFAS No. 87, Employers' Accounting for Pensions to accelerate recognition of such gains and losses. The Company previously amortized cumulative net unrecognized gains and losses in excess of 10% of the greater of the projected benefit obligation or the market-related value of pension plan assets over the average remaining service period of the plan participants. The Company changed its method to immediate recognition into income or expense of such net unrecognized actuarial gains and losses. The Company believes that this accelerated recognition method is a preferable method. As a result of this accounting change, during the fourth quarter of 2002, the Company recorded a pretax charge of $3.6 million related to the immediate recognition of losses arising in 2002 associated with this plan. Additionally, the cumulative effect of this change as of February 3, 2002 of $1.1 million net of tax has been recorded in the 2002 results of operations, retroactively to the first quarter, as a cumulative effect of change in accounting principle. The Company's funding policy is to contribute an amount annually that satisfies the minimum funding requirements of ERISA and that is tax deductible under the Internal Revenue Code.

     Summary information for the Company's defined-benefit plan is as follows:

                                                              FEBRUARY 1,   FEBRUARY 2,
                                                                 2003          2002
                                                              -----------   -----------
                                                                 (ALL DOLLAR AMOUNTS
                                                                    IN THOUSANDS)
Change in the projected benefit obligation:
  Projected benefit obligation at beginning of year.........    $(4,827)      $(5,008)
  Interest cost.............................................       (338)         (363)
  Actuarial loss............................................     (2,701)          (38)
  Benefits paid.............................................        576           582
                                                                -------       -------
Projected benefit obligation at end of year.................     (7,290)       (4,827)
                                                                -------       -------
Change in the plan assets:
  Fair value of plan assets at beginning of year............      3,960         4,674
  Actual loss on plan assets................................       (876)         (282)
  Employer contributions....................................        595           150
  Benefits paid.............................................       (576)         (582)
                                                                -------       -------
Fair value of plan assets at end of year....................      3,103         3,960
                                                                -------       -------
Projected benefit obligation in excess of plan assets.......     (4,187)         (867)
Minimum pension liability...................................                    1,653
                                                                -------       -------
Net pension asset (liability)...............................    $(4,187)      $   786
                                                                =======       =======
Amounts recognized in the Company's balance sheets consist
  of:
     Other assets -- pension asset..........................    $    --       $   786
     Other current liabilities..............................     (4,187)       (1,653)
     Other assets -- deferred tax asset.....................                      595
     Accumulated other comprehensive loss...................                    1,058
Benefit obligation discount rate............................       5.10%         7.00%

     The components of net pension loss (income) are as follows:

                                                               2002    2001    2000
                                                              ------   -----   -----
                                                               (ALL DOLLAR AMOUNTS
                                                                  IN THOUSANDS)
Interest cost on projected benefit obligation...............  $  338   $ 363   $ 372
Expected return on plan assets..............................    (317)   (374)   (422)
Amortization of unrecorded net loss.........................              76      22
Recognition of current year loss............................   3,894
                                                              ------   -----   -----
Net periodic pension loss (income) before cumulative effect
  of change in accounting principle.........................   3,915      65     (28)
Cumulative effect of change in accounting principle (before
  tax benefit of $595)......................................   1,653
                                                              ------   -----   -----
Total pension loss (income), including the cumulative effect
  of change in accounting principle.........................  $5,568   $  65   $ (28)
                                                              ======   =====   =====

     In connection with the decision to terminate the plan, plan assets of approximately $3.1 million were transferred to money market funds on January 3, 2003. These assets were previously held in a trust and were invested primarily in equities and fixed income obligations. The expected long-term rate of return on plan assets used in determining net pension loss (income) was 2.0% in 2002 and 8% in 2001 and 2000.

I.  EARNINGS PER SHARE

     Net earnings (loss) per common share is computed by dividing net earnings
(loss) by the weighted-average number of common shares outstanding during the year. Stock options, restricted shares, deferred shares and warrants outstanding represent potential common shares and are included in computing diluted earnings per share when the effect is dilutive. Dilutive potential common shares for fiscal 2001 and 2000 were 133,457 and 120,790, respectively. There was no dilutive effect of potential common shares in fiscal 2001 and 2000. A reconciliation of the weighted average shares used in the basic and diluted earnings per share calculation is as follows:

                                                      2002         2001         2000
                                                   ----------   ----------   ----------
Weighted average common shares
  outstanding -- basic...........................  11,377,965   11,320,646   13,598,485
Dilutive potential common shares:
  Stock options..................................      12,853
  Restricted shares..............................      39,806
  Deferred shares................................      18,575
                                                   ----------   ----------   ----------
Weighted average shares -- diluted...............  11,449,199   11,320,646   13,598,485
                                                   ==========   ==========   ==========

J.  SHAREHOLDERS' EQUITY

     The Company has authorized 25 million no par common shares. In August 2000, the Company's Board of Directors authorized the repurchase of a targeted 3.3 million common shares at an aggregate repurchase price of $20 million through a self-tender. During fiscal 2000, a total of 3.5 million common shares were repurchased for $17.7 million. There were 0.9 million shares held in treasury at February 1, 2003 and February 2, 2002.

     The Board of Directors has the authority to issue five million shares of preferred stock. At February 1, 2003, these shares are unissued.

     Warrants of 624,522 are attached to shares outstanding of 624,522.

     Under a Rights Agreement, each outstanding common share presently has one right attached that trades with the common share. Generally, the rights become exercisable and trade separately after a third party acquires 20% or more of the common shares or commences a tender offer for a specified percentage of the common shares. Upon the occurrence of certain additional triggering events specified in the Rights Agreement, each right would entitle its holder (other than, in certain instances, the holder of 20% or more of the common shares) to purchase common shares of the Company at an exercise price of 50% of the then-current common share market value. The rights expire on December 30, 2007, unless the Board of Directors takes action prior to that date to extend the rights, and are presently redeemable at $.01 per right.

K.  STOCK-BASED COMPENSATION

     The Equity and Performance Incentive Plan (the "Incentive Plan") authorizes the Company's Board of Directors to grant restricted shares, stock options, appreciation rights, deferred shares, performance shares and performance units. Awards relating to 2,750,000 shares are authorized for issuance under this plan and awards related to 1,808,886 shares have been issued as of February 1, 2003.

     Officers and key employees have been granted stock options under the Incentive Plan. The options granted have a maximum term of ten years and vest over a period ranging from three to five years. In fiscal 2002, 2001 and 2000, the Company has granted certain discounted stock options, in lieu of directors' fees, to outside directors with an exercise price less than the market price of the stock on the grant date.

     The following table summarizes the Company's stock option activity:

                                2002                    2001                    2000
                        ---------------------   ---------------------   ---------------------
                                    WEIGHTED-               WEIGHTED-               WEIGHTED-
                                     AVERAGE                 AVERAGE                 AVERAGE
                                    EXERCISE                EXERCISE                EXERCISE
                         SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                        ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at
  beginning of year...  1,869,873     $6.88     1,850,263     $8.10     1,666,150    $10.81
Granted:
  Discounted..........    110,026      1.91        96,156      2.41        78,763      3.31
  Undiscounted........     58,000      2.93       353,500      3.02       592,500      3.48
Canceled..............   (647,401)     9.56      (430,046)     7.98      (487,150)    10.97
                        ---------               ---------               ---------
Outstanding at end of
  year................  1,390,498     $5.07     1,869,873     $6.88     1,850,263    $ 8.10
                        =========               =========               =========
Exercisable at year
  end.................    774,080     $6.33       927,816     $9.49       556,082    $10.86
                        =========               =========               =========
Weighted-average fair
  value of stock
  options granted
  during the year
  using the Black-
  Scholes options --
  pricing model:
     Discounted.......                $2.00                   $2.31                  $ 3.50
     Undiscounted.....                $2.20                   $2.01                  $ 2.63

                                                             2002      2001      2000
                                                            -------   -------   -------
Weighted-average assumptions used for grants:
  Expected dividend yield.................................        0%        0%        0%
  Expected volatility.....................................       80%       64%       79%
  Risk-free interest rate.................................      4.2%      4.9%      5.5%
  Expected life...........................................  7 years   7 years   7 years

     The following table shows various information about stock options outstanding at February 1, 2003:

                          OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                  -----------------------------------   -------------------
                               WEIGHTED-
                                AVERAGE
                               REMAINING    WEIGHTED-             WEIGHTED-
                              CONTRACTUAL    AVERAGE               AVERAGE
RANGE OF                       LIFE (IN     EXERCISE              EXERCISE
EXERCISE PRICES    SHARES       YEARS)        PRICE     SHARES      PRICE
---------------   ---------   -----------   ---------   -------   ---------
 1.440 -  5.750   1,029,924       8.3        $ 3.09     458,106    $ 3.18
 6.125 - 10.890     330,754       5.3         10.06     290,654     10.28
12.375 - 16.735      10,712       5.4         14.01       9,712     14.00
18.000 - 21.000      19,108       5.2         20.61      15,608     20.62
                  ---------                             -------
                  1,390,498       7.5        $ 5.07     774,080    $ 6.33
                  =========                             =======

     The Incentive Plan provides for the issuance of restricted common shares to certain employees and nonemployee directors of the Company. These shares have a vesting period of three years. As of February 1, 2003, 143,625 restricted common shares are issued and outstanding under the plan. There were 33,966 and 88,538 shares awarded under this plan in fiscal 2002 and 2001, respectively. The fair value of the restricted shares awarded was $0.1 million and $0.3 million in fiscal 2002 and 2001, respectively, which is recorded as compensation expense over the three-year vesting period.

     The Incentive Plan also provides for certain employees to elect to defer a portion of their compensation through the purchase of deferred shares. Each deferred share represents an employee's right to a share of the Company's common stock. As of February 1, 2003, 10,250 deferred shares are outstanding.

L.  DISCONTINUED OPERATIONS

     In fiscal 1999, the Company sold its wholly-owned subsidiary, The Bee-Gee Shoe Corp. ("Bee-Gee") to Shoebilee, Inc. The company recorded a benefit of $0.1 million, net of tax, in 2000 relating to the finalization of the sale.

M.  ASSET IMPAIRMENT AND OTHER EXPENSES

     On May 28, 2002 the Company announced that its executive vice president, chief financial officer, secretary and treasurer, left the Company to pursue other opportunities. He is entitled to his current base salary through the end of his employment agreement. The Company recorded a pre-tax expense of approximately $0.3 million in selling, general, administrative and other expenses during the second quarter of 2002 for his remaining salary and benefits payable. The liability of $0.1 million remaining at February 1, 2003 is payable in fiscal 2003.

     The Company must periodically evaluate the carrying amount of its long-lived assets, when events and circumstances warrant such a review, to ascertain if any assets have been impaired. The carrying amount of long-lived assets is considered impaired when the anticipated undiscounted cash flows generated by the asset is less than its carrying amount. Because of the immaterial cash flow generation during fiscal year 2001 of the Department Store's Erie, PA location coupled with a sales decline during first quarter 2002, the Company performed a cash flow projection for that store location. Based on the cash flow projection, the Company determined that as of May 4, 2002, the carrying amount of the long-lived assets for that location were not recoverable and exceeded their fair value. Accordingly in the first quarter of 2002 the Company recorded a pre-tax impairment loss of $0.4 million in selling, general, administrative and other expenses to write-down that location's long-lived assets to their fair value.

     On May 2, 2002 the Company announced its plan to close its Dayton, OH department store. During the year ended February 1, 2003 the Company recorded pre-tax costs of $0.8 million for excess inventory markdowns and $0.3 for severance and other costs in cost of merchandise sold, occupancy and buying expenses and selling, general, administrative and other expenses. The closing was completed on July 25, 2002.

     On April 22, 2002 the Company announced the implementation of additional expense reduction initiatives. These initiatives eliminated 105 associate positions and resulted in recording a pre-tax loss of $0.7 million for severance in selling, general, administrative and other expenses. The liability of $0.1 million remaining at February 1, 2003 is payable in fiscal 2003.

     The Company has for sale a building located in downtown Charleston, WV, which was recorded at its estimated fair market value. The Company has received a letter of intent from the state of West Virginia to purchase the building for less than the estimated fair market value, which the Company has accepted. Accordingly in the first quarter 2002, the Company recorded a pre-tax impairment of $0.6 million in selling, general, administrative and other expenses to write-down the building to its revised fair value.

     Effective December 31, 2001 (the "Retirement Date"), the Company's previous Chairman, President, and Chief Executive Officer retired and resigned from the Board of Directors. The Company entered into a Separation and Retirement Agreement (the "Separation Agreement") with him. The Separation Agreement superceded his Employment Agreement. Pursuant to the terms of the Separation Agreement, until the Retirement Date, he was entitled to his current base salary and benefits that would have been payable pursuant to the terms of his Employment Agreement. After the Retirement Date, the Company is required to pay
(i) his current base salary of $660,000 per year for the period beginning with the Retirement Date and ending on December 31, 2004 (the

"Retirement Period"). During the Retirement Period, he is entitled to medical benefits equivalent to those provided to him prior to the Retirement Date and the automobile benefit that he received prior to the Retirement Date. His options to purchase shares of common stock and restricted shares that are unvested as of the Retirement Date were forfeited. During fiscal 2001, the Company recorded pre-tax expense of $3.3 million for severance costs and expenses recorded for the search of a new chief executive in selling, general, administrative and other expenses. The liability of $1.4 million remaining at February 1, 2003 for severance and benefits is payable in 2003 and 2004.

     On October 29, 2001, the Company was informed that Shoebilee, Inc. ("Shoebilee"), the company that purchased the assets of Bee-Gee, in January 2000, was in default under its lending agreement with its working capital lender (the "Working Capital Loan"). Shoebilee was also in default under the loan documents governing the amount Shoebilee owes the Company for the purchase of the Bee-Gee assets, as well as under an agreement pursuant to which the Company provides back office support services to Shoebilee (collectively, the "Company Agreements"). On December 21, 2001, Shoebilee filed for Chapter 11 bankruptcy protection. As a result of Shoebilee's default on the Company's agreements and bankruptcy filing, the Company recorded a pre-tax charge of $4.3 million in selling, general, administrative and other expenses in fiscal 2001. In addition, the Company has recorded a liability of $0.1 million at February 1, 2003, for guaranteed lease obligations of two Shoebilee, Inc. stores.

     During fiscal 2000, the Company recorded a pretax charge of $15.9 million associated with the Company's new strategic plan announced in August 2000. The charges included $12.1 million for inventory costs included in cost of goods sold, occupancy and buying expenses and $3.8 million for severance costs and outside professional fees and expenses included in selling, general, administrative and other expenses. The severance costs related to the termination of 137 salaried and hourly employees, all of who left the Company before February 3, 2001. All severance costs have been paid as of February 1, 2003. Also in fiscal 2000, the Company recorded an asset impairment of $0.3 million in selling, general, administrative and other expenses for the value of the closed Wheeling store building. The Company determined the fair value of the building based on a real estate assessment.

     The following is a summary related to the asset impairments and other expenses:

                                                               2002     2001     2000
                                                              ------   ------   ------
                                                               (ALL DOLLAR AMOUNTS IN
                                                                     MILLIONS)
Asset impairment -- investment..............................  $  --    $(0.6)   $(0.7)
                                                              =====    =====    =====
Asset impairment -- Charleston store........................  $ 0.6    $  --    $  --
                                                              =====    =====    =====
Asset impairment -- Wheeling store..........................  $  --    $  --    $ 0.3
                                                              =====    =====    =====
Asset impairment -- Erie store..............................  $ 0.4    $  --    $  --
                                                              =====    =====    =====
Inventory costs.............................................  $ 0.8    $  --    $12.1
                                                              =====    =====    =====
SEVERANCE AND OTHER COSTS:
Balance at beginning of year................................  $ 0.5    $ 1.0    $  --
Charge recorded.............................................    1.4               3.8
Used for intended purpose...................................   (1.7)    (0.5)    (2.8)
                                                              -----    -----    -----
Balance at year end.........................................  $ 0.2    $ 0.5    $ 1.0

                                                               2002     2001     2000
                                                              ------   ------   ------
                                                               (ALL DOLLAR AMOUNTS IN
                                                                     MILLIONS)
                                                              =====    =====    =====
EXECUTIVE RETIREMENT AND OTHER COSTS:
Balance at beginning of year................................  $ 2.2    $  --
Charge recorded.............................................             3.3
Used for intended purpose...................................   (0.8)    (1.1)
                                                              -----    -----
Balance at year end.........................................  $ 1.4    $ 2.2
                                                              =====    =====
Shoebilee charges...........................................  $  --    $ 4.3
                                                              =====    =====

N.  COMMITMENTS AND CONTINGENCIES

     LITIGATION -- The Company is a party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. Management believes the outcome of any of the litigation matters will not have a material effect on the Company's results of operations, cash flows or financial position.

     INSURANCE -- The Company is self-insured for employee medical and workers' compensation, subject to limitations for which insurance has been purchased. Management believes that those claims reported and not paid and claims incurred, but not yet reported, are appropriately accrued.

O.  SEGMENT REPORTING

     Management assesses performance and makes operating decisions based on two reportable segments, Department Store and Finance Operations.

     The Department Store segment is identified by the merchandise sold and customer base served. The Department Store segment sells a wide range of moderate to better brand merchandise, including women's ready to wear, accessories, cosmetics, men's, children's and home. The Company's retail stores are principally engaged in smaller Midwestern markets in Ohio, Indiana, Illinois, Michigan, Pennsylvania, Wisconsin, Kentucky, and West Virginia. Net sales by major merchandising category in the Department Store segment are as follows:

                                                         2002        2001        2000
                                                       ---------   ---------   ---------
                                                       (ALL DOLLAR AMOUNTS IN THOUSANDS)
MERCHANDISE CATEGORY
Women's Ready to Wear and Intimate...................  $207,971    $211,123    $212,169
Accessories, Shoes and Cosmetics.....................   161,576     156,481     156,854
Men's and Children's.................................   132,942     141,954     150,933
Home Store...........................................   137,359     133,494     136,208
                                                       --------    --------    --------
Total department store...............................  $639,848    $643,052    $656,164
                                                       ========    ========    ========

     The Finance Operations segment is a private label credit card program operated by the Company through its wholly owned subsidiary, Chargit. Finance Operations segment revenues consist primarily of finance charges earned through issuance of Elder-Beerman proprietary credit cards. All phases of the credit card operation are handled by Chargit, except the processing of customer mail payments.

     The following table sets forth information for each of the Company's segments. Reclassifications were made to the prior year's segment information to conform to the presentation used in fiscal year 2002. Segment revenues and operating profit were adjusted to reflect the elimination of transactions between the operating segments. This presentation reflects the current measure of segment profit or loss reviewed by management of the Company.

                                                         2002        2001        2000
                                                       ---------   ---------   ---------
                                                       (ALL DOLLAR AMOUNTS IN THOUSANDS)
DEPARTMENT STORE
Revenues.............................................  $643,048    $646,243    $659,468
Depreciation and amortization........................    19,710      19,133      15,677
Operating profit(1)..................................     6,046       4,740       7,935
Capital expenditures.................................     8,261      19,047      23,459
Total assets.........................................   298,988     338,389     339,446

                                                         2002        2001        2000
                                                       ---------   ---------   ---------
                                                       (ALL DOLLAR AMOUNTS IN THOUSANDS)
FINANCE OPERATIONS
Revenues.............................................  $ 27,570    $ 27,273    $ 28,162
Depreciation and amortization........................       373         445         523
Operating profit(1)..................................    15,034      15,539      18,186
Capital expenditures.................................        75          47          12
Total assets.........................................   112,060     112,673     115,871

---------------

(1) Total segment operating profit is reconciled to earnings (loss) before income tax provision (benefit), discontinued operations and cumulative effect of changes in accounting principles as follows:

                                                          2002        2001        2000
                                                        ---------   ---------   ---------
                                                        (ALL DOLLAR AMOUNTS IN THOUSANDS)
    Segment operating profit..........................  $ 21,080    $ 20,279    $ 26,121
    Stone & Thomas defined benefit pension loss.......    (3,591)
    Asset impairment..................................    (1,036)
    Chief executive officer retirement................                (3,259)
    Shoebilee charges.................................                (4,327)
    Strategic plan costs..............................                           (15,903)
    Store closing costs...............................    (1,039)                 (6,059)
    Interest expense..................................   (11,299)    (13,574)    (13,014)
    Severance and other...............................    (2,349)       (121)     (1,120)
                                                        --------    --------    --------
                                                        $  1,766    $ (1,002)   $ (9,975)
                                                        ========    ========    ========

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     (a) Directors

          The information set forth under the caption "Election of Directors" in the Company's definitive proxy statement for its annual meeting of shareholders to be held June 5, 2003 is hereby incorporated by reference.

     (b) Executive Officers

          See Part I of the Form 10-K.

     (c) Compliance with Section 16(a) of the Exchange Act

          The information set forth under the caption "Section 16(a) Beneficial Ownership Reporting Compliance" in the Company's definitive proxy statement for its annual meeting of shareholders to be held June 5, 2003 is hereby incorporated by reference.

ITEM 11.  EXECUTIVE COMPENSATION

     The information set forth under the caption "Compensation of Executive Officers" in the Company's definitive proxy statement for its annual meeting of shareholders to be held June 5, 2003 is hereby incorporated by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     The information set forth under the caption "Security Ownership of Management and Certain Beneficial Owners" in the Company's definitive proxy statement for its annual meeting of shareholders to be held June 5, 2003 is hereby incorporated by reference.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table gives information about Elder-Beerman's Common Stock that may be issued upon the exercise of options, warrants and rights under all of Elder-Beerman's existing equity compensation plan as of February 1, 2003.

                                                                             (C) NUMBER OF SECURITIES
                                 (A) NUMBER OF           (B) WEIGHTED-        REMAINING AVAILABLE FOR
                            SECURITIES TO BE ISSUED     AVERAGE EXERCISE       FUTURE ISSUANCE UNDER
                               UPON EXERCISE OF       PRICE OF OUTSTANDING   EQUITY COMPENSATION PLANS
                             OUTSTANDING OPTIONS,      OPTIONS, WARRANTS       (EXCLUDING SECURITIES
PLAN CATEGORY                 WARRANTS AND RIGHTS          AND RIGHTS        REFLECTED IN COLUMN (A))
-------------               -----------------------   --------------------   -------------------------
Equity compensation plans
  approved by security
  holders(1)..............         1,544,373                 $4.567                   941,115
Equity compensation plans
  not approved by security
  holders(2)..............                --                     --                        --
Total.....................         1,544,373                 $4.567                   941,115

---------------

(1) The Elder-Beerman Stores Corp. Equity and Performance Incentive Plan was approved in December 1997 pursuant to the Third Amended Joint Plan of Reorganization, as amended of the Company, confirmed by an order entered by the United States Bankruptcy Court for the Southern District of Ohio, Western Division on December 16, 1997. On September 21, 2000, the Company's shareholders approved an amendment to the Plan which increased the number of shares of Common Stock to be issued under the Plan from 2,225,000 to 2,750,000 shares.

(2) The Company does not have any compensation plans that have not been approved by the Company's shareholders.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information set forth under the caption "Certain Relationships and Related Transactions" in the Company's definitive proxy statement for its annual meeting of shareholders to be held June 5, 2003 is hereby incorporated by reference.

ITEM 14.  DISCLOSURE CONTROLS AND PROCEDURES

     Within the 90-day period prior to the filing of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the president, chief executive officer and chief financial officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures (as defined in Rules 13a-14 and 15-d-14 of the Securities Exchange Act of 1934, as amended). Based upon that evaluation, the president, chief executive officer and chief financial officer have concluded that the Company's disclosure controls and procedures are effective. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date the controls were evaluated.

                                    PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a)(1) Financial Statements

          The following consolidated financial statements of The Elder-Beerman Stores Corp. and its subsidiaries are at Item 8 hereof.

        Consolidated Balance Sheets --
           February 1, 2003 and February 2, 2002.

        Consolidated Statements of Operations --
           Years ended February 1, 2003, February 2, 2002, and February 3, 2001.

        Consolidated Statements of Shareholders' Equity --
           Years ended February 1, 2003, February 2, 2002, and February 3, 2001.

        Consolidated Statements of Cash Flows --
           Years ended February 1, 2003, February 2, 2002, and February 3, 2001.

        Notes to Consolidated Financial Statements.

     (a)(2) Financial Statement Schedules

          All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are included in the consolidated financial statements, are not required under the related instructions, or are inapplicable, and therefore have been omitted.

     (a)(3) Exhibits.

          See Index to Exhibits.

     (b) Reports on Form 8-K.

          During the quarter ended February 1, 2003, the Company filed one report on Form 8-K, dated December 11, 2002, reporting under Item 9 that the Company's chief executive officer and chief financial officer had executed certifications pursuant to Section 906 of Sarbanes-Oxley Act of 2002 relating to the Company's Form 10-Q for the quarter ended November 2, 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          THE ELDER-BEERMAN STORES CORP.,
                                          an Ohio corporation

                                          By:      /s/ EDWARD A. TOMECHKO
                                            ------------------------------------
                                                     Edward A. Tomechko
                                               Executive Vice President Chief
                                              Financial Officer, Treasurer and
                                                         Secretary

Dated: April 18, 2003

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Company and in the capacities indicated and on April 18, 2003.


                        *                                    Chief Executive Officer, Director
 ------------------------------------------------              (Principal Executive Officer)
                 Byron L. Bergren


                        *                            Executive Vice President, Chief Financial Officer,
 ------------------------------------------------                 Treasurer and Secretary
                Edward A. Tomechko                             (Principal Financial Officer)


                        *                                    Senior Vice President, Controller
 ------------------------------------------------              (Principal Accounting Officer)
                 Steven D. Lipton


                        *                                                 Director
 ------------------------------------------------
                 Mark F.C. Berner


                        *                                                 Director
 ------------------------------------------------
              Dennis S. Bookshester


                        *                                                 Director
 ------------------------------------------------
                 Eugene I. Davis


                        *                                                 Director
 ------------------------------------------------
                 Charles Macaluso


                        *                                                 Director
 ------------------------------------------------
                 Steven C. Mason


                        *                                                 Director
 ------------------------------------------------
              Thomas J. Noonan, Jr.


                        *                                                 Director
 ------------------------------------------------
                Laura H. Pomerantz


                        *                                                 Director
 ------------------------------------------------
                  Jack A. Staph


                        *                                                 Director
 ------------------------------------------------
                Charles H. Turner

---------------

* The undersigned, pursuant to certain Powers of Attorney executed by each of the directors and officers noted above and previously filed or filed herewith contemporaneously with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this report on behalf of each of the persons noted above, in the capacities indicated.

                                          By:      /s/ EDWARD A. TOMECHKO
                                            ------------------------------------
                                                     Edward A. Tomechko
                                             Chief Financial Officer, Treasurer
                                                       and Secretary

Dated: April 18, 2003

                                 CERTIFICATIONS

     I, Byron L. Bergren, President and Chief Executive Officer, certify that:

          1. I have reviewed this annual report on Form 10-K of The Elder-Beerman Stores Corp.;

          2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

          3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

          4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

             a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

             b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

             c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

          5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

             a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

             b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                                   /s/ BYRON L. BERGREN
                                          --------------------------------------
                                                     Byron L. Bergren
                                          President and Chief Executive Officer

Date: April 18, 2003

     I, Edward A. Tomechko, Executive Vice President -- Chief Financial Officer, Treasurer and Secretary, certify that:

          1. I have reviewed this annual report on Form 10-K of The Elder-Beerman Stores Corp.;

          2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

          3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

          4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

             a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

             b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

             c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

          5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

             a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

             b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                                  /s/ EDWARD A TOMECHKO
                                          --------------------------------------
                                                    Edward A Tomechko
                                            Executive Vice President -- Chief
                                             Financial Officer, Treasurer and
                                                        Secretary

Date: April 18, 2003

                               INDEX TO EXHIBITS

(2)    PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT,
       LIQUIDATION OR SUCCESSION
2.1    Third Amendment Joint Plan of Reorganization of The
       Elder-Beerman Stores Corp. and its Subsidiaries dated
       November 17, 1997. [Incorporated -- Form 10, filed 11/26/97]
(3)    AMENDED ARTICLES OF INCORPORATION AND BY-LAWS
3.1    Amended Articles of Incorporation of The Elder-Beerman
       Stores Corp.[FILED HEREWITH]
3.2    Amended Code of Regulations of The Elder-Beerman Stores
       Corp. [Incorporated -- Form 10-Q, filed 9/11/00]
(4)    INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS, INCLUDING
       INDENTURES
4.1    Amended and Restated Credit Agreement, dated as of July 9,
       2002, among The Elder-Beerman Stores Corp., as Borrower, the
       Lenders named therein, Citibank, N.A., as Issuer and Citicorp USA, Inc., as Agent and Swing Loan Bank.
       [Incorporated -- Form 10-Q, filed 9/12/02]
4.2    Form of Registration Rights Agreement [Incorporated -- Form
       10, filed 11/26/97]
4.3    Rights Agreement, By and Between The Elder-Beerman Stores
       Corp. and Norwest Bank Minnesota, N.A., as Rights Agent dated as of December 30, 1997 [Incorporated -- Form 8-A, filed 11/17/98]
4.4    Warrant Agreement By and Between Beerman-Pearl Holdings,
       Inc. and The Elder-Beerman Stores Corp. for 249,809 of the outstanding shares of common stock at an exercise price of $12.80 per share dated December 30, 1997
       [Incorporated -- Form 10-K, filed 4/30/98]
4.5    Warrant Agreement By and Between Beerman-Pearl Holdings,
       Inc. and The Elder-Beerman Stores Corp. for 374,713 of the outstanding shares of common stock at an exercise price of $14.80 per share dated December 30, 1997
       [Incorporated -- Form 10-K, filed 4/30/98]
4.6    Amendment No. 1 to the Rights Agreement, dated as of
       November 11, 1998 [Incorporated -- Form 8-A, filed 11/17/98]
4.7 Elder-Beerman Master Trust Pooling and Servicing Agreement, dated December 30, 1997, Among The El-Bee Receivables
       Corporation, The El-Bee Chargit Corp. and Bankers Trust
       Company [Incorporated -- Form 10/A-1, filed 1/23/98]
4.8    Elder-Beerman Master Trust Series 1997-1 Supplement, dated
       December 30, 1997, Among The El-Bee Receivables Corporation,
       The El-Bee Chargit Corp. and Bankers Trust Company
       [Incorporated -- Form 10/A-1, filed 1/23/98]
4.9    Series 1997-1 Certificate Purchase Agreement, dated December
       30, 1997, Among The El-Bee Receivables Corporation,
       Corporate Receivables Corporation, The Liquidity Providers
       Named Herein, CitiCorp North American, Inc. and Bankers
       Trust Company, as Trustee [Incorporated -- Form 10/A-1, filed 1/23/98]
4.10 Elder-Beerman Master Trust Series 1997-1 Loan Agreement, dated as of December 30, 1997, Among The El-Bee Receivables
       Corporation, The El-Bee Chargit Corp., Bankers Trust
       Company, The Collateral Investors Parties Hereto and
       CitiCorp North America, Inc. [Incorporated -- Form 10/A-1, filed 1/23/98]
4.11 Intercreditor Agreement dated as of December 30, 1997, By and Among Citicorp North America, Inc., The El-Bee
       Receivables Corporation, The El-Bee Chargit Corporation, The
       Elder-Beerman Stores Corp., Bankers Trust Company and
       Citicorp USA, Inc. [Incorporated -- Form 10/A-1, filed
       1/23/98]
4.12   Parent Undertaking Agreement dated as of December 30, 1997,
       Among The Elder-Beerman Stores Corp. and Bankers Trust
       Company [Incorporated -- Form 10/A-1, filed 1/23/98]
4.13   Purchase Agreement, dated as of December 30, 1997, Among The
       El-Bee Chargit Corp., and The El-Bee Receivables
       Corporation, [Incorporated -- Form 10/A-1, filed 1/23/98]
4.14   Purchase Agreement, dated as of the December 30, 1997, Among
       The Elder-Beerman Stores Corp., as Seller, and The El-Bee
       Chargit Corp., [Incorporated -- Form 10/A-1, filed 1/23/98]
4.15   The El-Bee Receivables Corporation Subordinated Note Between
       The El-Bee Receivables Corporation and The El-Bee Chargit
       Corp., dated December 30, 1997 [Incorporated -- Form 10/A-1, filed 1/23/98]
4.16   Borrower Pledge Agreement, dated December 30, 1997, Made by
       The Elder-Beerman Stores Corp. to Citibank, N.A.
       [Incorporated -- Form 10/A-1, filed 1/23/98]

4.17   Chargit Pledge Agreement, dated December 30, 1997, Made By
       The El-Bee Chargit Corp. to Citibank, N.A.
       [Incorporated -- Form 10/A-1, filed 1/23/98]
4.18   Subsidiary Guaranty, dated December 30, 1997. Made by The
       El-Bee Chargit Corp., [Incorporated -- Form 10/A-1, filed
       1/23/98]
4.19   Subsidiary Guaranty, dated December 30, 1997, Made by The
       Bee-Gee Shoe Corp. [Incorporated -- Form 10/A-1, filed
       1/23/98]
4.20   Letter Agreement, dated December 30, 1997, Re: Assignment of
       Account By and Among The Elder-Beerman Stores Corp, CitiCorp
       USA, Inc., and Bankers Trust Company [Incorporated -- Form
       10/A-1, filed 1/23/98]
4.21   Amended and Restated Security Agreement, dated July 27,
       1998, Made By The Elder-Beerman Stores Corp., Elder-Beerman
       West Virginia, Inc., The El-Bee Chargit Corp., and The
       Bee-Gee Shoe Corp. in favor of CitiCorp USA, Inc.
       [Incorporated -- Form S-1, filed 6/22/98]
4.22   Elder-Beerman West Virginia, Inc. Guaranty, dated July 27,
       1998, Made by Elder-Beerman West Virginia, Inc. in favor of the Guaranteed Parties [Incorporated -- Form S-1, filed
       6/22/98]
4.23   Amendment No. 1 to The Elder-Beerman Master Trust Series
       1997-1 Supplement, dated as of November 25, 1998, Among The
       El-Bee Receivables Corporation, The El-Bee Chargit Corp. and
       Bankers Trust Company [Incorporated -- Form 10-K, filed
       4/27/00]
4.24   Amendment No. 2 to The Elder-Beerman Master Trust Series
       1997-1 Supplement, dated as of November 24, 1999, Among The
       El-Bee Receivables Corporation, The El-Bee Chargit Corp. and
       Bankers Trust Company [Incorporated -- Form 10-K, filed
       4/27/00]
4.25   Amendment No. 1 to The Series 1997-1 Certificate Purchase
       Agreement, dated as of November 25, 1998, Among The El-Bee
       Receivables Corporation, Corporate Receivables Corporation,
       The Liquidity Providers Named Therein, Citicorp North
       America Inc. and Bankers Trust Company [Incorporated -- Form
       10-K, filed 4/27/00]
4.26   Guaranty, dated December 30, 1999, Made by Elder-Beerman
       Holdings, Inc., Elder-Beerman Operations, LLC and
       Elder-Beerman Indiana, L.P. [Incorporated -- Form 10-K, filed 4/27/00]
4.27 Amendment No. 1 to The Elder-Beerman Master Trust Pooling and Servicing Agreement, dated as of May 19, 2000, among The
       El-Bee Receivables Corporation, The El-Bee Chargit Corp. and
       Bankers Trust Company [Incorporated -- Form 10-Q, filed
       6/13/00]
4.28 Elder-Beerman Master Trust Series 2000-1 Supplement, dated as of May 19, 2000, among the El-Bee Receivables
       Corporation, as Transferor, The El-Bee Chargit Corp., as
       Servicer, and Bankers Trust Company, as Trustee
       [Incorporated -- Form 10-Q, filed 6/13/00]
4.29   Series 2000-1 Certificate Purchase Agreement, dated May 19,
       2000, among the El-Bee Receivables Corporation, as Seller, the Conduit Purchasers Named Therein, the Committed
       Purchasers Named Therein, the Managing Agents Named Therein,
       Citicorp North America, Inc., as Program Agent for the
       Purchasers and Bankers Trust Company, as Trustee
       [Incorporated -- Form 10-Q, filed 6/13/00]
4.30   Intercreditor Agreement, dated May 19, 2000, among Citicorp
       North America, Inc., as Program Agent, The El-Bee
       Receivables Corporation, as Transferor, The El-Bee Chargit
       Corp., as Originator and Servicer, The Elder-Beerman Stores
       Corp., as Originator and Servicer, The Elder-Beerman Stores
       Corp., as Borrower and Originator, Bankers Trust Company, as
       Trustee and Citicorp USA, Inc., as Bank Agent
       [Incorporated -- Form 10-Q, filed 6/13/00]
4.31   Amendment No. 1 to The Elder-Beerman Master Trust Series
       2000-1 Supplement, dated July 9, 2002 [FILED HEREWITH]
4.32   Amendment No. 1 to the Series 2000-1 Certificate Purchase
       Agreement, dated July 9, 2002 [FILED HEREWITH]
(10)   MATERIAL CONTRACTS
10.1 Severance Agreement, dated as of June 10, 2002, by and between The Elder-Beerman Stores Corp. and Edward A.
       Tomechko. [Incorporated -- Form 10-Q, filed 9/12/02]
10.2   The Elder-Beerman Stores Corp. Equity and Performance
       Incentive Plan, as amended and restated as of September 21, 2000 [Incorporated -- Proxy Statement, filed 8/21/00]
10.3   Form of Restricted Stock Agreement for Non-Employee Director
       [Incorporated -- Form 10, filed 11/26/97]
10.4 Form of Restricted Stock Agreement [Incorporated -- Form 10, filed 11/26/97]
10.5 Form of Deferred Shares Agreement [Incorporated -- Form 10, filed 11/26/97]

10.6   Form of Nonqualified Stock Option Agreement for Non-Employee
       Director [Incorporated -- Form 10, filed 11/26/97]
10.7   Form of Nonqualified Stock Option Agreement
       [Incorporated -- Form 10, filed 11/26/97]
10.8   Amended and Restated Employment Agreement, dated as of
       December 30, 1997, Between The Elder-Beerman Stores Corp.
       and James M. Zamberlan [ Incorporated -- Form 10-K, filed
       4/22/99]
10.9   Employment Agreement Between The Elder-Beerman Stores Corp.
       and Steven D. Lipton, dated December 30, 1997
       [Incorporated -- Form 10-K, filed 4/30/98]
10.10  Modification Agreement, dated June 15, 2001, between The
       Elder-Beerman Stores Corp. and Steven D. Lipton
       [Incorporated -- Form 10-Q, filed 9/13/01]
10.11 Employment Agreement, dated January 23, 2002, by and between the Company and Byron Bergren [Incorporated -- Form 10-K, filed 4/19/02]
10.12 Form of Director Indemnification Agreement made by and between The Elder Beerman Stores corp. and a director of the Company (previously filed as Exhibit 10(f) to the Form 10 and incorporated herein by reference) [Incorporated -- Form
       10, filed 11/26/97]
10.13 Form of Director and Officer Indemnification Agreement made by and between The Elder-Beerman Stores Corp. and a director and an officer of the Company [Incorporated -- Form 10, filed 11/26/97]
(18)   LETTER RE CHANGE IN ACCOUNTING PRINCIPLES
18.1 Letter dated March 20, 2003 from Deloitte & Touche LLP to the Company [FILED HEREWITH]
(21)   SUBSIDIARIES OF REGISTRANT
21.1   List of Subsidiaries of Registrant [FILED HEREWITH]
(23)   CONSENTS OF EXPERTS AND COUNSEL
23.1   Consent of Deloitte & Touche LLP [FILED HEREWITH]
(24)   POWERS OF ATTORNEY
24.1 Power of Attorney of persons who have executed this Report pursuant to a power of attorney [FILED HEREWITH]
(99)   ADDITIONAL EXHIBITS
99.1   Certification of Chief Executive Officer pursuant to Section
       906 of the Sarbanes-Oxley Act of 2002. [FILED HEREWITH]
99.2   Certification of Chief Financial Officer pursuant to Section
       906 of the Sarbanes-Oxley Act of 2002. [FILED HEREWITH]

---------------

"Incorporated" means incorporated herein by reference from a previous filing with the Commission.

"*" indicates that Exhibit relates to indebtedness that does not exceed 10% of the Company's total assets and is not being filed, but will be furnished to the Commission upon request.

                                                                      APPENDIX D

                         QUARTERLY REPORT ON FORM 10-Q
                   FOR THE QUARTERLY PERIOD ENDED MAY 3, 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

 (Mark One)
    [X]      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES ACT OF 1934



             FOR QUARTERLY PERIOD ENDED MAY 03, 2003



                                   OR




    [ ]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934



             FOR THE TRANSITION PERIOD FROM ________ TO________

             COMMISSION FILE NUMBER: 0-02788

                         THE ELDER-BEERMAN STORES CORP.
             (Exact name of registrant as specified in its charter)

                     OHIO                                        31-0271980
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)

        3155 EL-BEE ROAD, DAYTON, OHIO                             45439
   (Address of principal executive offices)                      (Zip Code)

                                 (937) 296-2700
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
              (Former name, former address and former fiscal year,
                         if changed since last report)

                             ---------------------

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [ ]     No [X]

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Exchange Act).  Yes [ ]     No [X]

                     APPLICABLE ONLY TO CORPORATE ISSUERS:

     Indicate the number of shares outstanding of the issuer's classes of common stock, as of the latest practicable date.

     As of June 12, 2003 11,581,445 shares of the issuer's common stock, without par value, were outstanding.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         THE ELDER-BEERMAN STORES CORP.

                                     INDEX

                                                                       PAGE
                                                                       ----
                      PART I.  FINANCIAL INFORMATION
Item 1.  Financial Statements
         Condensed Consolidated Balance Sheets as of May 3, 2003, May
         4, 2002 and February 1, 2003................................    1
         Condensed Consolidated Statements of Operations for the 13
         weeks ended May 3, 2003 and May 4, 2002.....................    2
         Condensed Consolidated Statements of Cash Flows for the 13
         weeks ended May 3, 2003 and May 4, 2002.....................    3
         Notes to Condensed Consolidated Financial Statements........    4
Item 2.  Management's Discussion and Analysis of Consolidated
         Financial Condition and Results of Operations...............    8
Item 3.  Quantitative and Qualitative Disclosures About Market
         Risk........................................................   12
Item 4.  Disclosure Controls And Procedures..........................   12

                        PART II.  OTHER INFORMATION
Item 6.  Exhibits and Reports on Form 8-K............................   12
SIGNATURES...........................................................   13
CERTIFICATIONS.......................................................   14
INDEX TO EXHIBITS....................................................

                        PART I. -- FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                THE ELDER-BEERMAN STORES CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                            MAY 3, 2003   MAY 4, 2002   FEB. 1, 2003
                                                            -----------   -----------   ------------
                                                                     (DOLLARS IN THOUSANDS)
                                               ASSETS
Current assets:
  Cash and equivalents....................................   $  7,345      $  7,532       $  9,735
  Customer accounts receivable (less allowance for
     doubtful accounts:
     May 3, 2003 -- $2,998; May 4, 2002 -- $2,677;
       February 1, 2003 -- $3,298)........................    120,147       123,973        127,786
  Merchandise inventories.................................    149,784       150,562        138,748
  Other current assets....................................     15,723        21,215         17,162
                                                             --------      --------       --------
     Total current assets.................................    292,999       303,282        293,431
                                                             --------      --------       --------
Property, fixtures and equipment, less accumulated
  depreciation and amortization...........................     89,261        98,833         90,181
Other Assets..............................................     26,587        25,263         27,436
                                                             --------      --------       --------
     Total assets.........................................   $408,847      $427,378       $411,048
                                                             ========      ========       ========

                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term obligations................   $  4,763      $  7,329       $  5,456
  Accounts payable........................................     50,092        39,548         40,607
  Other accrued liabilities...............................     26,213        24,812         31,918
                                                             --------      --------       --------
     Total current liabilities............................     81,068        71,689         77,981
                                                             --------      --------       --------
Long-term obligations, less current portion...............    112,681       141,112        115,127
Deferred items............................................     10,021        13,296         11,214
Shareholders' equity:
  Common stock, no par, 11,581,064 shares at May 3, 2003,
     11,531,554 shares at May 4, 2002, and 11,536,460
     shares at February 1, 2003 issued and outstanding....    243,424       243,456        243,419
  Unearned compensation -- restricted stock...............       (145)         (338)          (197)
  Deficit.................................................    (36,518)      (37,411)       (34,043)
  Other comprehensive loss................................     (1,684)       (4,426)        (2,453)
                                                             --------      --------       --------
     Total shareholders' equity...........................    205,077       201,281        206,726
                                                             --------      --------       --------
     Total liabilities and shareholders' equity...........   $408,847      $427,378       $411,048
                                                             ========      ========       ========

            See notes to condensed consolidated financial statements

                THE ELDER-BEERMAN STORES CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              13-WEEKS ENDED   13-WEEKS ENDED
                                                               MAY 3, 2003      MAY 4, 2002
                                                              --------------   --------------
                                                                  (DOLLARS IN THOUSANDS,
                                                                 EXCEPT PER SHARE AMOUNTS)
Revenues:
  Net sales.................................................   $   131,052      $   141,166
  Financing.................................................         6,862            7,158
  Other.....................................................           699              688
                                                               -----------      -----------
                                                                   138,613          149,012
                                                               -----------      -----------
Costs and expenses:
  Cost of merchandise sold, occupancy, and buying
     expenses...............................................        97,140          105,145
  Selling, general, administrative, and other expenses......        37,960           41,495
  Depreciation and amortization.............................         4,917            4,971
  Interest expense..........................................         2,463            2,840
                                                               -----------      -----------
     Total costs and expenses...............................       142,480          154,451
                                                               -----------      -----------
Loss before income tax benefit..............................        (3,867)          (5,439)
Income tax benefit..........................................        (1,392)          (1,958)
                                                               -----------      -----------
Loss before cumulative effect of changes in accounting
  principles................................................        (2,475)          (3,481)
Cumulative effect of changes in accounting principles.......            --          (15,118)
                                                               -----------      -----------
Net loss....................................................   $    (2,475)     $   (18,599)
                                                               ===========      ===========
Net loss per common share -- basic and diluted
  Loss before cumulative effect of changes in accounting
     principles.............................................   $     (0.22)     $     (0.31)
  Cumulative effect of changes in accounting principles.....            --            (1.33)
                                                               -----------      -----------
Net loss....................................................   $     (0.22)     $     (1.64)
Weighted average number of shares outstanding...............    11,406,800       11,369,834

            See notes to condensed consolidated financial statements

                THE ELDER-BEERMAN STORES CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              13-WEEKS ENDED   13-WEEKS ENDED
                                                               MAY 3, 2003      MAY 4, 2002
                                                              --------------   --------------
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................     $(2,475)         $(18,599)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................       4,917             4,971
     Cumulative effect of changes in accounting
       principles...........................................          --            15,118
     Asset impairment.......................................          --             1,037
     Changes in assets and liabilities......................       2,146             5,761
                                                                 -------          --------
       Net cash provided by operating activities............       4,588             8,288
Cash flows from investing activites:
  Capital expenditures, net.................................      (3,839)           (2,604)
  Proceeds from the disposal of investments.................          --               326
                                                                 -------          --------
       Net cash used in investing activities................      (3,839)           (2,278)
Cash flows from financing activities:
  Net payments under asset securitization agreement.........      (6,770)           (5,493)
  Net borrowings (payments) under revolving lines of
     credit.................................................       5,000            (1,652)
  Payments on long-term obligations.........................      (1,369)           (1,933)
  Issuance of an installment note...........................          --             3,464
  Other.....................................................          --                (6)
                                                                 -------          --------
       Net cash used in financing activities................      (3,139)           (5,620)
                                                                 -------          --------
Increase (decrease) in cash and equivalents.................      (2,390)              390
Cash and equivalents -- beginning of period.................       9,735             7,142
                                                                 -------          --------
Cash and equivalents -- end of period.......................     $ 7,345          $  7,532
                                                                 =======          ========
Supplemental cash flow information:
  Interest paid.............................................     $ 2,428          $  3,104
Supplemental non-cash investing and financing activities:
  Capital leases............................................                            35

           See notes to condensed consolidated financial statements.

                THE ELDER-BEERMAN STORES CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements include accounts of The Elder-Beerman Stores Corp. and its wholly-owned subsidiaries (the "Company"). All intercompany transactions and balances have been eliminated in consolidation. In the opinion of management, the Company has made all adjustments (primarily consisting of normal recurring accruals) considered necessary for a fair presentation for all periods presented.

     Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The Company's business is seasonal in nature and the results of operations for the interim periods are not necessarily indicative of the results for the full fiscal year. It is suggested these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended February 1, 2003. Certain reclassifications have been made to the first quarter of 2002 financial statements to conform to the first quarter of 2003 financial statement presentation.

2.  PER SHARE AMOUNTS

     Net earnings (loss) per common share is computed by dividing net earnings
(loss) by the weighted-average number of common shares outstanding during the period presented. Stock options, restricted shares, and deferred shares represent potential common shares and are included in computing diluted earnings per share when the effect would be dilutive. Dilutive potential common shares for the 13 weeks ended May 3, 2003 and May 4, 2002 were 151,724 and 68,188, respectively. There was no dilutive effect of potential common shares for the periods presented.

3.  STOCK-BASED COMPENSATION

     During the first quarter of 2003, a total of 342,500 stock options were granted at fair market value to designated employees under the Company's Equity and Performance Incentive Plan (the "Plan"). These options granted have a maximum term of ten years and vest over five years.

     Nonemployee directors may receive all or a portion of their annual base retainer fee in the form of discounted stock options. During the first quarter of 2003 a total of 24,999 stock options, with an exercise price of $2.10, were granted under this plan. These options vest on February 2, 2004.

     In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires expanded and more prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. This statement was effective for interim financial statements beginning after December 15, 2002. The Company continues to measure compensation cost for stock options issued to employees and directors using the intrinsic value based method of accounting in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees.

     Total compensation costs charged to loss before income tax benefit for all stock-based compensation awards was approximately $0.1 million for the first quarter of 2003 and the first quarter of 2002. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition

                THE ELDER-BEERMAN STORES CORP. AND SUBSIDIARIES provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (dollars in thousands, except per share data):

                                                                THIRTEEN WEEKS ENDED
                                                              -------------------------
                                                              MAY 3, 2003   MAY 4, 2002
                                                              -----------   -----------
Net loss as reported........................................    $(2,475)     $(18,599)
  Deduct: Total stock-based compensation under fair value
     based method, net of tax...............................        130           137
                                                                -------      --------
  Pro forma net loss........................................    $(2,605)     $(18,736)
                                                                =======      ========
  Loss per common share -- diluted:
     As reported............................................    $ (0.22)     $  (1.64)
     Pro forma..............................................    $ (0.23)     $  (1.65)

4.  SHAREHOLDERS' EQUITY

     The comprehensive loss for the 13 weeks ended May 3, 2003 and May 4, 2002, was $1.7 million and $18.1 million, respectively. Following is a reconciliation between net loss and comprehensive loss (dollars in thousands):

                                                                THIRTEEN WEEKS ENDED
                                                              -------------------------
                                                              MAY 3, 2003   MAY 4, 2002
                                                              -----------   -----------
Net loss....................................................    $(2,475)     $(18,599)
  Net unrealized gain on cash flow hedges, net of tax.......        769           465
                                                                -------      --------
Comprehensive loss..........................................    $(1,706)     $(18,134)
                                                                =======      ========

5.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company utilizes interest rate swap agreements to effectively establish long-term fixed rates on borrowings under the Securitization Facility, thus reducing the impact of interest rate changes on future income. These swap agreements, which are designated as cash flow hedges, involve the receipt of variable rate amounts in exchange for fixed rate interest payments over the life of the agreements. The fair value of the Company's swap agreements was a $2.6 million liability at May 3, 2003, a $5.3 million liability at May 4, 2002, and a $3.8 million liability at February 1, 2003. This liability is included in deferred items on the condensed consolidated balance sheet. The adjustment to record the net change in fair value was recorded, net of income taxes, in other comprehensive loss. There was no ineffectiveness during the 13 week period ended May 3, 2003. In fiscal 2003, the Company expects the amounts to be reclassified out of other comprehensive loss to earnings to be immaterial to the financial statements.

6.  IMPLEMENTATION OF NEW ACCOUNTING STANDARDS

     In April 2002, SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued. SFAS No. 145 primarily rescinds SFAS No. 4 which allowed gains or losses from the extinguishment of debt to be classified as an extraordinary item. As a result, the criteria set forth by APB Opinion No. 30 will now be used to classify those gains or losses. SFAS No. 145 becomes effective for fiscal years beginning after May 15, 2002. The Company adopted SFAS No. 145 as of February 2, 2003, the beginning of our new fiscal year. The adoption of SFAS No. 145 did not have a material impact on the financial statements.

                THE ELDER-BEERMAN STORES CORP. AND SUBSIDIARIES

7.  NEW ACCOUNTING STANDARDS NOT YET ADOPTED

     In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Primarily the changes in this statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for all contracts entered into or modified after June 30, 2003, and all hedging relationships entered into after June 30, 2003. Management does not believe the adoption of this statement will have a material impact on the Company's financial statements.

     In May 2003, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued. This statement requires that certain financial instruments that under previous guidance could be accounted for as equity, should now be classified as a liabilities in the statement of financial position. This statement is effective May 31, 2003 for new or modified financial instruments, otherwise it is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe the adoption of this statement will have a material impact on the Company's financial statements.

8.  ASSET IMPAIRMENT AND OTHER EXPENSES

     On January 7, 2003 the Company announced its plan to close its Forest Fair Mall department store located in Cincinnati, OH. During the 13 weeks ended May 3, 2003 the Company recorded pre-tax costs of $0.9 million for excess inventory markdowns and $0.1 million for severance and other costs. The closing was completed April 29, 2003.

     The following is a summary related to the severance and other costs for the 13 weeks ended May 3, 2003, (dollars in thousands):

Severance and other costs:
  Balance as of February 1, 2003............................   $  179
  Charge recorded...........................................      145
  Used for intended purpose
                                                                 (181)
                                                               ------
  Balance as of May 3, 2003.................................   $  143
                                                               ======
Executive retirement and other costs:
  Balance as of February 1, 2003............................   $1,431
  Used for intended purpose
                                                                 (172)
                                                               ------
  Balance as of May 3, 2003.................................   $1,259
                                                               ======

9.  SUBSEQUENT EVENT

     On May 16, 2003 the Company announced that it had recently received unsolicited expressions of interest relating to the possible acquisition of the Company. After considering these expressions of interest, the Company entered into a letter agreement with one of the interested parties. Under this letter agreement, the Company and the interested party will discuss, on an exclusive basis for a limited period of time, the possible sale of the Company. The Company has retained RBC Capital Markets to advise it in this process. There can be no assurance that these discussions will result in any transaction involving the Company.

                THE ELDER-BEERMAN STORES CORP. AND SUBSIDIARIES

10.  SEGMENT REPORTING

     The following table sets forth financial information by segment, (dollars in thousands):

                                                                THIRTEEN WEEKS ENDED
                                                              -------------------------
                                                              MAY 3, 2003   MAY 4, 2002
                                                              -----------   -----------
Department Store
Revenues....................................................   $131,751      $141,854
Operating loss..............................................     (4,182)       (4,220)
Finance Operations
Revenues....................................................   $  6,862      $  7,158
Operating profit............................................      4,296         4,557
Segment Subtotal
Revenues....................................................   $138,613      $149,012
Operating profit (1)........................................        114           337

---------------

(1) Segment operating profit is reconciled to loss before income tax benefit as follows:

                                                                THIRTEEN WEEKS ENDED
                                                              -------------------------
                                                              MAY 3, 2003   MAY 4, 2002
                                                              -----------   -----------
Segment operating profit....................................    $   114       $   337
  Store closing costs.......................................     (1,058)       (1,353)
  Severance and other costs.................................         --          (683)
  Asset impairment..........................................         --        (1,037)
  Interest expense..........................................     (2,463)       (2,840)
  Other.....................................................       (460)          137
                                                                -------       -------
                                                                $(3,867)      $(5,439)
                                                                =======       =======

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Quarterly Report on Form 10-Q contains "forward-looking statements," including predictions of future operating performance, events or developments such as our future sales, gross margins, profits, expenses, income and earnings per share. In addition, words such as "expects," "anticipates," "intends," "plans," "believes," "hopes," and "estimates," and variations of such words and similar expressions, are intended to identify forward-looking statements. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove inaccurate, there is no assurance that forward-looking statements will prove to be accurate. Many factors could materially affect our actual future operations and results. Factors that could materially affect performance include the following: increasing price and product competition; fluctuations in consumer demand and confidence, especially in light of current uncertain general economic conditions; the availability and mix of inventory; fluctuations in costs and expenses; consumer response to the Company's merchandising strategies, advertising, marketing and promotional programs; the effectiveness of management; the timing and effectiveness of new store openings, particularly its new stores opened in the last two years; weather conditions that affect consumer traffic in stores; the continued availability and terms of bank and lease financing and trade credit; the outcome of pending and future litigation; consumer debt levels; the impact of any new consumer bankruptcy laws; inflation and interest rates and the condition of the capital markets. National security threats and ongoing U.S. involvement in Iraq could magnify some of these factors. Elder-Beerman undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     The following is a discussion of the financial condition and results of operations of the Company for the 13 week periods ended May 3, 2003 ("First Quarter 2003") and May 4, 2002 ("First Quarter 2002"). The Company's fiscal year ends on the Saturday closest to January 31. The discussion and analysis that follows is based upon and should be read in conjunction with the Company's Condensed Consolidated Financial Statements and the Notes thereto included in
Part I, Item I.

RESULTS OF OPERATIONS

  FIRST QUARTER 2003 COMPARED TO FIRST QUARTER 2002

     Net sales for the First Quarter 2003 decreased by 7.2% to $131.1 million from $141.2 million for the First Quarter 2002. Comparable store sales, sales for stores opened for 13 months, decreased by 7.7%. Women's accessories and cosmetics had the best sales performance.

     Financing revenue from the Company's private label credit card for the First Quarter 2003 decreased by 4.1% to $6.9 million from $7.2 million for the First Quarter 2002. The decrease is due to the lower sales volume, which was partially offset by an increase in the penetration rate to 48.5% for the First Quarter 2003 versus 45.4% for the First Quarter 2002.

     Other revenue, which is primarily from leased departments, for the First Quarter 2003 and the First Quarter 2002 was $0.7 million.

     Cost of merchandise sold, occupancy, and buying expenses decreased to 74.1% of net sales for the First Quarter 2003 from 74.5% of net sales for the First Quarter 2002. During the First Quarter 2003 merchandise gross margins increased 0.8% versus the First Quarter 2002 due to a reduction in markdowns which is a result of improved inventory management. The First Quarter 2003 included a charge of $0.9 million in inventory markdowns related to the closing of the Forest Fair Mall store in Cincinnati, Ohio. During the First Quarter 2002 a charge for inventory markdowns of $1.0 million related to the closing of the Company's downtown Dayton, Ohio store was recorded.

                                                   FIRST QUARTER 2003   FIRST QUARTER 2002
                                                   ------------------   ------------------
                                                           (DOLLARS IN THOUSANDS)
Net Sales........................................  $131,052    100.0%   $141,166    100.0%
Gross Margin.....................................    46,378     35.4%     48,866     34.6%
                                                   --------    -----    --------    -----
Cost of Merchandise Sold.........................    84,674     64.6%     92,300     65.4%
Buying and Occupancy Expenses....................    11,526      8.8%     11,895      8.4%
Store Closing Markdowns..........................       940      0.7%        950      0.7%
                                                   --------    -----    --------    -----
Cost of Goods Sold, Occupancy, and Buying
  Expenses.......................................  $ 97,140     74.1%   $105,145     74.5%
                                                   ========    =====    ========    =====

     Selling, general, administrative, and other expenses decreased to 29.0% of net sales for the First Quarter 2003 from 29.4% for the First Quarter 2002. The reduction in the expenses is a result of ongoing expense initiatives and improvements in productivity. First Quarter 2002 expenses include: (1) $0.4 million in charges related to the closing of the downtown Dayton, OH store; (2) $0.7 million for severance costs to implement expense reductions, and (3) $1.0 million in charges to write-down long-term assets to their fair value. First Quarter 2002 also included miscellaneous income of $0.6 million from a sale of noncore assets and life insurance proceeds.

     Depreciation and amortization expense decreased to $4.9 million for the First Quarter 2003 compared to $5.0 million for the First Quarter 2002.

     Interest expense decreased to $2.5 million for the First Quarter 2003 from $2.8 million for the First Quarter 2002. The decrease is primarily due to reduced average borrowing.

     An income tax benefit was recorded in the First Quarter 2003 and the First Quarter 2002 at a rate of 36.0%.

     A cumulative effect of a change in accounting principle charge was recorded during the First Quarter 2002 in the amount of $14.1 million, net of tax, relating to goodwill impairment as required under SFAS No. 142, Goodwill and Other Intangible Assets. Also in the First Quarter 2002 a cumulative effect of a change in accounting principle was recorded in the amount of $1.1 million, net of tax, relating to the change in method for recording actuarial losses for the Stone & Thomas defined benefit pension plan.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal sources of funds are cash flow from operations and borrowings under its Revolving Credit Facility and Receivable Securitization Facility (collectively, the "Credit Facilities"). The Company's primary ongoing cash requirements are to fund debt service, finance working capital and capital expenditures.

     Factors that could affect operating cash flows include, but are not limited to, increasing price and product competition, fluctuations in consumer demand and confidence, the availability and quality of inventory, the availability and terms of bank financing and trade credit, consumer debt levels, and changes in the finance charges imposed by the Company on its charge card holders.

     The Company believes that it will generate sufficient cash flow from operations, as supplemented seasonally by its available borrowings under the Credit Facilities, to service debt requirements, meet anticipated working capital needs and to invest in capital expenditures.

     Net cash provided by operating activities was $4.6 million for the First Quarter 2003, compared to $8.3 million for the First Quarter 2002. A net loss of $2.5 million was recorded in the First Quarter 2003. A net loss of $18.6 was recorded in the First Quarter 2002. During the First Quarter 2002 non-cash after-tax charges of $14.1 million relating to the goodwill impairment and $1.1 million relating to the change in method for recording actuarial losses for the Stone & Thomas defined benefit pension plan were recorded. Additionally, the First Quarter 2002 included a non-cash pre-tax charge of $1.0 million to write-down long-term assets to their fair value. During the First Quarter 2003 merchandise inventories increased $11.0 million compared to a decrease of $1.2 million during the First Quarter 2002. Trade accounts payable during the First Quarter 2003 increased $9.5 million compared to an increase of $1.1 million during the First Quarter 2002. The First Quarter 2002 inventory and accounts payable reflect the implementation of an initiative to improve the productivity and flow of inventories, which caused the First Quarter 2002 to not reflect the seasonal increase in inventories and accounts payable that normally occur during the first quarter.

     Net cash used in investing activities was $3.8 million for the First Quarter 2003, compared to $2.3 million for the First Quarter 2002. The increase is due to the opening of our new DeKalb, Illinois store.

     For the First Quarter 2003, net cash used in financing activities was $3.1 million compared to $5.6 million for the First Quarter 2002, which represents reduced borrowing required for operating and investing activities.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The Company's discussion and analysis of financial condition and results of operations are based upon the Company's consolidated financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgements on historical experience and other various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     The Company's accounting policies are more fully described in Note A to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended February 1, 2003. Management believes the following critical accounting policies affect its more significant judgements and estimates used in the preparation of the consolidated financial statements.

     Inventory Valuation. Merchandise inventories are valued by the retail inventory method ("RIM") applied on a last-in, first-out ("LIFO") basis and are stated at the lower of cost or market. Under the RIM, the valuation of inventories at cost and the resulting gross margins are calculated by applying a calculated cost-to retail ratio to the retail value of inventories. Inherent in the RIM calculation are certain management judgements and estimates including, but not limited to, merchandise markon, markups, markdowns and shrinkage, which significantly impact the ending inventory valuation and resulting gross margins. These estimates, coupled with the fact that the RIM is an averaging process, can produce distorted cost figures under certain circumstances. Distortions could occur primarily by applying the RIM to a group of products that is not fairly uniform in terms of its cost and selling price relationship and turnover, and applying RIM to transactions over a period of time that include different rates of gross profit, such as seasonal merchandise. To reduce the potential for such distortion in the inventory valuation, the Company's RIM utilizes over 250 departments within 18 LIFO inventory pools in which fairly homogenous classes of merchandise are grouped. Management believes that the Company's RIM provides an inventory valuation which reasonably approximates cost and results in carrying inventory at the lower of cost or market.

     Long-lived Assets. In evaluating the carrying value and future benefits of long-lived assets, management performs a comparison of the anticipated undiscounted future net cash flows of the related long-lived asset to their carrying amount in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management believes at this time that the long-lived assets carrying values and useful lives to be appropriate.

     Customer Accounts Receivable. Customer accounts receivable is shown net of an allowance for uncollectible accounts. The Company calculates the allowance for uncollectible accounts using a model that analyzes factors such as bankruptcy filings, delinquency rates, historical charge-off patterns, recovery rates, and other portfolio data. The Company's calculation is reviewed by management to assess whether, based on recent economic events, the allowance for uncollectible accounts is appropriate to estimate losses inherent in the portfolio.

     Income Taxes. The Company has generated net operating loss carryforwards ("NOL's") from previous years. Generally accepted accounting principles require the Company to record a valuation allowance against the deferred tax asset associated with the NOL's if it is more likely than not that the Company will not be able to fully utilize it to offset future taxes. It is possible that the Company could be profitable in the future at levels which cause management to conclude that it is more likely than not that the Company will be able to fully realize the deferred tax assets associated with the NOL's. Subsequent revisions to the estimated net realizable value of the deferred tax asset could cause our provision for income taxes to vary significantly from period to period, although our cash tax payments would remain unaffected until the benefit of the NOL's are realized.

     Pension Liability. In connection with the acquisition of Stone & Thomas in 1998, the Company assumed the liability for a defined-benefit pension plan. The Company annually evaluates pension benefits for this plan, including all relevant assumptions required by accounting principles generally accepted in the United States of America. Due to the technical nature of pension accounting, the Company uses an outside actuary to provide assistance in calculating the estimated future obligation associated with this plan. Since there are many estimates and assumptions involved in calculating pension benefits, differences between actual future events and prior year estimates and assumptions could result in adjustments to pension expense and the related obligation. Such assumptions include the discount rate and the expected long-term rate of return on the related plan assets.

ACCOUNTING STANDARDS

     In April 2002, SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued. SFAS No. 145 primarily rescinds SFAS No. 4 which allowed gains or losses from the extinguishment of debt to be classified as an extraordinary item. As a result, the criteria set forth by APB Opinion No. 30 will now be used to classify those gains or losses. SFAS No. 145 becomes effective for fiscal years beginning after May 15, 2002. The Company adopted SFAS No. 145 as of February 2, 2003, the beginning of our new fiscal year. The adoption of SFAS No. 145 did not have a material impact on the financial statements.

     In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Primarily the changes in this statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for all contracts entered into or modified after June 30, 2003, and all hedging relationships entered into after June 30, 2003. Management does not believe the adoption of this statement will have a material impact on the Company's financial statements.

     In May 2003, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued. This statement requires that certain financial instruments that under previous guidance could be accounted for as equity, should now be classified as a liabilities in the statement of financial position. This statement is effective May 31, 2003 for new or modified financial instruments, otherwise it is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe the adoption of this statement will have a material impact on the Company's financial statements.

SUBSEQUENT EVENT

     On May 16, 2003 the Company announced that it had recently received unsolicited expressions of interest relating to the possible acquisition of the Company. After considering these expressions of interest, the Company entered into a letter agreement with one of the interested parties. Under this letter agreement, the Company and the interested party will discuss, on an exclusive basis for a limited period of time, the possible sale of the Company. The Company has retained RBC Capital Markets to advise it in this process. There can be no assurance that these discussions will result in any transaction involving the Company.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company is subject to the risk of fluctuating interest rates in the normal course of business, primarily as a result of its variable rate borrowing. The Company has entered into a variable to fixed rate interest-rate swap agreement to effectively reduce its exposure to interest rate fluctuations. A hypothetical 100 basis point change in interest rates would not materially affect the Company's financial position, liquidity or results of operations.

     The Company does not maintain a trading account for any class of financial instrument and is not directly subject to any foreign currency exchange or commodity price risk. As a result, the Company believes that its market risk exposure is not material to the Company's financial position, liquidity or results of operations.

ITEM 4.  DISCLOSURE CONTROLS AND PROCEDURES

     We maintain a set of disclosure controls and procedures designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. Within the 90-day period prior to the filing of this report, an evaluation was carried out under the supervision and with the participation of the Company's management, including the Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO"), of the effectiveness of our disclosure controls and procedures. Based on that evaluation, the CEO and CFO have concluded that the Company's disclosure controls and procedures are effective.

     Subsequent to the date of their evaluation, there have been no significant changes in the Company's internal controls or in other factors that could significantly affect these controls.

                         PART II. -- OTHER INFORMATION

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits -- See Index to Exhibits.

     (b) During the Quarter ended May 3, 2003, the Company did not file any Reports on Form 8-K.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          THE ELDER-BEERMAN STORES CORP.,
                                          an Ohio corporation

                                          By:      /s/ EDWARD A. TOMECHKO
                                            ------------------------------------
                                                     Edward A. Tomechko
                                                Executive Vice President --
                                                  Chief Financial Officer,
                                                  Treasurer and Secretary

Dated: June 16, 2003

                                 CERTIFICATIONS

     I, Byron L. Bergren, President and Chief Executive Officer, certify that:

          1. I have reviewed this quarterly report on Form 10-Q of The Elder-Beerman Stores Corp.;

          2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

          3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

          4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

             a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

             b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

             c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

          5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

             a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

             b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                                   /s/ BYRON L. BERGREN
                                          --------------------------------------
                                                     Byron L. Bergren
                                          President and Chief Executive Officer

Date: June 16, 2003

     I, Edward A. Tomechko, Executive Vice President -- Chief Financial Officer, Treasurer and Secretary, certify that:

          1. I have reviewed this quarterly report on Form 10-Q of The Elder-Beerman Stores Corp.;

          2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

          3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

          4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

             a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

             b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

             c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

          5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

             a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

             b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                                  /s/ EDWARD A. TOMECHKO
                                          --------------------------------------
                                                    Edward A. Tomechko
                                            Executive Vice President -- Chief
                                                    Financial Officer,
                                                 Treasurer and Secretary

Date: June 16, 2003

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 (99)     ADDITIONAL EXHIBITS:
          99.1  Certification of Chief Executive Officer of The
          Elder-Beerman Stores Corp. in accordance with Section 906 of the Sarbannes-Oxley Act of 2002.
          99.2  Certification of Chief Financial Officer of The
          Elder-Beerman Stores Corp. in accordance with Section 906 of the Sarbannes-Oxley Act of 2002.

                                                                      APPENDIX E

              SECTION 1701.85 OF THE OHIO GENERAL CORPORATION LAW

SECTION 1701.85. DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                              [ELDER-BEERMAN LOGO]

                         THE ELDER-BEERMAN STORES CORP.

                        SPECIAL MEETING OF SHAREHOLDERS
                              [SEPTEMBER __, 2003]
                           AT 8:00 A.M. EASTERN TIME
                              DAYTON MARRIOTT HOTEL
                            1414 S. PATTERSON BLVD.
                               DAYTON, OHIO 45409

THE ELDER-BEERMAN STORES CORP.
3155 EL-BEE ROAD, DAYTON, OHIO 45439                                      PROXY
--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the Special Meeting on [September __, 2003].

The shares of stock you hold in your account will be voted as you specify on this card.

If no choice is specified, the proxy will be voted "FOR" adoption of the merger agreement.

By signing the proxy, you revoke all prior proxies and appoint Steven C. Mason and Steven D. Lipton with full power of substitution, to vote your shares on matters shown on the reverse side and any other matters that may come before the Special Meeting and all adjournments.

                      See reverse for voting instructions.

[ELDER-BEERMAN LOGO]

Mark, sign and date your proxy card, detach and return the bottom half in the postage paid envelope we have provided or return it to THE ELDER-BEERMAN STORES CORP., [c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873].


                             - PLEASE DETACH HERE -

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

                          FOR       AGAINST       ABSTAIN
1. Adoption of the       /  /      /  /          /  /
   Merger Agreement

2. To transact such other business as may be properly presented at the special meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT.

Address change?      Mark Box  [ ]  Attending the Special Meeting?  Mark Box [ ]
Indicate changes below:

                                        Date
                                            ------------------------------------
                                                   Signature(s) in Box

                                        Please sign exactly as your name(s)
                                        appear on proxy. If held in joint
                                        tenancy, all persons must sign.
                                        Trustees, administrators, etc., should
                                        include title and authority.
                                        Corporations should provide full name of corporation and title of authorized officer signing the proxy.

If you need assistance in voting your shares, please call our proxy solicitor,
Morrow & Co., at [1-800-   -    ].